C L I F F O R D                                                SOCIETE D’EXERCICE LIBERAL D’AVOCATE A FORME ANONYME
C H A N C E

DATED 20 APRIL 2001

VIALOG CORPORATION
as Term A1, Term B and Revolver 1 Borrower

GENESYS S.A.
as Term A2 and Revolver 2 Borrower

BNP PARIBAS, CIBC WORLD MARKETS PLC, FORTIS BANK N.V./S.A.
as Arrangers

BNP PARIBAS
as Agent

and

BNP PARIBAS
as Security Agent

and

OTHERS

USD 50,000,000 TERM A1 FACILITY AGREEMENT
USD 30,000,000 TERM B FACILITY AGREEMENT
USD 5,000,000 REVOLVING 1 FACILITY AGREEMENT
USD 35,000,000 TERM A2 FACILITY AGREEMENT
USD 5,000,000 REVOLVING 2 FACILITY AGREEMENT

1. DEFINITIONS AND INTERPRETATION
2. THE FACILITIES
3. UTILISATION OF THE TERM FACILITY
4. INTEREST PERIODS FOR TERM ADVANCES
5. PAYMENT AND CALCULATION OF INTEREST ON TERM ADVANCES
6. UTILISATION OF THE REVOLVING FACILITY
7. PAYMENT AND CALCULATION OF INTEREST ON REVOLVING ADVANCES
8. MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES
9. NOTIFICATION
10. REPAYMENT OF THE TERM FACILITIES
11. REPAYMENT OF THE REVOLVING FACILITIES
12. MANDATORY PREPAYMENT
13. CANCELLATION AND VOLUNTARY PREPAYMENT
14. TAX GROSS UP AND INDEMNITIES
15. INCREASED COSTS
16. ILLEGALITY
17. MITIGATION
18. REPRESENTATIONS
19. FINANCIAL INFORMATION
20. OTHER INFORMATION
21. FINANCIAL CONDITION
22. UNDERTAKINGS
23. EVENTS OF DEFAULT
24. COMMITMENT COMMISSION AND FEES
25. COSTS AND EXPENSES
26. DEFAULT INTEREST
27. BREAK COSTS
28. OTHER INDEMNITIES
29. CURRENCY OF ACCOUNT AND PAYMENT
30. PAYMENTS
31. SET-OFF
32. SHARING
33. ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS
34. CHANGES TO THE LENDERS
35. CHANGES TO THE OBLIGORS
36. CALCULATIONS AND EVIDENCE OF DEBT
37. REMEDIES AND WAIVERS, PARTIAL INVALIDITY
38. NOTICES
39. COUNTERPARTS
40. AMENDMENTS
41. GOVERNING LAW
42. JURISDICTION
U.S. $125 Million Credit Facility - Vialog Corp.

32.	SHARING	90
33.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS	91
34.	CHANGES TO THE LENDERS	96
35.	CHANGES TO THE OBLIGORS	100
36.	CALCULATIONS AND EVIDENCE OF DEBT	101
37.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY	103
38.	NOTICES	103
39.	COUNTERPARTS	104
40.	AMENDMENTS	104
41.	GOVERNING LAW	105
42.	JURISDICTION	106

THIS AGREEMENT is made on 20 April 2001

BETWEEN:

(1)	VIALOG CORPORATION in its capacity as borrower under the Term A1 Facility, Term B Facility and the Revolving 1 Facility (“Vialog Corporation” and together with Genesys S.A. the “Borrowers”);

(2)	GENESYS S.A. in its capacity as borrower under the Term A2 Facility and the Revolving 2 Facility (“Genesys S.A.”);

(3)	BNP PARIBAS, CIBC WORLD MARKETS PLC, FORTIS BANK N.V./S.A. as arrangers (the “Arrangers”);

(4)	BNP PARIBAS as agent for and on behalf of the Lenders (the “Agent”);

(5)	BNP PARIBAS as security agent for and on behalf of the Lenders (the “Security Agent”); and

(6)	THE LENDERS (as defined below).

IT IS AGREED as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1     Definitions

In this Agreement:

“A1 Margin” means, in relation to the Term A1 Outstandings and subject to Clause 5.3 (Term Margin Ratchet), 2.25% per annum.

“A2 Margin” means, in relation to the Term A2 Outstandings and subject to Clause 5.3 (Term Margin Ratchet), 2.25% per annum.

“Acquisition” means the purchase by Genesys S.A. of the shares of Vialog Corporation on the terms of the Acquisition Documents.

“Acquisition Agreement” means the agreement dated 1 October 2000 between Genesys S.A. and Vialog Corporation together with all schedules, exhibits and attachments to such agreement.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other taxes paid by Genesys S.A. or any other member of the Group on or prior to the Closing Date in connection with the Acquisition, the Facilities and the Finance Documents.

“Acquisition Documents” means the Acquisition Agreement and all documents to be executed pursuant thereto on or before the Closing Date in the form attached to or agreed for the purposes of the Acquisition Agreement and such other documents (if any) relating to the transactions contemplated in such agreements and identified by the Agent and Genesys S.A. in writing as an Acquisition Document.

“Additional Guarantor” means any company which has become an Additional Guarantor in accordance with Clause 35 (Changes to the Obligors).

“Advance” means a Revolving Advance or a Term Advance.

“Astound’s Acquisition” means the acquisition of Astound, Inc., a corporation incorporated under the laws of the Province of Ontario, Canada, by Genesys S.A.

“Astound’s Acquisition Agreement” means the agreement dated 18 December 2000 between Genesys S.A. and Astound, Inc.

“Astound’s Acquisition Closing Date” means March 27, 2001.

“Astound’s Contact Center Business” means certain assets of Astound, Inc. known as its contact center business unit, which are expected to be sold by Genesys S.A. on or before 31 December 2002.

“Authorised Signatory” means, in relation to an Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Agent) to sign or execute documents on behalf of such Obligor.

“Available Commitment” means, in relation to a Lender at any time, the aggregate of its Available Term Commitment and Available Revolving Commitment.

“Available Revolving Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the aggregate of its Available Revolving 1 Commitment and its Available Revolving 2 Commitment at such time.

“Available Revolving 1 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, its Revolving 1 Commitment less its share of the amount of the Revolving 1 Outstandings at such time provided that such amount shall not be less than zero.

“Available Revolving 2 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, its Revolving 2 Commitment less its share of the amount of the Revolving 2 Outstandings at such time provided that such amount shall not be less than zero.

“Available Revolving Facility” means, at any time, the aggregate amount of the Available Revolving Commitment adjusted, in the case of any proposed utilisation, to take into account:

(a)	any reduction in the Revolving Commitment of a Lender pursuant to the terms hereof;

(b)	any Revolving Advance, pursuant to any other utilisation which is effectively scheduled to be made in accordance with the terms hereof; and

(c)	any Revolving Advance which is effectively scheduled to be repaid in accordance with the terms hereof,

on or before the proposed Utilisation Date relating to such utilisation.

“Available Term Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the aggregate of its Available Term A1 Commitment, its Available Term A2 Commitment and its Available Term B Commitment at such time.

“Available Term A1 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, its Term A1 Commitment at such time less the aggregate of its share of the Term A1 Advances which are then outstanding.

“Available Term A2 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, its Term A2 Commitment at such time less the aggregate of its share of the Term A2 Advances which are then outstanding.

“Available Term B Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, its Term B Commitment at such time less the aggregate of its share of the Term B Advances which are then outstanding.

“Available Term A1 Facility” means, at any time, the aggregate amount of the Available Term A1 Commitment adjusted, in the case of any proposed utilisation, so as to take into account any reduction in the Term A1 Commitment of a Lender on or before the proposed Utilisation Date relating to such utilisation.

“Available Term A2 Facility” means, at any time, the aggregate amount of the Available Term A2 Commitment adjusted, in the case of any proposed utilisation, so as to take into account any reduction in the Term A2 Commitment of a Lender on or before the proposed Utilisation Date relating to such utilisation.

“Available Term B Facility” means, at any time, the aggregate amount of the Available Term B Commitment adjusted, in the case of any proposed utilisation, so as to take into account any reduction in the Term B Commitment of a Lender on or before the proposed Utilisation Date relating to such utilisation.

“Available Term Facilities” means, at any time, the aggregate of the Available Term A1 Facility, the Available Term A2 Facility and the Available Term B Facility at such time and “Available Term Facility” means the amount of any such available facility.

“B Margin” means, in relation to the Term B Outstandings, 2.75% per annum.

“Budget” means the forecasted annual profit and loss accounts, balance sheet and cash flow statement in agreed form for the period beginning on 1 January and ending on 31 December of each year starting with 2002 to be delivered by Genesys S.A. to the Agent pursuant to Clause 19.7 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and London, and in relation to any date for payment of any sum by any of the Borrowers, in Paris and New York.

“Business Plan” means the financial projections including profit and loss, balance sheet and cash flow projections in agreed form relating to the Group, each prepared by the management of Genesys S.A., (assuming completion of the Acquisition and accordingly including Vialog Corporation and its subsidiaries) together with a written business plan in agreed form, delivered to the Agent in accordance with Clause 2.3 (Conditions Precedent).

“Capital Expenditure” has the meaning given to it in Schedule 9 (Financial Definitions).

“Cash Equivalent Investments” means:

(a)	debt securities denominated in dollars or euros issued by the United States of America or each member state of the European Union which has adopted euro as its lawful currency which are not convertible into any other form of security;

(b)	debt securities denominated in dollars or euros which are not convertible into any other form of security, rated P-1 or P-2 (Moody’s Investor Services Inc.) or A-1 or A-2 (Standard & Poor’s Corporation), which are not issued or guaranteed by any member of the Group;

(c)	certificates of deposit denominated in dollars or euros issued by, and acceptances by, banking institutions authorised under applicable legislation of the European Union, rated P-1 or P-2 (Moody’s Investor Services Inc.) or A-1 or A-2 (Standard & Poors’ Corporation) which at the time of making such issue or acceptances, have outstanding debt securities rated as provided in paragraph (b) above; and

(d)	such other securities (if any) as are approved in writing by the Agent.

“Cash Flow” has the meaning given to the term “Consolidated Cash Flow” in Schedule 9 (Financial Definitions).

“Closing Date” means 24 April 2001 or any other date to be agreed by the Borrowers and the Agent.

“Commitment” means, in relation to a Lender at any time, the aggregate of its Term Commitment and its Revolving Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Convertible Bonds” means the existing convertible bonds issued by Genesys S.A.

“Convertible Bonds Indebtedness” means a principal amount up to 8,000,000 euros which is owed by Genesys S.A. in respect of its Convertible Bonds.

“Deferred Payment” means the deferred consideration payable to the shareholders of Astound under the Astound’s Acquisition, which shall not exceed the aggregate of (i) 4,000,000 euros and interest thereon accrued at the rate of LIBOR (as defined for purposes of the Astound Acquisition Agreement) plus a 2.75% margin from the Astound’s Acquisition Closing Date to January 4, 2002 or the date on which full payment of such deferred consideration shall be made and (ii) 50% of the net proceeds of the sale of the Astound’s Contact Center Business.

“Dispute” means any dispute referred to in Clause 42 (Jurisdiction).

“Due Diligence Reports” means the market report prepared by Wainhouse, the tax and finance due diligence report prepared by Ernst & Young the legal due diligence report prepared by Joël Walker from Breslow & Walker and the technical due diligence report prepared by David Detert, together with any reliance letter addressed to the Arrangers, provided that such reliance letters shall be in form and substance satisfactory to the Arrangers.

“Employee Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, that is maintained for, or under which contributions are made on behalf of, employees of any US Group Member or any ERISA Affiliate.

“EMU” means the Economic and Monetary Union.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states, being in part legislative measures to implement EMU.

“Encumbrance” means (a) a hypothèque, a charge, mortgage, pledge, lien, priorité or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of preferential arrangement (including any outright transfer and retention arrangement) having a similar effect.

“Environmental Claim” means any claim, proceeding or investigation by any person pursuant to any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the US Employee Retirement Income Security Act of 1974 (as amended) and the regulations promulgated and rulings issued thereunder, all as the same shall be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the US Code is a member of any US Group Member’s controlled group, or under common control with any US Group Member, within the meaning of Section 414(b) or (c) of the Code.

“ERISA Event” shall mean any of the events described below in paragraphs (i) to (v) inclusive:

(i)	(A) any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the US Code or Section 302 of ERISA shall be a reportable event for the purposes of this paragraph (i) regardless of the issuance of any waivers in accordance with Section 412(d) of the US Code) or (B) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Employee Plan within the following 30 days;

(ii)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(iii)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment by PBGC of a trustee under Section 4042 of ERISA, to administer, any Employee Plan;

(iv)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an Encumbrance under Section 412 of the US Code or Section 302 of ERISA;

(v)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4795 of the US Code or Section 406 of ERISA;

(vi)	a complete or partial withdrawal by a US Group Member or any ERISA Affiliate from a Multiemployer Plan, or notification that a Multiemployer Plan is in reorganisation; and

(vii)	the aggregate liabilities (determined on an ongoing basis) among all defined pension plans maintained by any US Group Members or ERISA Affiliate exceeds the values of such plans,

in each case if the occurrence of which would reasonably be likely to have a Material Adverse Effect.

“Event of Default” means any circumstance described as such in Clause 23 (Events of Default).

“Exchangeable Bond Agreement” means the agreement dated March 27, 2001 entered into between Genesys S.A. and Geene SAS, which provides for the issuance by Genesys S.A. of exchangeable bonds to Geene SAS.

“Existing Financial Indebtedness” means at the date hereof an existing Financial Indebtedness of Genesys S.A. of a maximum aggregate amount of USD 750,000.

“Facilities” means the Term Facilities and the Revolving Facilities.

“Facility Office” means, in relation to the Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Lender, the office notified by it to the Agent in writing prior to the date hereof (or, in the case of a

New Lender, at the end of the Transfer Agreement to which it is a party as New Lender) or such other office as it may from time to time select by notice to the Agent.

“Final Maturity Date” means, in relation to the Term A1 Facility and the Term A2 Facility, 28 April 2006 and in relation to the Term B Facility “Final Maturity Date” means 31 October 2006.

“Finance Documents” means this Agreement, the fee letters referred to in Clause 24.2 (Arrangement Fee) and Clause 24.3 (Agency Fee), the Security Documents, the Intra-Group Loan Agreements, the Hedging Agreements entered into by a Lender or an affiliate of a Lender (but not any other financial institution) and any documents evidencing the terms of any other agreement or document that may be entered into or executed pursuant to any of the foregoing by any Obligors and any other document which is designated a “Finance Document” in writing signed by a Borrower and the Agent.

“Finance Lease” means, in respect of any person, a contract treated as a finance or capital lease in accordance with accounting principles applied for the preparation of such person’s audited financial statements and which has the economic effect of a borrowing.

“Finance Parties” means the Agent, the Security Agent, the Arrangers, the Lenders and any Hedge Counterparties which are Lenders or affiliates of Lenders.

“Financial Indebtedness” means, in respect of any person, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or any amount borrowed under any overdraft facility;

(c)	any amount raised pursuant to any note or the issue of bonds, notes or any similar instrument;

(d)	any amount raised by the issue of shares redeemable at the sole option of the holders thereof;

(e)	all unconditional and irrevocable obligations to repurchase, retire, defease or otherwise reacquire for value (i) any share capital of such person or (ii) any warrants, rights or options to acquire such share capital, in respect of transactions which, in each such case, have the economic effect of a borrowing or which finance a member of the Group or the Group’s operations or capital requirements;

(f)	the amount of any liability in respect of any lease or hire purchase contract which would be a Finance Lease;

(g)	the amount of any liability in respect of any advance or deferred purchase agreement other than normal payment terms agreed by suppliers and other parties with whom such person has commercial or contractual relations;

(h)	receivables sold or discounted (other than on a non recourse basis);

(i)	any agreement or option to re-acquire an asset if the sole reason for entering into such agreement or option is to raise finance;

(j)	any documentary or standby letter of credit or performance bond facility;

(k)	any sums due under (i) interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or (ii) any other treasury transaction or any combination thereof or (iii) any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time).

(l)	any guarantee or indemnity issued in connection with any of the items referred to in paragraphs (a) to (k) above.

“Financial Quarter” has the meaning given to it in Schedule 9 (Financial Definitions).

“French GAAP” means generally accepted accounting principles in France.

“Governmental Entity” means the United States Environmental Protection Agency, the United States Department of Labor, the United States Department of Transportation, any successors thereto, or any other federal, state or local governmental agency now or hereafter regulating substances and materials in the environment located at or adjacent to properties owned by any US Group Member.

“Group” means Genesys S.A. and its consolidated subsidiaries for the time being and the Vialog Corporation’s Group for the time being (before as well as after the Closing Date).

“Group Structure Chart” means the group structure chart in agreed form showing:

(a)	all members of the Group;

(b)	any person in which any Group member has an interest in the issued share capital or equivalent ownership interest of such person;

(c)	the jurisdiction of incorporation or establishment of each person within paragraph (a) above;

(d)	all members of the Group that are wholly-owned subsidiaries of Genesys S.A.

“Guarantees” means (i) a guarantee à première demande issued by Genesys S.A. in favour of the Security Agent in respect of the obligations of Vialog Corporation under the Term A1 Facility, the Term B Facility and the Revolving 1 Facility, (ii) a guarantee issued by Vialog Corporation in favour of the Security Agent in respect of the obligations of Genesys S.A. under the Term A2 Facility and the Revolving 2 Facility, (iii) each of the guarantees issued by the Vialog Subsidiaries and Genesys Conferencing Inc. in favour of the Security Agent in respect of the obligations of (a) Vialog Corporation under the Term A1 Facility, the Term B Facility and the Revolving 1

Facility, and (b) Genesys S.A. under the Term A2 Facility and the Revolving 2 Facility, and (iv) any of the guarantees to be issued by each Material Subsidiary in accordance with Clause 35.2 (Request for Additional Guarantor).

“Guarantors” means each of the companies listed in Schedule 7 (List of Guarantors) and each Additional Guarantor.

“Hazardous Substances” means and includes (a) any solid, gaseous or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous materials, regulated substances, restricted hazardous wastes, hazardous chemical substances, mixtures, toxic substances, pollutants or contaminants or terms or similar import, as such terms are defined in any Environmental Law, as such definition may change from time to time, (b) any substance or material which now or in the future is known to constitute a threat to health, safety, property or the environment or which has been or is in the future determined by any Governmental Entity to be capable of posing a risk of injury to health, safety, property or the environment or exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Entity, including all of those materials, wastes and substances designated now or in the future as hazardous or toxic by any Governmental Entity, and (c) any petroleum or petroleum products or by-products, radioactive materials, asbestos, whether friable or non-friable, urea formaldehyde foam insulation, polychlorinated biphenyls, or radon gas.

“Hedge Counterparty” means a Lender or an affiliate of a Lender or any other duly licensed bank or financial institution.

“Hedging Agreements” means each of the agreements entered into or to be entered into between the Group member(s) approved by the Agent and a Hedge Counterparty for the purpose of hedging interest rate liabilities in accordance with Clause 22.29 (Hedging).

“Information Memorandum” means the document concerning the Group which is to be prepared in relation to the transactions in this Agreement (it being understood that such document shall incorporate — by reference or in reprinted form as the Arrangers shall deem fit — all recent disclosure documents issued by Genesys S.A. and/or Vialog Corporation), to be reviewed by Genesys S.A. and distributed by the Arrangers (subject to Genesys S.A.’s prior consent) prior to the Syndication Date in connection with the primary syndication of the Facilities.

“Intellectual Property” means all patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, know-how and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all licenses, applications, rights to use and monies deriving from any such intellectual property now or hereafter belonging to any member of the Group.

“Intellectual Property Rights” means the trade marks and patents directly or indirectly acquired by Genesys S.A. pursuant to the Acquisition Agreement.

“Interest Period” means, save as otherwise provided herein, any of those periods mentioned in Clause 4.1 (Interest Periods).

“Intra-Group Loan Agreements” means all intra-Group loan agreements setting out the terms and conditions of the intra-Group loans entered into amongst any member of the Group.

“IP Licence” means any licence or other agreement pursuant to which any Intellectual Property (including any Intellectual Property Right) is held, used or exploited by any Group member.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Key-man Policy” means the life insurance policy (in form and substance satisfactory to the Agent) relating to the death or disability and made in favour of Genesys S.A. in respect of the death or disability of François Legros for a period of 5 years and for a minimum coverage amount of USD 1,000,000 and required to be delivered in accordance with Clause 22.30 (Key-man Policy) or any substituted policy or any new policy previously approved by the Agent.

“Legal Opinions” means the legal opinions delivered to the Agent pursuant to Clause 2.3 (Conditions Precedent) and Clause 35.2 (Request for Additional Guarantor).

“Lender” means any financial institution:

(a)	named in Schedule 1 (The Lenders); or

(b)	which has become a party hereto in accordance with Clause 34 (Changes to the Lenders),

and which has not ceased to be a party hereto in accordance with the terms hereof.

“LIBOR” means, in relation to any Facilities:

(a)	the applicable Screen Rate; or

(b)	(as the Agent and the Borrowers may agree and/or if no Screen Rate is available for the currency or period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, on the Quotation Date for the offering of deposits in the currency of that Advance and for a period comparable to the relevant interest period for that Advance;

where “Screen Rate” means the percentage rate per annum determined by the British Bankers Association Interest Settlement Rate for the relevant period on page 37.50 of Telerate and/or the appropriate page of Reuters.

“Majority Lenders” means:

(a)	whilst there are no Outstandings, a Lender or Lenders whose Commitments amount (or, if each Lender’s Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in the aggregate to more than sixty-six and two thirds per cent (66 2/3%) of the Total Commitments; and

(b)	whilst there are Outstandings, a Lender or Lenders to whom in the aggregate more than sixty-six and two thirds per cent (66 2/3%) of the amount of the Outstandings is owed.

“Mandatory Cost” means the rate determined in accordance with Schedule 8 (Mandatory Costs).

“Margin” means the A1 Margin, the A2 Margin, the B Margin, the Revolving 1 Margin or the Revolving 2 Margin.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means an adverse effect which (a) is material on the business, operations, property, assets, liabilities, condition (financial or otherwise), performance of the Borrowers, any Material Subsidiary, or the Group, considered as a whole; or (b) is likely to materially impair the ability of an Obligor to perform its payment obligations under the Finance Documents or likely to result in any breach of any financial condition under Clause 21 (Financial Condition) or (c) is likely to materially affect the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party thereunder.

“Material Subsidiary” means (A) until the first quarterly consolidated financial statements are delivered to the Agent under Clause 19.3 (Quarterly Statements), (i) Vialog Corporation (after the closing of the Acquisition in accordance with the terms of the Acquisition Agreement); (ii) Genesys Conferencing Inc.; (iii) Genesys Conferencing Ltd.; and (iv) Genesys Conferencing A.B., and (B) thereafter any other subsidiary of Genesys S.A. which has:

(a)	earnings before interest and tax (calculated on the same basis as EBIT as defined in Clause 21 (Financial Condition)) representing 10 per cent. or more of the consolidated earnings before interest and tax of the Group; or

(b)	Total Assets representing 10 per cent. or more of Total Assets of the Group; or

(c)	turnover representing 10 per cent. or more of consolidated turnover of the Group,

Compliance with the conditions set out in paragraphs (a), (b) or (c) above shall be determined by reference to the most recent Compliance Certificate executed by Genesys S.A.’s auditors or two directors of Genesys S.A. (in accordance with Clause 19.6 (Compliance Certificates)), as the case may be, or the latest audited financial statements of such subsidiary (consolidated in the case of a subsidiary which itself has subsidiaries) and the latest audited consolidated financial statements of the Group provided that:

(i)	if a subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, such financial statements shall be adjusted in order to take into account the acquisition of such subsidiary (such adjustment being certified by the Group’s auditors or two directors of Genesys S.A. (in accordance with clause 19.6 (Compliance Certificates)), as representing an accurate reflection of the revised consolidated earnings before interest and tax, Total Assets or turnover of the Group);

(ii)	if, in the case of any subsidiary which itself has subsidiaries, no consolidated financial statements are prepared and audited, its consolidated profits before interest and tax, Total Assets and turnover shall be determined on the basis of pro forma consolidated financial statements of the relevant subsidiary and its subsidiaries, prepared for this purpose by the auditors of Genesys S.A. or the auditors for the time being of the relevant subsidiary or two directors of Genesys S.A. (in accordance with Clause 19.6 (Compliance Certificates)); and

(iii)	if any intra-group transfer or re-organisation takes place, the audited financial statements of the Group and of all relevant subsidiaries shall be adjusted by the Group’s auditors or two directors of Genesys S.A. (in accordance with Clause 19.6 (Compliance Certificates)) in order to take into account such intra-group transfer or reorganisation.

A determination by the auditors of Genesys S.A. that a subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) in ERISA) maintained or contributed to for employees of (a) any US Group Member or (b) any ERISA Affiliate.

“Notice of Drawdown” means a notice substantially in the form set out in Schedule 4A (Notice of Drawdown).

“Obligor” means a Borrower or a Guarantor and “Obligors” means the Borrowers and the Guarantors.

“Original Financial Statements” means in relation to each Obligor its audited financial statements for its financial year ended 31 December 2000.

“Outstandings” means at any time, the Term Outstandings and the Revolving Outstandings.

“Overnight LIBOR” means, in relation to any Facility, the applicable Screen Rate or if no Screen Rate is available for the currency or period of that Advance, the arithmetic means of the rates (rounded upwards to four decimal places) as supplied on such day to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market on the Quotation Date, for the offering of deposits in the relevant currency for the period form one Business Day to the immediately following Business Day, where “Screen Rate” means the percentage rate per annum determined by the British Bankers Association Interest Settlement Rate for the relevant period on page 37.50 of Telerate and/or the appropriate page of Reuters.

“Party” means a party to this Agreement and includes its successors in title, permitted assigned and permitted transferees.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Disposals” means any disposal:

(a)	of Cash Equivalent Investments on arm’s length terms;

(b)	for cash on arm’s length terms of any surplus, old or obsolete assets not required for the continuing operation of the business of the Group;

(c)	of the Astound’s Contact Center Business; and

(d)	for cash on arm’s length terms of any asset whatsoever (other than assets disposed of in accordance with paragraphs (a) to (c) above) by a Group member, where the aggregate value of the cash proceeds received by the Group in respect of disposals permitted under this paragraph (d) do not exceed USD 2,000,000 (or its equivalent) per calendar year.

“Permitted Encumbrance” means:

(a)	any Encumbrance over or affecting (i) any asset acquired by a member of the Group after the date hereof or (ii) any asset of any company which becomes a member of the Group after the date hereof, where such Encumbrance is created prior to the date on which such company becomes a member of the Group, provided that, in any case,

(i)	such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the Group or the acquisition of such company; and

(ii)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group or the acquisition of such company;

(b)	any outright transfer or retention of title arrangement entered into by any member of the Group in the normal course of its business;

(c)	any lien or privilège arising by operation of law and in the normal course of business;

(d)	any Encumbrance arising under or evidenced by a Security Document;

(e)	any Encumbrance entered into pursuant to this Agreement; and

(f)	any pre-existing liens filed against any specific equipment used by Vialog Corporation or one of its subsidiaries in the ordinary course of business.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under or permitted pursuant to the Finance Documents;

(b)	any Financial Indebtedness arising under sub-paragraphs (a), (b) or (e) of the Permitted Transactions;

(c)	any Financial Indebtedness arising under Permitted Treasury Transactions;

(d)	any Financial Indebtedness arising under the Intra-Group Loan Agreements;

(e)	any Financial Indebtedness constituted by the Deferred Payment;

(f)	receivables sold on a discounted basis (other than a non recourse basis provided that it does not exceed USD 1,000,000 (on a consolidated basis));

(g)	any Financial Indebtedness arising under any guarantee given by Genesys S.A. in connection with the disposal of the Astound Contact Center, provided that and to the extent the amount of such guarantee does not exceed 100% of the cash proceeds to the Group of such disposal;

(h)	any Financial Indebtedness arising under debt unsecured and subordinated to the Facilities provided that the leverage ratio as defined in sub-paragraph 21.1.3 remains below 1.5;

(i)	the Convertible Bonds Indebtedness; and

(j)	any Financial Indebtedness not falling within paragraphs (a) to (i) above provided that the aggregate amount does not exceed USD 4,000,000 (or its equivalent) for the Group.

“Permitted Transactions” means:

(a)	any loan made by a Group member to another Group member provided that:

(i)	such loan is:

(1)	a loan which is subject to an Intra-Group Loan Agreement; or

(2)	a loan to Astound for working capital purposes or the conversion of the exchangeable shares issued by Astound; or

(3)	a trade credit/or indemnity granted in the ordinary course of trading and upon terms usual for trade; or

(4)	a loan to an Obligor to fund:

(A)	obligations under the Finance Documents; or

(B)	working capital requirements; or

(5)	a loan by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor; or

(ii)	in respect of any loan made to a Group member whose shares are subject to an Encumbrance constituted by the Security Documents, subject to not being in breach of any applicable law prohibiting financial assistance, security satisfactory to the Agent over such loans (other than loans amounting to less than USD 250,000 whose maturities are less than 6 months provided that the aggregate outstanding amount for the Group of such loans does not exceed USD 1,000,000 per financial year) has been provided in favour of the Finance Parties to secure all or any of the obligations of the Obligors under the Finance Documents;

(b)	the payment or declaration of any dividend, return on capital, repayment of capital contributions or other distributions by any Group member other than:

(i)	by Genesys S.A.; or

(ii)	by a Group member which is an Obligor to another Group member which is not an Obligor;

(c)	the purchase, subscription for, or other acquisition of any shares (or other securities or any interest therein) in:

(i)	any Obligor by any other Obligor;

(ii)	any Group member which is not an Obligor by any other Group member which is not an Obligor; and

(iii)	any Group member which is not an Obligor by any Obligor,

provided that, if any such shares (or other securities or any interest therein) are issued by a Group member whose shares are subject to an Encumbrance constituted by the Security Documents, in any such case such shares (or other securities or any interest therein) are made subject to security satisfactory to the Agent to secure all the obligations of the Obligors under the Finance Documents;

(d)		the giving by any Group member of any guarantee, bond or indemnity in respect of the liabilities or obligations of any other Group member provided that no Obligor shall give any guarantee, bond or indemnity in respect of the liabilities or obligations of any Group member which is not an Obligor;

(e)	(i)	any netting or set-off arrangement entered into by any member of the Group in the normal course of its banking arrangements with any clearing bank for the purpose of netting debit and credit balances on bank accounts of members of the Group operated on a net balance basis;

	(ii)	any netting or set-off arrangement under a Hedging Agreement where the obligations of other parties thereunder are calculated by reference to net exposure thereunder (but not any netting or set-off relating to such Hedging Agreement in respect of cash collateral or any other Encumbrance except as otherwise permitted hereunder); and

(f)	any creation or incorporation of any new Genesys S.A. subsidiaries.

“Permitted Treasury Transactions” means the Treasury Transactions entered into (i) in accordance with Clause 22.29 (Hedging) or (ii) in the normal course of business for purpose of protection against fluctuation in any rate (including interest rate) or price (including currency prices and exchange rates).

“Potential Event of Default” means any event which is reasonably likely to become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Reference Banks” means the principal London offices of Barclays Bank PLC, The Royal Bank of Scotland PLC and HSBC and such banks as may be appointed as such by the Agent after consultation with Genesys S.A.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Repayment Date” means, in relation to any Revolving Advance, the last day of the Term thereof.

“Repeated Representations” means:

(a)	on the Closing Date and on the first date on which an Advance is made under the Facilities, all of the representations set out in Clause 18 (Representations) other than Clause 18.17 (Information Memorandum); and

(b)	on all dates contemplated by Section 18.40(a) other than the Closing Date and the first date on which an Advance is made under the Facilities:

(i)	each of the representations set out in Clause 18.1 (Status) to Clause 18.11 (No Deduction or Withholding);

(ii)	each of the representations set out in Clause 18.14 (No Winding-up or insolvency proceedings) to Clause 18.39 (Claims against Vialog Corporation) other than the representations set out in Clauses 18.17 (Information Memorandum) and other than the representations on Business Plan, Due Diligence Reports or on the Original Financial Statements set out in Clause 18.12 (Reports).

“Revolving Advance” means a Revolving 1 Advance or a Revolving 2 Advance.

“Revolving 1 Advance” means an advance made or to be made by the Lenders under the Revolving 1 Facility.

“Revolving 2 Advance” means an advance made or to be made by the Lenders under the Revolving 2 Facility.

“Revolving 1 Margin” means, in relation to the Revolving 1 Outstandings and subject to Clause 7.3 (Revolving Margin Ratchet), 2.25% per annum.

“Revolving 2 Margin” means, in relation to the Revolving 2 Outstandings and subject to Clause 7.3 (Revolving Margin Ratchet), 2.25% per annum.

“Revolving Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the aggregate of its Revolving 1 Commitment and its Revolving 2 Commitment.

“Revolving 1 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Revolving 1 Commitment” in Schedule 1 (The Lenders).

“Revolving 2 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the amount set opposite its name under the heading

“Revolving 2 Commitment” in Schedule 1 (The Lenders).

“Revolving 1 Facility” means the revolving loan facility granted to Vialog Corporation under sub-clause 2.1.3 of Clause 2.1 (Grant of the Facilities).

“Revolving 2 Facility” means the revolving loan facility granted to Genesys S.A. under sub-clause 2.1.5 of Clause 2.1 (Grant of the Facilities).

“Revolving Facilities” means the Revolving 1 Facility and the Revolving 2 Facility and “Revolving Facility” shall mean one of them.

“Revolving Outstandings” means, at any time, the aggregate of the Revolving 1 Outstandings and the Revolving 2 Outstandings at such time.

“Revolving 1 Outstandings” means, at any time, the aggregate of principal amounts of each outstanding Revolving 1 Advance.

“Revolving 2 Outstandings” means, at any time, the aggregate of principal amounts of each outstanding Revolving 2 Advance.

“Revolving Termination Date” means with respect to Revolving 1 Facility and Revolving 2 Facility, the day which is 5 years after the date hereof.

“Security” means the security from time to time constituted by or pursuant to the Security Documents.

“Security Documents” means, inter alia, each of the following documents in agreed form delivered to the Agent in accordance with Clause 2.3 (Conditions Precedent):

(a)	Each of the Guarantees issued by each of the Guarantors in favour of the Security Agent;

(b)	A Pledge Agreement between Genesys S.A. as pledgor and the Security Agent as beneficiary, with respect to the shares of Vialog Corporation and Genesys Conferencing Inc.;

(c)	A Pledge Agreement between Genesys S.A. as pledgor and the Security Agent as beneficiary, with respect to the shares of Genesys Conferencing Ltd.;

(d)	A Pledge Agreement between Genesys S.A. as pledgor and the Security Agent as beneficiary, with respect to the shares of Genesys Conferencing AB;

(e)	A Pledge Agreement between Vialog Corporation as pledgor and the Security Agent as beneficiary, with respect to the shares of each of the subsidiaries of Vialog Corporation;

(f)	A Security Agreement between all the subsidiaries of Vialog Corporation as pledgors and the Security Agent as beneficiary, with respect to the assets of the Subsidiaries of Vialog Corporation;

(g)	A Security Agreement between Genesys Conferencing Inc. as pledgor and the Security Agent as beneficiary, with respect to the receivables of Genesys Conferencing Inc.;

(h)	A Security Agreement between Vialog Corporation as pledgor and the Security Agent as beneficiary with respect to the assets of Vialog Corporation.

together with any other document entered into by any member of the Group creating or evidencing an Encumbrance for all or any part of the obligations of the Obligors or any of them under any of the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Schedule 4B (Selection Notice).

“Syndication Date” means the day specified by the Arrangers as the day on which primary syndication of the Facilities is completed.

“Term” means, save as otherwise provided herein, in relation to any Advance, the period for which such Advance is borrowed, as specified in the Notice of Drawdown relating thereto.

“Term Advance” means a Term A1 Advance, a Term A2 Advance or a Term B Advance.

“Term A1 Advance” means an advance (as from time to time consolidated, divided or reduced by repayment) made or to be made by the Lenders under the Term A1 Facility.

“Term A2 Advance” means an advance (as from time to time consolidated, divided or reduced by repayment) made or to be made by the Lenders under the Term A2 Facility.

“Term B Advance” means an advance (as from time to time consolidated, divided or reduced by repayment) made or to be made by the Lenders under the Term B Facility.

“Term Availability Period” means in relation to the Term A1 Facility, the Term A2 Facility or the Term B Facility, the period from and including the date hereof to and including the earlier of (a) two months after the date hereof, and (b) the first Business Day on which the Available Term A1 Commitment (in the case of the Term A1 Facility) or the Available Term A2 Commitment (in the case of the Term A2 Facility) or the Available Term B Commitment (in the case of the Term B Facility) of each of the Lenders is zero.

“Term Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the aggregate of its Term A1 Commitment, its Term A2 Commitment and its Term B Commitment.

“Term A1 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Term A1 Commitment” in Schedule 1 (The Lenders).

“Term A2 Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Term A2 Commitment” in Schedule 1 (The Lenders).

“Term B Commitment” means, in relation to a Lender at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Term B Commitment” in Schedule 1 (The Lenders).

“Term Facilities” means the Term A1 Facility, the Term A2 Facility and the Term B Facility and “Term Facility” shall mean any one of them.

“Term A1 Facility” means the term loan facility granted to Vialog Corporation under sub-clause 2.1.1 of Clause 2.1 (Grant of the Facilities).

“Term A2 Facility” means the term loan facility granted to Genesys S.A. under sub-clause 2.1.4 of Clause 2.1 (Grant of the Facilities).

“Term B Facility” means the term loan facility granted to Vialog Corporation under sub-clause 2.1.2 of Clause 2.1 (Grant of the Facilities).

“Term Outstandings” means, at any time, the aggregate of the Term A1 Outstandings, the Term A2 Outstandings and the Term B Outstandings at such time.

“Term A1 Outstandings” means, at any time, the aggregate principal amount of the outstanding Term A1 Advances.

“Term A2 Outstandings” means, at any time, the aggregate principal amount of the outstanding Term A2 Advances.

“Term B Outstandings” means, at any time, the aggregate principal amount of the outstanding Term B Advances.

“Term Repayment Date” means each of the dates specified in Clause 10.1 (Term A1 Advances and Term A2 Advances Repayment Instalments), provided that if such date is not a Business Day, it shall be deemed to be the next succeeding Business Day.

“Total Commitments” means, at any time, the aggregate of the Lenders’ Commitments.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 2 (Form of Transfer Agreement)

Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Treasury Transaction” means any currency or interest purchase, cap or collar agreement, forward rate agreements, interest rate or currency future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency swap agreement and any other similar agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Code” means the United States of America Internal Revenue Code of 1986 (as amended) and the regulations promulgated and rulings issued thereunder all as the same shall be in effect at such date.

“US GAAP” means generally accepted accounting principles in the United States of America.

“US Group Member” means each Group member incorporated in the United States of America.

“Utilisation Date” means, in relation to an Advance, the date on which it is to be made.

“Vialog Corporation’s Group” means Vialog Corporation and the Vialog Subsidiaries.

“Vialog Subsidiaries” means Telephone Business Meetings, Inc.; Conference Source International, Inc.; A Business Conference Call, Inc.; Kendall Square Teleconferencing; American Conferencing Company, Inc.; Communication Development Corporation; A Better Conference, Inc.; and Conference Pros International, Inc.

1.2	Interpretation

Any reference in this Agreement to:

the “Agent”, the “Arrangers”, the “Security Agent”, any “Hedge Counterparty”, or any “Lender” shall be construed so as to include it and any subsequent successors and permitted transferees and assigns in accordance with their respective interests;

a document in “agreed form” is a document that has been initialled as such on or before the Closing Date for the purposes of identification by or on behalf of any of the Borrower and any Arranger or Agent or is executed on or before the Closing Date by the Borrowers and any Arranger or Agent or, if not so executed or initialled, is in form and substance reasonably satisfactory to the Agent;

“assets” includes present and future properties, revenues and rights of every description;

“consolidated” and “consolidation” means (i) a reference to the French rules applicable to consolidated financial statements as provided for in the Règlement No.99-02 of the Comité de la réglementation comptable including:

(a)	the intégration globale (global consolidation); or

(b)	the intégration proportionnelle (proportional consolidation); or

(c)	the intégration par mise en équivalence (compared consolidation), or

(ii) a reference to the rules applicable to consolidated financial statements under the US GAAP and the IAS 17 principles.

“continuing”, in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof or remedied and, in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

“disposal” includes any sale, lease transfer or other disposal;

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 12.00 a.m. on such date for the purchase of the first currency with the second currency;

“gross negligence” means “faute lourde”;

a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money borrowed, whether present or future, actual or contingent;

a “law” shall be construed as any law, code, statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a “member state” shall be construed as a reference to a member state of the European Union;

“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)	if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,

(and references to “months” shall be construed accordingly);

a “partnership” shall be construed as a reference to any société en nom collectif, a société civile or any other association or corporation having an unlimited liability for its members;

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

the “relevant interbank rate” is a reference to LIBOR;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation which is controlled, directly or indirectly, by the first-mentioned company or corporation;

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“tax” shall be construed so as to include any tax (which shall include, but not be limited to, corporation tax and advance corporation tax), levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a “wholly-owned subsidiary” of a company or corporation shall be construed as a reference to any company or corporation which has no other members holding a substantial equity interest therein except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries;

“wilful misconduct” means “dol”; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors, redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire.

1.3	Currency Symbols and Definitions

1.3.1	“USD” and “dollars” denote the lawful currency of the United States of America.

1.3.2	“euro” denotes the single currency of the European Union and as referred to in EMU Legislation.

1.4	Agreements and Statutes

Any reference in this Agreement to:

1.4.1	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

1.4.2	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5	Headings

Clause and Schedule headings are for ease of reference only.

1.6	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to Paris time.

2.	THE FACILITIES

2.1	Grant of the Facilities

•	The Lenders hereby grant to Vialog Corporation, upon the terms and subject to the conditions hereof:

2.1.1	a senior amortising term loan A1 facility in an aggregate principal amount of USD 50,000,000;

2.1.2	a senior term loan B facility in an aggregate principal amount of USD 30,000,000; and

2.1.3	a revolving 1 loan facility in an aggregate principal amount of USD 5,000,000.

•	The Lenders hereby grant to Genesys S.A., upon the terms and subject to the conditions hereof:

2.1.4	a senior amortising term loan A2 facility in an aggregate principal amount of USD 35,000,000; and

2.1.5	a revolving 2 loan facility in an aggregate principal amount of USD 5,000,000.

2.2	Purpose and Application

2.2.1	The Term A1 Facility and the Term B Facility are intended for the purpose of refinancing (in part or in whole) the existing debt of Vialog Corporation (high yield bond and short-term debt) and financing (in part or in whole) the transaction fees and expenses (including, without limitation, any fees payable to financial advisors, accountants, auditors and legal advisors) incurred or to be incurred by Vialog Corporation in connection with such refinancing and related transactions.

2.2.2	The Term A2 Facility is intended for the purpose of partially refinancing the existing debt of Genesys S.A.

2.2.3	The Revolving 1 Facility is intended for financing (in part or in whole) general working capital requirements of Vialog Corporation.

2.2.4	The Revolving 2 Facility is intended for financing (in part or in whole) general working capital requirements of Genesys S.A. and/or the Group.

2.2.5	Accordingly, each Borrower shall so apply all amounts raised by it hereunder in accordance with sub-clauses 2.2.1 to 2.2.4 and none of the Finance Parties shall be obliged to concern themselves with such application.

2.3	Conditions Precedent

2.3.1	Save as the Arrangers may otherwise agree, none of the Borrowers shall deliver any Notice of Drawdown unless the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Arrangers.

2.3.2	On the date of this Agreement, the Borrowers shall deliver or procure the delivery of all of the documents listed in Part A of Schedule 3 (Conditions Precedent), each in form and substance satisfactory to the Arrangers.

2.4	Several Obligations

The obligations of each Lender are several and not joint (conjointes et non solidaires) and the failure by a Lender to perform its obligations hereunder shall not affect the obligations of an Obligor or the other Lenders towards any other party hereto nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.

2.5	Several Rights

The rights of each Finance Party are several and not joint (conjointes et non solidaires) and any debt arising hereunder at any time from an Obligor to any Finance Party hereto shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

3.	UTILISATION OF THE TERM FACILITY

3.1	Utilisation Conditions for Term Advances

A Term Advance will be made by the Lenders to a Borrower if:

3.1.1	by 12.00 noon three Business Days before the proposed Utilisation Date, the Agent has received a completed Notice of Drawdown from such Borrower;

3.1.2	the proposed Utilisation Date is a Business Day within the relevant Term Availability Period;

3.1.3	the amount of such Term Advance is (a) in the case of a Term A1 Advance (i) equal to or less than the amount of the Available Term A1 Facility and (ii) at least equal to the lower of (x) USD 5,000,000 and (y) the Available Term A1 Facility, (b) in the case of a Term A2 Advance (i) equal to or less than the amount of the Available Term A2 Facility and (ii) at least equal to the lower of (x) USD 5,000,000 and (y) the Available Term A2 Facility and (c) in the case of a Term B Advance (i) equal to or less than the amount of the Available Term B Facility and (ii) at least equal to the lower of (x) USD 5,000,000 and (y) the Available Term B Facility; and

3.1.4	on the date of the Notice of Drawdown and on and as of the proposed date for the making of such Term Advance (a) no Event of Default or Potential Event of Default is continuing or shall occur as a result of the making of such Term Advance and (b) the Repeated Representations are true (before and after the making of such Term Advance).

3.2	Each Lender’s Participation in Term Advances

Each Lender will participate through its Facility Office in each Term Advance made pursuant to Clause 3.1 (Utilisation Conditions for Term Advances) in the proportion borne by its relevant Available Term Commitment to the relevant Available Term Facility immediately prior to the making of that Term Advance.

3.3	Reduction of Available Term Commitment

If a Lender’s relevant Available Term Commitment is reduced in accordance with the terms hereof at the option of the applicable Borrower after the Agent has received the Notice of Drawdown for a Term Advance and such reduction was not taken into account in calculating the relevant Available Term Facility, then the amount of that Term Advance shall be reduced accordingly.

4.	INTEREST PERIODS FOR TERM ADVANCES

4.1	Interest Periods

The period for which a Term Advance is outstanding shall be divided into successive Interest Periods each of which (other than the first, which shall begin on the day such Term Advance is made) shall start on the first day following the last day of the preceding such Interest Period.

4.2	Duration

The duration of each Interest Period shall, save as otherwise provided herein, be one, two, three or six months, in each case as the Borrower to which such Term Advance is made may select in a Selection Notice to be received by the Agent at the latest by 12:00 noon three Business Days prior to the first day of the relevant Interest Period, or such other period as the Lenders agree, provided that:

4.2.1	if such Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to sub-clauses 4.2.2 and 4.2.3, be three months;

4.2.2	to the extent necessary to ensure at any time Advances (in an aggregate amount not less than the amount of the next scheduled repayment of principal hereunder) have Interest Periods expiring on the relevant scheduled Repayment Date, any Interest Period which would otherwise end during the month preceding, or extend beyond, a Term Repayment Date or Final Maturity Date shall be of such duration that it shall end on that Term Repayment Date or Final Maturity Date; and

4.2.3	prior to the Syndication Date, Interest Periods shall be one month or such other period as the Agent and the applicable Borrower may agree, except for the first Interest Period which shall begin on the day such Term Advance is made until the last Business Day of the then current month. The next Interest Period shall start on the first day following the last day of this first Interest Period.

4.3	Adjustment of Length of Interest Period

The Agent may, with the agreement of the applicable Borrower, adjust any Interest Period to such length as it considers appropriate for the purpose of ensuring such Interest Period ends on the same day on which any payments are to be made in connection with a Treasury Transaction falling within paragraph (i) of the definition of “Permitted Treasury Transaction” in Clause 1.1 (Definitions).

5.	PAYMENT AND CALCULATION OF INTEREST ON TERM ADVANCES

5.1	Payment of Interest

On the last day of each Interest Period relating to a Term Advance (and, if the Interest Period of such Term Advance exceeds six months, on the expiry of each period of six months during that Interest Period) the Borrower to which such Term Advance has been made shall pay accrued interest on the Term Advance to which such Interest Period relates.

5.2	Calculation of Interest

5.2.1	The rate of interest (expressed as a percentage per annum) applicable to a Term Advance from time to time during an Interest Period relating thereto shall be the percentage rate per annum which is the sum of the Margin on the Quotation Date therefor, the Mandatory Cost (if any) (expressed as in percentage per annum terms) in respect thereof at such time and LIBOR at such time.

5.2.2	In the event that, in application of Clauses 4.2.2 or 4.2.3, an Interest Period lasts less than one week, the rate of interest (expressed as a percentage per annum) applicable to such Term Advance shall be the sum of the Margin on the Quotation Date therefor, the Mandatory Cost (if any) (expressed in percentage per annum terms) in respect thereof at such time and LIBOR for an interest period of one week at such time. Should the Interest Period lasts more than one week (other than Interest Periods of one, three, six or twelve months), the rate of interest applicable to such Term Advance shall be the sum of the Margin on the Quotation Date therefor, the Mandatory Cost (if any) (expressed in percentage per annum terms) in respect thereof at such time and LIBOR for an interest period of the number of months rounded to the next month.

5.3	Term Margin Ratchet

5.3.1	Subject to sub-clause 5.3.3, if after the first anniversary of the date hereof the ratio of Consolidated Net Indebtedness to Consolidated EBITDA in respect of the most recent Relevant Period (as defined in Clause 21 (Financial Condition)) is within the range set out in column 1 of the margin grid table set out below, then the A1 Margin and the A2 Margin (expressed per annum) shall be the percentage per annum set out opposite such range.

Margin Grid Table

Column 1	Column 2
Consolidated Net Indebtedness divided by	A1 Margin and A2 Margin
Consolidated EBITDA	%
More than or equal to 2.00 but less than 2.50	2.00
More than or equal to 1.50 but less than 2.00	1.75
More than or equal to 1.00 but less than 1.50	1.50
Less than 1.00	1.25

5.3.2	Any reduction or increase to the A1 Margin or the A2 Margin provided for in sub-clause 5.3.1 shall take effect only in relation to any Advance made or Interest Period commencing at least 5 Business Days after receipt by the Agent for the Relevant Period of both (a) (in the case of a Relevant Period ending on the last day of Genesys S.A.’s financial year) the annual audited financial statements of the Group in accordance with Clause 19.1 (Annual Statements) or (in the case of a Relevant Period ending on the last day of Genesys S.A.’s half financial year) the semi-annual financial statements of the Group in accordance with Clause 19.2 (Semi-Annual Statements) or (in the case of a Relevant Period ending on the last day of any other Financial Quarter of Genesys S.A.) quarterly financial statements of the Group in accordance with Clause 19.3 (Quarterly Statements) for such Relevant Period and (b), in each case, a Compliance Certificate for such Relevant Period pursuant to Clause 19.6 (Compliance Certificates).

5.3.3	If at any time an Event of Default is continuing, the A1 Margin and the A2 Margin shall be 3.25% per annum.

5.3.4	If at any time an Event of Default is continuing, the B Margin shall be 3.75% per annum.

5.3.5	The change to the A1 Margin and the A2 Margin set out in sub-clause 5.3.3 and the change to the B Margin set out in sub-clause 5.3.4 shall apply from the date certified by the Agent (in writing) as the date on which an Event of Default has occurred or come into existence until the date certified by the Agent (in writing) as the date by which such Event of Default is no longer continuing. The Agent shall give such certification promptly (in any event within two Business Days) upon occurrence of an Event of Default or its ceasing to be continuing.

6.	UTILISATION OF THE REVOLVING FACILITY

6.1	Utilisation Conditions for the Revolving Facility

Save as otherwise provided herein, a Revolving Advance will be made by the Lenders to a Borrower if:

6.1.1	not more than ten nor less than three Business Days before the proposed Utilisation Date, the Agent has received a completed Notice of Drawdown from such Borrower stating whether the utilisation is to be made by way of Revolving Advance;

6.1.2	the proposed Utilisation Date is a Business Day falling one month or more before the Revolving Termination Date and the proposed Term of the Revolving Advance would not expire after the Revolving Termination Date;

6.1.3	in respect of a Revolving 1 Advance, the amount of such Revolving 1 Advance is (a) (if less than the Available Revolving 1 Facility) an amount not less than

USD 1,000,000 and an integral multiple of USD 250,000 or (b) equal to the amount of the Available Revolving 1 Facility;

6.1.4	in respect of a Revolving 2 Advance, the amount of such Revolving 2 Advance is (a) (if less than the Available Revolving 2 Facility) an amount not less than USD 1,000,000 and an integral multiple of USD 250,000 or (b) equal to the amount of the Available Revolving 2 Facility;

6.1.5	(in respect of a Revolving Advance), the proposed Term of the Revolving Advance requested is a period of one, three, six or twelve months (provided that prior to the Syndication Date only periods of one month or less will be selected as the Agent and the Borrower may agree, except for the first Revolving Advance which shall begin on the day such Revolving Advance is made and will expire on the last Business Day of the current month) in each case ending on or before the Revolving Termination Date;

6.1.6	there would not, immediately after the making of such Revolving Advance, be more than five Revolving 1 Advances outstanding and five Revolving 2 Advances outstanding; and

6.1.7	on the date of the Notice of Drawdown and on and as of the proposed Utilisation Date, (a) no Event of Default or Potential Event of Default is continuing or shall occur as a result of the making of such Revolving Advance and (b) the Repeated Representations are true (before and after the making of such Revolving Advance).

6.2	Each Lender’s Participation in Revolving Advances

Each Lender will participate through its Facility Office in each Revolving Advance made pursuant to this Clause 6 in the proportion borne by its Available Revolving Commitment to the Available Revolving Facility immediately prior to the making of that Revolving Advance.

6.3	Reduction of Available Revolving Commitment

If a Lender’s Revolving Commitment is reduced in accordance with the terms hereof at the option of the applicable Borrower after the Agent has received the Notice of Drawdown for a Revolving Advance and such reduction was not taken into account in the Available Revolving Facility, then the amount of that Revolving Advance shall be reduced accordingly.

6.4	Clean-Out Period

The Borrowers shall ensure the amount of the Revolving Outstandings is reduced to zero for not less than 5 consecutive Business Days (the “Clean-Out Period”) in any 12 month period and not less than 1 month shall elapse between the expiry of one Clean-Out Period and the beginning of the immediately succeeding Clean-Out Period.

7.	PAYMENT AND CALCULATION OF INTEREST ON REVOLVING ADVANCES

7.1	Payment of Interest

On the Repayment Date relating to each Revolving Advance (and, if the Term of such Revolving Advance exceeds six months, on the expiry of each period of six months during such Term) the Borrower to which such Revolving Advance has been made shall pay accrued interest on that Revolving Advance.

7.2	Calculation of Interest

7.2.1	The rate of interest (expressed as a percentage per annum) applicable to a Revolving Advance from time to time during its Term shall be the rate per annum which is the sum of the Margin on the Quotation Date therefor, the Mandatory Cost (if any) (expressed in percentage per annum terms) in respect thereof at such time and LIBOR at such time.

7.2.2	In the event that, in application of Clauses 6.1.2 and 6.1.5, the term of a Revolving Advance is less than one week, the rate of interest (expressed as a percentage per annum) applicable to such first Revolving Advance shall be the sum of the Margin on the Quotation Date therefor, Mandatory Cost (if any) (expressed in percentage per annum terms) in respect thereof at such time and LIBOR for an interest period of one week at such time. Should the Interest Period lasts more than one week (other than Interest Periods of one, three, six or twelve months), the rate of interest applicable to such Revolving Advance shall be the sum of the Margin on the Quotation Date therefor, the Mandatory Cost (if any) (expressed in percentage per annum terms) in respect thereof at such time and LIBOR for an interest period of the number of months rounded to the next month.

7.3	Revolving Margin Ratchet

7.3.1	Subject to sub-clause 7.3.3, if after the first anniversary of the date hereof the ratio of Consolidated Net Indebtedness to Consolidated EBITDA in respect of the most recent Relevant Period is within the range set out in column 1 of the margin grid table set out below, then the Revolving 1 Margin and the Revolving 2 Margin shall be the percentage per annum set out opposite such range.

Margin Grid Table

Column 2
Revolving 1 Margin
Column 1	and Revolving 2
Consolidated Net Indebtedness	Margin
divided by Consolidated EBITDA	%
More than or equal to 2.00 but less than 2.50	2.00
More than or equal to 1.50 but less than 2.00	1.75
More than or equal to 1.00 but less than 1.50	1.50
Less than 1.00	1.25

7.3.2	Any reduction or increase to the Revolving Margin provided for in sub-clause 7.3.1 shall take effect only in relation to any Revolving Advance made at least 5 Business Days after receipt by the Agent for the Relevant Period of both (a) (in the case of a Relevant Period ending on the last day of Genesys S.A.’s financial year) the annual audited financial statements of the Group in accordance with Clause 19.1 (Annual Statements) or (in the case of the Relevant Period ending on the last day of Genesys S.A.’s half financial year) the semi-annual financial statements of the Group in accordance with Clause 19.2 (Semi-Annual Statements) or (in the case of the Relevant Period ending on the last day of any other Financial Quarter of Genesys S.A.) quarterly financial statements of the Group in accordance with Clause 19.3 (Quarterly Statements) for such Relevant Period and (b), in each case, a Compliance Certificate for such Relevant Period pursuant to Clause 19.6 (Compliance Certificates).

7.3.3	If at any time an Event of Default is continuing the Revolving 1 Margin and the Revolving 2 Margin shall be 3.25% per annum.

7.3.4	The change to the Revolving 1 Margin and the Revolving 2 Margin set out in sub-clause 7.3.3 shall apply from the date certified by the Agent (in writing) as the date on which an Event of Default has occurred or come into existence until the date certified by the Agent (in writing) as the date by which such Event of Default is no longer continuing. The Agent shall give such certification promptly (in any event within two Business Days) upon occurrence of an Event of Default or its ceasing to be continuing.

8.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

8.1	Market Disruption

If, in relation to any Advance:

8.1.1	the relevant interbank rate is to be determined by reference to Reference Banks and at or about 12.00 a.m. on the Quotation Date for the relevant Interest Period or Term none or only one of the Reference Banks supplies a rate for the purpose of determining the relevant interbank rate, for the relevant Interest Period or Term; or

8.1.2	before the close of business of the Agent on the Quotation Date for such Advance the Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate two-thirds or more of such Advance is owed (or, in the case of an undrawn Advance, if made, would be owed) that the relevant interbank rate does not accurately reflect the cost of funding its participation in such Advance, then, the Agent shall notify the relevant Borrower and the Lenders of such event and, notwithstanding anything to the contrary in this Agreement, Clause 8.2 (Substitute Interest Period and Interest Rate) shall apply to such Advance (if it is a Term Advance which is already outstanding ). If sub-clause 8.1.1 or 8.1.2 applies to a proposed Advance, such Advance shall not be made until the substitute interest is determined or the Notice of Drawdown is cancelled by the applicable Borrower.

8.2	Substitute Interest Period and Interest Rate

If sub-clause 8.1.1 of Clause 8.1 (Market Disruption) applies to an Advance, the duration of the relevant Interest Period or Term shall be one month or, if less, such that it shall end on the next succeeding Repayment Date. If either sub-clause 8.1.1 or 8.1.2 of Clause 8.1 (Market Disruption) applies to an Advance, the rate of interest (expressed as a percentage per annum) applicable to such Advance during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 8.3 (Alternative Rate)) be the rate per annum which is the sum of:

8.2.1	the Margin applicable to the relevant Facility on the applicable Quotation Date;

8.2.2	the Mandatory Cost (if any) (expressed in percentage per annum terms) in respect thereof at such time; and

8.2.3	the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four decimal places) of the rates notified by each Lender to the Agent before the last day of such Interest Period or Term to be those which express as a percentage rate per annum the cost to each Lender of funding from whatever sources it may select its portion of such Advance during such Interest Period or Term.

8.3	Alternative Rate

If:

8.3.1	either of those events mentioned in sub-clauses 8.1.1 and 8.1.2 of Clause 8.1 (Market Disruption) occurs in relation to an Advance; or

8.3.2	circumstances affect the LIBOR during any period of three consecutive Business Days,

then, in any such case, if the Agent or Genesys S.A. so requires, the Agent and Genesys S.A. shall enter into negotiations in good faith and will make their best endeavours to agree an alternative basis:

(a)	for determining the rates of interest from time to time applicable to the Advances; and/or

(b)	upon which the Advances may be maintained thereafter,

and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Agent may not agree any such alternative basis without the prior consent of each Lender.

9.	NOTIFICATION

9.1	Advances

Not less than two Business Days before the first day of an Interest Period or Term, the Agent shall notify each Lender:

(a)	of the Facility that is to be utilised;

(b)	the name of the Borrower;

(c)	the amount of the relevant Advance;

(d)	the proposed length of the relevant Interest Period or Term; and

(e)	the aggregate principal amount of the relevant Advance allocated to such Lender pursuant to this Agreement.

9.2	Interest Rate Determination

The Agent shall promptly notify the applicable Borrower and the Lenders of each determination of LIBOR, the Margin, and the Mandatory Cost.

9.3	Changes to Advances or Interest Rates

The Agent shall promptly notify the applicable Borrower and the Lenders of any change to any interest rate occasioned by the operation of Clause 8 (Market Disruption and Alternative Interest Rates).

9.4	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L.313-1 et seq., R.313-1 and R.313-2 of the Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to the Facilities and the Borrower’s right to select the duration of the Interest Period of each Facility) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrowers acknowledge that they have received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de la période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

10.	REPAYMENT OF THE TERM FACILITIES

10.1	Term A1 Advances and Term A2 Advances Repayment Instalments

10.1.1	Each Borrower which has drawn a Term A1 Advance or a Term A2 Advance shall repay the Term A1 Outstandings or the Term A2 Outstandings, as the case may be, in instalments by repaying on each Term Repayment Date the principal amount set out opposite each Term Repayment Date below:

Term Repayment Date	Repayment Instalment
	(USD Million)
	Term A1 Facility	Term A2 Facility
31 October 2001	–	2.00
30 April 2002	–	2.00

Term Repayment Date	Repayment Instalment
	(USD Million)
	Term A1 Facility	Term A2 Facility
31 October 2002	–	3.00
30 April 2003	5.00	3.00
31 October 2003	5.00	4.00
30 April 2004	7.00	4.00
31 October 2004	7.00	4.00
30 April 2005	8.00	4.00
31 October 2005	8.00	4.00
28 April 2006	10.00	5.00

10.2	Reduction

If a Borrower cancels the whole or any part of the Available Term A1 Facility or the Available Term A2 Facility in accordance with Clause 13.1 (Cancellation of the Term Facility), then the amount of the Repayment Instalment due by such Borrower for each Repayment Date falling after that cancellation will be reduced pro rata by the amount cancelled.

10.3	Term B Advances Repayment

Vialog Corporation shall repay the Term B Outstandings in full on the Final Maturity Date of the Term B Facility.

11.	REPAYMENT OF THE REVOLVING FACILITIES

Each Borrower to which a Revolving Advance has been made shall repay in full the Revolving Advance made to it on the Revolving Termination Date.

12.	MANDATORY PREPAYMENT

12.1	Definitions

For the purposes of this Clause 12:

“Net Disposal Amounts” means an amount equal to the proceeds (including any amount received in repayment of intercompany debt) of any disposal of any asset of any member of the Group after deducting:

(a)	reasonable out of pocket expenses (including brokers’ fees and commissions, fees and expenses of advisors and counsels) incurred by any member of the Group due to such disposal;

(b)	VAT or any other taxes paid or payable by any member of the Group due to such disposal (as reasonably determined by such member of the Group, acting in good faith, on the basis of existing rates and taking account of any available credit, deduction or allowance),

provided that the following disposal proceeds shall not constitute Net Disposal Amounts:

(i)	proceeds received in respect of any disposal referred to in paragraph (a) of the definition of Permitted Disposals; and

(ii)	proceeds received in respect of any disposal referred to in paragraphs (b) and (d) of the definition of Permitted Disposals if:

(1)	such proceeds, when aggregated with any other such disposal proceeds within the most recent twelve month period is less than USD 1,000,000 (or its equivalent); or

(2)	any proceeds which are, within a period of six months of receipt by the relevant member of the Group (or such longer period as the Agent may agree) reinvested in assets serving a similar purpose (when aggregated on a financial year basis the “Reinvested Amount”); and

(iii)	proceeds received in respect of any disposal referred to in paragraph (c) of the definition of Permitted Disposals if such proceeds are less than USD 5,000,000 (or its equivalent).

“Net Insurance Amounts” means an amount equal to the proceeds of any insurance claim received by any member of the Group (after deducting any reasonable out of pocket expenses incurred by any member of the Group in relation to such claim) other than any proceeds which are:

(a)	to meet a third party claim and are applied in meeting such claim; or

(b)	to be applied to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made as soon as reasonably practicable and, in any event, within six months of receipt of such proceeds (or such longer period as agreed by the Agent).

“Net Acquisition Recovery Amounts” means an amount equal to the proceeds to Genesys S.A. of any claim (a “Recovery Claim”) for breach of contract or warranty by, misrepresentation by, indemnity or other similar claim against Vialog Corporation or any of its affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents (after deducting any reasonable out of pocket expenses incurred by any member of the Group in relation to such claim) other than any proceeds which are:

(a)	in respect of a liability or a charge or claim upon a Group member arising from such Recovery Claim and will be properly applied in the discharge of that liability, charge or claim; or

(b)	paid to a Group member by way of reimbursement of monies disbursed by such Group member in connection with discharging any liability, charge or claim referred to in paragraph (a) above; or

(c)	applied in the replacement, reinstatement and/or repair of assets of a Group member which have been lost, destroyed or damaged as a result of the events or circumstances giving rise to such Recovery Claim; or

(d)	are required to be paid to third parties,

provided that proceeds referred to in paragraphs (a) to (d) above are properly applied in discharge of such liability, charge or claim or applied in such replacement, reinstatement or repair or payment to such third party as soon as possible, but in any event within six months of receipt of such proceeds (or such longer period as the Agent may agree).

12.2	Mandatory Prepayment of Amounts

On receipt by any member of the Group of Net Disposal Amounts, Net Insurance Amounts or Net Acquisition Recovery Amounts as defined above, Genesys S.A. or Vialog Corporation, as the case may be, shall procure that a portion of the Outstandings due by Genesys S.A. or Vialog Corporation, as the case may be, calculated in accordance with Clause 12.7 (Application of Prepayments), shall be prepaid in an aggregate amount equal to the sum of (i) the Net Disposal Amounts, (ii) the Net Insurance Amounts and (iii) the Net Acquisition Recovery Amounts.

12.3	Mandatory Prepayment from Excess Cash Flow

Genesys S.A. or Vialog Corporation shall procure that within 14 days of delivery of the annual consolidated accounts of the Group under Clause 19.1 (Annual Statements), the Outstandings shall be prepaid in an aggregate amount equal to 50% of the Excess Cash Flow of the Group above USD 2,500,000. Any such prepayment shall be applied in accordance with Clause 12.7 (Application of Prepayments).

12.4	Mandatory Prepayment from bonds

Save for the issuance by Genesys S.A. of bonds for the Astound’s Acquisition up to USD 50,000, Genesys S.A. or Vialog Corporation shall procure that within 10 days of the issuance of bonds (or any similar instrument) of any member of the Group, the Outstandings shall be repaid in an aggregate amount equal to the net cash proceeds of such issuance of bonds after deduction of all discounts, commissions, costs and expenses. Any such prepayment shall be applied in accordance with Clause 12.7 (Application of Prepayments).

12.5	Mandatory Prepayment from capital increase

Genesys S.A. or Vialog Corporation shall procure that within 10 days of the net cash proceeds of any capital increase of any of such Borrower or any of its consolidated subsidiaries, the Outstandings shall be prepaid in an aggregate amount equal to 50% of the net cash proceeds of any capital increase up to a cumulative amount of USD 40,000,000. Any such prepayment shall be applied in accordance with Clause 12.7 (Application of Prepayments).

12.6	Mandatory Prepayment on Change of Control

Each of the Borrowers shall prepay the full amount of the Outstandings due by it if:

12.6.1	if any person or group of person acting in concert gains more than 331/3% of the shares of Genesys S.A.;

12.6.2	upon the occurrence of a loss of ownership or control of any Material Subsidiary by Genesys (directly or indirectly).

For the purpose of Clause 12.6 (Mandatory Prepayment on Change of Control) “Control” has the meaning given in Article L.233-3 of the French Code de commerce and “acting in concert” has the meaning given in Article L.233-10 of the French Code de commerce.

12.7  Application of Prepayments

12.7.1	Any prepayment made under Clause 12.2 (Mandatory Prepayment of Amounts), Clause 12.3 (Mandatory Prepayment from Excess Cash Flow), Clause 12.4 (Mandatory Prepayment from bonds) or Clause 12.5 (Mandatory Prepayment from capital increase) shall be applied in repayment:

(a)	first, pro rata between the Term B Outstandings, the Term A1 Outstandings and the Term A2 Outstandings in inverse chronological order of maturity; and

(b)	second, when the Term Outstandings have been repaid in full, in repayment of the Revolving Outstandings (and any amounts so repaid may not be reborrowed and the Revolving Commitments of the Lenders will be reduced pro rata).

Any prepayment of Term Outstandings in respect of a Term Facility shall be applied against Term Advances then outstanding under that Facility pro rata.

12.7.2	Any prepayment of Term Outstandings shall satisfy the remaining obligations under Clause 10 (Repayment of the Term Facilities).

13.  CANCELLATION AND VOLUNTARY PREPAYMENT

13.1  Cancellation of the Term Facility

13.1.1	Each of the Borrowers may, by giving to the Agent not less than ten Business Days’ prior notice to that effect, cancel the whole or any part (being an amount not less than USD 1,000,000 and an integral multiple of USD 250,000) of any of its Available Term Facility. Any such cancellation shall reduce the Available Term Commitments of the Lenders in respect of such Available Term Facility rateably.

13.1.2	Should any of the Borrowers cancel the whole of the Available Term Facility or Facilities available to it, no other Revolving Advance will be made available to such Borrower and any unutilised portion of its Revolving Facility shall be cancelled and the corresponding Available Revolving Commitments of the applicable Lenders shall be reduced to zero.

13.2      Prepayment of the Term Outstandings

13.2.1	Should any of the Borrowers decide to prepay its Term Outstandings, such Borrower shall, if it has given to the Agent not less than five Business Days’ prior notice to that effect, ensure that such Term Outstandings are prepaid in whole or part (being an amount such that the amount of the Term Outstandings will be reduced by an amount of not less than USD 2,000,000 and an integral multiple of USD 250,000) on the last day of any Interest Period (relating to the Term Advance or Term Advances to be repaid) which ends after the last day of the Term Availability Period for the Term Facility under which such Term Advance was made.

13.2.2

(i)	Any prepayment made by Genesys S.A. shall be applied to the Term A2 Outstandings in inverse chronological order of maturity;

(ii)	Any prepayment made by Vialog Corporation shall be applied pro rata to the Term A1 Outstandings and Term B Outstandings;

(iii)	Any prepayment of Term A2 Outstandings made by Genesys S.A. shall be applied in inverse chronological order of maturity.

13.2.3	Any prepayment of Term Outstandings shall be applied pro rata between (x) the Term A2 Advances then outstanding in the case of Genesys S.A. or (y) the Term A1 Advances and Term B Advances then outstanding in the case of Vialog Corporation.

13.2.4	Any prepayment of Term Outstandings in respect of a Term Facility shall satisfy the applicable remaining obligations under Clause 10 (Repayment of the Term Facilities).

13.3	Cancellation of the Revolving Facility

Each of the Borrowers may, by giving to the Agent not less than ten Business Days’ prior notice to that effect, cancel the whole or any part (being an amount of not less than USD 1,000,000 and an integral multiple of USD 250,000) of its Available Revolving Facility. Any such cancellation shall reduce the applicable Available Revolving Commitment and Revolving Commitment of each applicable Lender rateably.

13.4      Prepayment of Revolving Outstandings

Provided its whole Term Outstandings have been prepaid, the Borrower to which a Revolving Advance has been made may, by giving to the Agent not less than five Business Days’ prior notice to that effect, prepay the whole or any part of any of its Revolving Advances (being an amount such that the amount of such Revolving Advance will be reduced by an amount of not less than USD 2,000,000 or integral multiple of USD 250,000) together with all accrued interest and all amounts due under Clause 27 (Break Costs) (if any).

13.5  Notice of Cancellation or Prepayment

Any notice of cancellation or prepayment given by a Borrower pursuant to this Clause 13 shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige the relevant Borrower to make such prepayment on such date.

13.6  Notice of Removal of a Lender

     If:

13.6.1	any sum payable to any Lender by an Obligor is required to be increased pursuant to Clause 14.2 (Tax gross-up); or

13.6.2	any Lender claims indemnification from an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased Costs); or

13.6.3	any sum payable to any Lender by an Obligor pursuant to Schedule 8 (Mandatory Cost),

the concerned Borrower or Borrowers may, whilst such circumstance continues, give the Agent at least ten Business Days notice (which notice shall be irrevocable) of its intention if such circumstance relates to a Lender to cancel, repay in respect of the Commitment of such Lender.

13.7  Removal of a Lender

On the day the notice referred to in Clause 13.6 (Notice of Removal of a Lender) expires the concerned Borrower or Borrowers shall repay such Lender’s portion of the Advances and any other applicable interest or cost, if any, due to such Lender.

13.8  No Further Availability

A Lender for whose account a repayment is to be made under Clause 13.6 (Notice of Removal of a Lender) shall not be obliged to participate in the making of Advances on or after the date upon which the Agent receives a Borrower’s notice of its intention to procure the repayment of such Lender’s share of the Outstandings, and such Lender’s Available Term Commitment and Available Revolving Commitment shall be reduced to zero.

13.9  No Other Repayments or Cancellation

None of the Borrowers shall repay or cancel all or any part of the Outstandings except at the times and in the manner expressly provided for in this Agreement.

13.10  No Reborrowing

None of the Borrowers shall be entitled to reborrow any amount of any Term Facility which is repaid or prepaid by it or to reborrow any amount of the Revolving Facility which is repaid or prepaid by it where such repayment or prepayment permanently reduces the Revolving Facility.

14.  TAX GROSS UP AND INDEMNITIES

14.1  Definitions

(a)	In this Clause 14:

“Protected Party” means a Finance Party which is or will be, for or on account of tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	In this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2  Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law under this Agreement to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3  Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of tax by that Protected Party.

(b)	Paragraph (a) above shall not apply with respect to any tax assessed on:

(i)	a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

(c)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4  Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the Obligor.

14.5  Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document.

14.6  Value added tax

(a)	All consideration payable under a Finance Document by a Borrower to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires a Borrower to reimburse a Finance Party for any costs or expenses, that Borrower shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

15.  INCREASED COSTS

15.1  Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any duly documented Increased Costs incurred by that Finance Party or any of its affiliates (being its subsidiary or its holding company) as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation, in each case made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2  Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3  Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.  ILLEGALITY

If, at any time, it is or will become unlawful for a Lender to make, fund, issue, participation or allow to remain outstanding all or part of its share of the Advances, then that Lender shall, promptly after becoming aware of the same, deliver to the applicable Borrower through the Agent a notice to that effect and:

16.1.1	such Lender shall not thereafter be obliged to participate in any Advance and the amount of its Available Term Commitment and Available Revolving Commitment shall be immediately reduced to zero; and

16.1.2	if the Agent on behalf of such Lender so requires, the applicable Borrower shall procure that each Borrower shall on such date as the Agent shall have specified:

(a)	repay such Lender’s share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Lender under the Finance Documents and any repayment of any Term Advance so made after the last day of the Term Availability Period shall reduce rateably the remaining obligations under Clause 10.1 (Term A1 Advances and Terms A2 Advances Repayment Instalments) in respect of the outstandings under the Term Facility under which such Term Advance was made; and

(b)	ensure that the liabilities of such Lender are reduced to zero or otherwise secured.

17.  MITIGATION

If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

17.1.1	an increase in any sum payable to it or for its account pursuant to Clause 14.2 (Tax gross-up); or

17.1.2	a claim for indemnification pursuant to Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased Costs); or

17.1.3	any sum being payable to any Lender by an Obligor pursuant to Schedule 8 (Mandatory Cost); or

17.1.4	the reduction of its Available Term Commitment and Available Revolving Commitment to zero or any repayment to be made pursuant to Clause 16 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the obligations of the Obligors under any of the Clauses referred to, such

Lender shall, upon request by the applicable Borrower and, in consultation with the Agent and the applicable Borrower and to the extent that it can do so lawfully and without prejudice to its own position, use its best efforts (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the applicable Borrower and willing to participate in the Facilities) to mitigate the effects of such circumstances, provided that such Lender shall be under no obligation to take any such action if, in the opinion of such Lender, to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

18.  REPRESENTATIONS

Each of the Borrowers shall make the representations and warranties set out in Clause 18.1 (Status) to Clause 18.39 (Claims against Vialog Corporation) to the Finance Parties in respect of itself, each member of the Group which is a subsidiary of such Borrower, or each of its Material Subsidiaries, as the case may be (assuming for the purposes of the representations made on the date hereof and the Closing Date, that completion of the Acquisition has occurred) provided that the representations and warranties contained in Clause 18.12 (Reports) and Clause 18.39 (Claims against Vialog Corporation) shall be made by Genesys S.A. only. Each of the Borrowers acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties. Without limiting the generality of clause 18.40 (Repetition of Representations) the representations and warranties in Clause 18.17 (Information Memorandum) shall only be made on the dates specified in Clause 18.40 (Repetition of Representations).

18.1  Status

Such Borrower and each of its Material Subsidiaries is a corporation duly organised and validly existing under the law of its jurisdiction of incorporation and has the power and all necessary governmental and other material consents, approvals, licences and authorisations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted.

18.2  Governing Law and Judgments

In any proceedings taken in France in relation to the Finance Documents, the choice of French law as the governing law of certain of the Finance Documents and any judgment obtained in France will be recognised and enforced.

18.3  Binding Obligations

The obligations expressed to be assumed by such Borrower and any of its subsidiaries in the Finance Documents to which it is or they are a party, are legal and valid obligations binding on it or them and enforceable against it or them in accordance with the terms hereof and thereof.

18.4  Execution and Power

The execution by such Borrower and any of its subsidiaries of the Finance Documents, and the Acquisition Documents to which it is or they are a party and its or their exercise of its or their rights and performance of its or their obligations thereunder and the transactions contemplated thereby (including, without limit, borrowing hereunder or thereunder and granting any security or guarantees contemplated hereunder or thereunder) do not and will not:

18.4.1	conflict in any material respect with any agreement, hypothèque, mortgage, bond or other instrument or treaty to which such Borrower or the applicable subsidiary is a party or which is binding upon such Borrower or the applicable subsidiary or any of its assets; or

18.4.2	conflict in any material respect with its or the applicable subsidiary’s constitutive documents; or

18.4.3	conflict in any material respect with any applicable law or any applicable official or judicial regulation or order.

Such Borrower and each of its subsidiaries has the power to enter into and perform its obligations under the Finance Documents and the Acquisition Documents to which it is or they are a party and all corporate and other action required to authorise the execution, delivery and performance of the Finance Documents and the Acquisition Documents to which it is or they are a party and the transactions contemplated therein have been duly taken. No limit on its or any of its applicable subsidiaries’ powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents to which it or any such subsidiary is a party.

18.5  No Material Proceedings

No action or administrative proceeding of or before any court, arbitrator or agency (including, but not limited to, investigative proceedings) which is likely to have a Material Adverse Effect has been started or threatened against such Borrower or any of its Material Subsidiaries or its or their assets, nor are there any circumstances likely to give rise to any such action or proceedings.

18.6  Financial Statements

18.6.1	Its Original Financial Statements and its most recent audited financial statements delivered to the Agent (consolidated in the case of Genesys S.A.):

(a)	were prepared in accordance with accounting principles generally accepted in France or in the United States of America (as the case may be) and consistently applied and comply with Clause 19.9 (Accounting Policies);

(b)	give a true and fair view of (in the case of audited financial statements under French GAAP) or fairly present (in the case of financial statements audited under US GAAP or unaudited financial statements) the financial condition and the results of the operations of such Borrower or, as the case may be, each of such Borrower’s subsidiaries during the relevant period.

18.6.2	Such Borrower’s financial year end and the financial year end of each of each of the such Borrowers’ consolidated subsidiaries end 31 December and will remain on such date except for Genesys Open Media S.A., Axone and Astound.

18.7  No Material Adverse Effect

Since the date of the Original Financial Statements of such Borrower or, if later, the date as at which its most recent audited financial statements (consolidated in the case of Genesys S.A. or Vialog Corporation) were stated to be prepared, no event or circumstances have occurred which caused a Material Adverse Effect.

18.8  Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order:

18.8.1	to enable such Borrower or any of its subsidiaries lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it or any of its subsidiaries in the Finance Documents;

18.8.2	to ensure that the obligations expressed to be assumed by such Borrower or any of its subsidiaries in the Finance Documents are legal, valid, binding and enforceable; and

18.8.3	to make the Finance Documents admissible in evidence in France subject to the translation thereof in French:

(i)	for any period prior to 31 May 2001: have been or will promptly be done, fulfilled and performed; or

(ii)	for any period after 31 May 2001: have been done, fulfilled and performed.

18.9  Claims Pari Passu

Under the laws of France or the United States in force at the date hereof, the claims of the Finance Parties against such Borrower or any of its subsidiaries under the Finance Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application or subject to any privilège arising by operation of law.

18.10  No Filing or Stamp Taxes

Under the laws of France (in the case of Genesys S.A.) or the United States (in the case of Vialog Corporation) in force at the date hereof, it is not required that the Finance Documents to which such Borrower or any of its subsidiaries is a party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to such Finance Documents save for any service of notice by bailiff (huissier) or any recording of or tax payable in connection with the security document referred to in sub-paragraph (e) of the definition of the Security Documents, any filings required under Uniform Commercial Code (or any state laws regarding matters covered or purported to be covered thereby), which will be effected or paid promptly after the date hereof.

18.11  No Deduction or Withholding

Under the laws of France or the United States in force at the date hereof, such Borrower will not be required to make any deduction or withholding from any payment hereunder.

18.12  Reports

The Due Diligence Reports, the Budget and the Business Plan have been prepared after due and careful consideration and Genesys S.A.:

18.12.1	is not aware of any inaccuracy as to factual matters relating to Vialog Corporation contained in the Due Diligence Reports or the Business Plan;

18.12.2	believes that such Reports, Budget and Business Plan were based on reasonable assumptions (as of the date of the respective Reports, Budget and Business Plan); and

18.12.3	is not aware of any facts or matters not stated in the Due Diligence Reports, the Business Plan or the Original Financial Statements, the omission of which make any statements contained therein misleading in any material respect.

18.13  Group Structure

18.13.1	The Group Structure Chart delivered to the Agent pursuant to Schedule 3 (Conditions Precedent) is true, complete and accurate; and

18.13.2	all necessary inter-company loans, transfers, share exchanges and other steps resulting in the final Group structure set out in the Group Structure Chart have been (or will be, for any period prior to 31 May 2001) taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

18.14  No Winding-up or insolvency proceedings

Such Borrower has not, and no member of the Group which is a subsidiary of such Borrower has, taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief having made all reasonable enquiry) threatened against any member of such Borrower’s Group for its winding-up, dissolution, administration or re-organisation including proceedings for règlement amiable under article L.611-3 and following of the French Code de commerce, proceedings under Chapter 11 of the United States Code (whether by voluntary arrangement, scheme of arrangement or otherwise save for any solvent reorganisation previously approved by the Majority Lenders in writing) or for the enforcement of an Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, liquidator, custodian, trustee, creditor representative or similar officer of it or of any or all of its assets or revenues or a judgment for redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under article L.620-1 and following of the French Code de commerce.

18.15  No Defaults

No such Borrower and no member of the Group which is a subsidiary of such Borrower:

18.15.1	are in breach of or in default or in potential default under any agreement to which such Borrower and such member of the Group are a party or which is binding on such Borrower, such member of the Group or any of its assets to an extent or in a manner which is likely to have a Material Adverse Effect; or

18.15.2	are in breach of or in default under any material agreement to which such Borrower or such member of the Group is party or which is binding on such Borrower or such member of the Group or any of its assets as a result of entering into and performing its obligations under the Finance Documents;

18.15.3	are aware of the occurrence of any Event of Default or any Potential Event of Default.

18.16  Information

All of the written information supplied by such Borrower, any Obligor which is a subsidiary of such Borrower and any advisers thereto to the Agent and/or the Lenders and/or their advisers pursuant to the Finance Documents is true, complete and accurate in all material respects as at the date such information was supplied and does not fail to include any information necessary to make the statements made therein not misleading in any material respect.

18.17  Information Memorandum

The factual information contained in the Information Memorandum is true, complete and accurate in all material respects, the financial projections contained therein have been prepared on the basis of recent historical information and on the basis of fair and reasonable assumptions and nothing has occurred or been omitted that renders the information contained in the Information Memorandum inaccurate, and there is no failure to disclose any information necessary to make the statement therein not misleading, in any material respect.

18.18  Environmental Compliance

Such Borrower and each of the Material Subsidiaries of such Borrower have duly performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so could reasonably be expected to have a Material Adverse Effect.

18.19  Environmental Claims

No Environmental Claim has been commenced or (to the best of such Borrowers’ knowledge and belief) is threatened against such Borrower or any Material Subsidiary of such Borrower where such claim could reasonably be expected, if determined against such Borrower or Material Subsidiary, to have a Material Adverse Effect.

18.20  Encumbrances and Financial Indebtedness

18.20.1	Save for Permitted Encumbrances, no Encumbrance exists over all or any of the assets of any Material Subsidiary of such Borrower.

18.20.2	Save for Permitted Financial Indebtedness, such Borrower has no Financial Indebtedness.

18.20.3	The execution of the Finance Documents to which such Borrower or any of its subsidiaries is a party and the exercise by it or them of its rights thereunder will not result in the existence or imposition of nor oblige any such Borrower or any Group member which is a subsidiary of such Borrower to create any Encumbrance (save for Permitted Encumbrances) in favour of any person over any of its present or future assets of such Group member.

18.21  Ownership of the Obligors

Each of the Obligors (other than Genesys S.A.) is a wholly-owned subsidiary of Genesys S.A.

18.22  Subsidiaries

To the extent permitted under any applicable law, each of the Material Subsidiaries of such Borrower will become a Guarantor in accordance with Clause 35.2 (Request for Additional Guarantor).

18.23  Consents and Approvals

All necessary consents, licences, authorisations, and approvals to the transactions constituted by the Acquisition and the Finance Documents have been obtained or waived and all consents, licences, authorisations and other approvals necessary for the conduct of the business of the Group of such Borrower as carried on at the date hereof have been, or when required will be obtained, their terms and conditions have been complied with in all material respects and they have not been and, so far as it is aware, will not be revoked or otherwise terminated.

18.24  Taxation

18.24.1	Such Borrower and each Group member which is a subsidiary of such Borrower has duly and punctually paid and discharged all taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefor without imposing tax penalties or creating any Encumbrance with priority to the Lenders or the security granted or evidenced by the Security Documents (save to the extent payment thereof is being contested in good faith by the relevant Group member and adequate reserves are being maintained for those taxes and where payment thereof can lawfully be withheld and would not result in an Encumbrance with priority to the security created or evidenced by the Security Documents; in relation to the representation made under this Clause 18.24 (Taxation) on the date hereof, this provision shall only apply to the extent any such payment has been previously disclosed to the Agent in writing).

18.24.2	No such Borrower and no Group member which is a subsidiary of such Borrower are materially overdue in the filing of any tax returns.

18.24.3	No claims are being or are reasonably likely to be asserted against such Borrower and any Group member which is a subsidiary of such Borrower with respect to taxes which could reasonably be expected to have a Material Adverse Effect.

18.25  Security Interest

18.25.1	Each Security Document to which it is a party creates the security interest which that Security Document purports to create or, if that Security Document purports to evidence a security interest, accurately evidences a security interest which has been validly created and each security interest ranks in priority as specified in the Security Document creating or evidencing that interest.

18.25.2	The shares of such Borrower and any Group member which is a subsidiary of such Borrower which are subject to an Encumbrance under the Security Documents are fully paid and not subject to any option to purchase or similar rights and the constitutional documents of any such Group member do not and could not restrict or inhibit (whether absolutely, partly, under a discretionary power or otherwise) any transfer of such shares pursuant to enforcement of the Security Documents.

18.26  Intellectual Property

Such Borrower is not aware of any adverse circumstance relating to validity, subsistence or use of any of its or any of its consolidated subsidiaries’ Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

18.27  Good Title to Assets

Such Borrower and each of its consolidated subsidiaries has good title to or valid leases of or other appropriate licence, authorisation or consent to use its assets necessary to carry on its business as presently conducted (including, without limitation, Intellectual Property Rights).

18.28  Acquisition Documents

Save for minor or technical amendments, variations or waivers, there has been no amendment, variation or waiver of the terms of the Acquisition Documents save as approved in writing by the Agent.

18.29  Legal Owner

Such Borrower and each of its consolidated subsidiaries is the owner (subject to any necessary registrations in the books of the entity whose shares are being charged or any other legal formalities referred to in the Legal Opinions which will be effected promptly after the date hereof) of all its assets subject to any Permitted Encumbrances and to any security granted under the Security Documents to which it is a party.

18.30  Issue of Share Capital

Save to the extent contemplated in Clause 22.21 (Share Capital) or in the Exchangeable Bond Agreement and any related corporate resolutions there are no agreements in force or corporate resolutions passed which call for the present or further issue or allotment of, or grant to any person the right (whether conditional or otherwise) to call for the issue or allotment of any share, loan note or loan capital of Genesys S.A. or any Group member (including an option or right of pre-emption or conversion).

18.31  No Immunity

In any proceedings taken in the jurisdiction of incorporation of such Borrower in relation to this Agreement, it will not and none of its consolidated subsidiaries will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.32  No Change of Business

None of the Material Subsidiary of such Borrower is engaged in any business which is unrelated to the general nature of the business of the Group as carried on at the date hereof.

18.33  Pensions

No such Borrower and none of the consolidated subsidiaries of such Borrower have any material liability in respect of its pension plan or any other pension scheme and there are no circumstances which may give rise to such a liability. Such Borrower and each member of the Group which is its subsidiary are in material compliance with all applicable laws and contracts relating to the pension schemes including ERISA.

18.34  Insurance

All insurance normally required by the Group of such Borrower is in force and no insurance policies payments are outstanding.

18.35  ERISA

(a)	No ERISA Affiliates of such Borrower, nor is such Borrower, making or accruing an obligation to make contributions or have within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan. If such Borrower and all ERISA Affiliates of such Borrower were to completely or partially withdraw from all Multiemployer Plans, the resulting aggregate withdrawal liability would not exceed USD 250,000.

(b)	To the best knowledge of such Borrower, each Employee Plan is currently in compliance in all material respects in form and operation with ERISA and the US Code and all other applicable laws, rules and regulations.

(c)	All required governmental approvals for any Employee Plan have been or will, within the time permitted by law, be obtained and a favourable determination as to qualification under Section 401(a) of the US Code of each of the Employee Plans which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA), and which is intended to qualify under Section 401(a) of the US Code, has been made by the Internal Revenue Service (or, in the case application for such determination has been made and is currently pending, will be made within the remedial amendment period (as defined in Section 401(b) of the US Code) applicable to such plans and all changes required by the Internal Revenue Service in order for a determination letter to be issued will be made) and a recognition of exemption from federal income taxation under Section 501 (c) (9) of the US Code of each trust, if any, established in connection with an Employee Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) has been or will, within the time permitted by law, be made by the Internal Revenue Service and, to the knowledge of its ERISA Affiliates, nothing has occurred since the date of such determination (or, as the case may be, application for such determination) or recognition letter that would adversely affect such qualification.

(d)	With respect to each Employee Plan that is subject to the provisions of Title I, Subtitle B, Part 3 of ERISA, the funding method used in connection with such Employee Plan is acceptable under ERISA, and the actuarial assumptions used in connection with such Employee Plan satisfy the requirements of Section 302 of ERISA except as disclosed in a schedule in agreed form to the Agent.

(e)	The fair market value of the assets of each Employee Plan subject to Title IV of ERISA (other than the Multiemployer Plans) are at least equal to the present value of the greater of (a) accrued benefits (both vested and non-vested) under such Employee Plan or (b) “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under such Employee Plan, in each case as of the latest actuarial valuation date for such Employee Plan (determined using the actuarial assumptions and method used by the actuary to such Employee Plan in its valuation of such Employee Plan as at such valuation date).

(f)	No Employee Plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code).

(g)	To the best knowledge of such Borrower there are no material actions, suits or claims which are pending against an Employee Plan of any such Borrower and any subsidiary of such Borrower (other than routine claims for benefits) or, to the knowledge of any member of the Group or any ERISA Affiliate, that could reasonably be expected to be asserted successfully against any Employee Plan.

(h)	To the best knowledge of such Borrower no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or threatened against any fiduciary or any Employee Plan of any such Borrower and the subsidiary of such Borrower.

(i)	None of the Employee Plans of such Borrower nor any member of the Group or any fiduciary thereof (in its capacity as such) has been the direct or indirect subject of any audit, investigation or examination of any governmental or quasi-governmental agency that could reasonably be expected to have a Material Adverse Effect.

(j)	Each of the ERISA Affiliates has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan where failure to do so could reasonably be expected to have a Material Adverse Effect.

(k)	No ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it (or any Borrower or any subsidiary thereof) made contributions.

(l)	No ERISA Affiliate has incurred or caused to occur a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from any Multiemployer Plan that is an Employee Plan.

(m)	(Without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA) no ERISA Affiliate has been a party to a transaction or agreement under which the provisions of Section 4204 of ERISA were applicable.

(n)	No notice of intent to terminate an Employee Plan has been filed, nor has any Employee Plan been terminated pursuant to the provisions of Section 4041(c) of ERISA.

(o)	None of the ERISA Affiliates has incurred or reasonably expects to incur any material liability to PBGC and the PBGC has not instituted proceedings to terminate (or appoint a trustee to administer) an Employee Plan and no event has occurred or condition exists that might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment by PBGC of a trustee to administer) any such Employee Plan.

(p)	No “Reportable Event”, as such term is defined in Section 4043 of ERISA, with respect to which requirement of notice has not been waived by the PBGC, has occurred or is continuing with respect to any Employee Plan.

(q)	No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the US Code) has occurred with respect to any Employee Plan of any Group member subject to Part 4 of Subtitle B of Title I of ERISA.

18.36  Margin Stock

Neither such Borrower nor any of the consolidated subsidiaries of such Borrower owns any Margin Stock, the proceeds of the borrowings made hereunder will not be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute any of the Revolving Facility or the Term Facility a “purpose credit” within the meaning of Regulation U or Regulation X. Neither such Borrower nor any of its consolidated subsidiaries of such Borrower or any agent acting in their behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board of Governors of the Federal Reserve System of the United States of America or to violate the US Securities Exchange Act of 1934 or any applicable U.S. federal or state securities laws.

18.37  The US Code

The consummation of the transactions contemplated under the Finance Documents, the Acquisition Documents and the Astound’s Acquisition Agreement shall not result in the making of any payment by a US Group Member that would not be deductible by a US Group Member or an ERISA Affiliate because of the application of Section 280G of the US Code.

18.38  US Regulations

To the best of Genesys S.A.’s and Vialog’s knowledge, no Borrower and no member of the Group which is a Genesys S.A’s subsidiary and a Vialog Corporation’s subsidiary as the case may be, is subject to regulation under the United States of America Public Utility Holding Company Act of 1935, the United States of America Federal Power Act or the United States of America Investment Company Act of 1940 or to any United States of America federal or state statute or regulation limiting its ability to incur indebtedness, no Borrower and no member of the Group which is a Genesys S.A.’s subsidiary is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the US Investment Company Act of 1940, as amended (15 U.S.C. Articles 80a-1, et seq.) and none of the transactions contemplated by the Finance Documents will violate such Act.

18.39  Claims against Vialog Corporation

Genesys S.A. is not aware of any event, fact or circumstance which would constitute a breach of warranty or misrepresentation or breach of contract or other claim against Vialog Corporation which would likely constitute a Material Adverse Effect if all references in the Acquisition Documents to “so far as the vendor is aware” or similar were deleted.

18.40  Repetition of Representations

(a)	The Repeated Representations shall be deemed to be repeated by the relevant Obligor by reference and subject to the facts and circumstances then existing on (i) the Closing Date, (ii) the date of each Notice of Drawdown and each Selection Notice, (iii) the first day of each Interest Period, (iv) each date on which an Advance is or is to be made (or any Advance is rolled over), or its Term extended and (v) the last day of each Financial Quarter of the Group.

(b)	Clause 18.17 (Information Memorandum) shall be deemed to be made solely on the date of the Information Memorandum; and

(c)	the representations on Business Plan, Due Diligence Reports or on the Original Financial Statements set out in Clause 18.12 (Reports) shall be deemed to be made solely on the Closing Date.

19.  FINANCIAL INFORMATION

19.1  Annual Statements

Each Borrower shall as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to the Agent in sufficient copies (not to exceed 30 copies) for the Lenders its audited social and financial statements and, in the case of Genesys S.A., the consolidated financial statements of the Group for such financial year, audited by an internationally recognised firm of independent auditors licensed to practise in France or in the United States of America, and the related auditor’s reports.

Such audited financial statements of Genesys S.A. shall be accompanied by a statement of Genesys S.A. showing a comparison of actual performance by the Group with the performance in the previous year projected by the budget for such period and (in respect of first two sets of accounts) the Business Plan for such period.

19.2  Semi-Annual Statements

Each Borrower shall as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial year, deliver to the Agent in sufficient copies (not to exceed 30 copies) for the Lenders its financial statements and, in the case of Genesys S.A., the consolidated financial statements of the Group for such period.

Such semi-annual statements shall be in a form reasonably acceptable to the Agent and shall include a balance sheet, profit and loss account and cash flow statement and, in the case of the consolidated semi-annual statements of the Group:

19.2.1	beginning in 2002, a comparison of actual performance by the Group with the performance projected by the budget for such period which comparison shall only begin in January 2002 and (in respect of periods commencing within two years of the Closing Date) the Business Plan for such period;

19.2.2	a rolling reforecast to the end of the current financial year; and

19.2.3	beginning in 2002, in respect of each six months period commencing with the first half-year ending after 31 December 2001, a comparison with the performance in the corresponding period of the previous year.

19.3	Quarterly Statements

Each Borrower shall as soon as the same become available, but in any event within 60 days after the end quarter of each of its financial years, deliver to the Agent in sufficient copies (not to exceed 30 copies) for the Lenders its financial statements and, in the case of Genesys S.A., the consolidated financial statements of the Group for such period.

Such quarterly statements shall be in a form reasonably acceptable to the Agent and shall include a balance sheet, profit and loss account and cash flow statement and, in the case of the consolidated quarterly statements of the Group:

19.3.1	a comparison of actual performance by the Group with the performance projected by the budget for such period and (in respect of periods commencing within two years of the Closing Date) the Business Plan for such period;

19.3.2	a rolling reforecast to the end of the current financial year; and

19.3.3	in respect of each Financial Quarter commencing with the first Financial Quarter ending after the Closing Date, a comparison with the performance in the corresponding period of the previous year.

19.4	Monthly Management Statements

Genesys S.A. shall as soon as the same become available but in any event within 40 days after the end of each month deliver to the Agent in sufficient copies for the Lenders (not to exceed 30 copies) its consolidated financial statements of the Group for such period consisting of its monthly sales (chiffre d’affaires), gross margin (marge brute), Capital Expenditure, EBIT, EBITDA and Cash, together with summary comments and a comparison of actual performance by the Group with the performance projected by the budget for such period and (starting for the year 2002) with the performance in the corresponding calendar month of the previous financial year.

19.5	Requirements as to Financial Statements

Each of the Borrowers shall ensure that each set of financial statements delivered by it pursuant to this Clause 19 is certified by an Authorised Signatory of such Borrower as giving a true and fair view of (in the case of audited financial statements under French GAAP) or fairly presents (in the case of financial statement audited under US GAAP and unaudited financial statements) its financial condition (or in the case of Genesys S.A., the consolidated financial condition of the Group) as at the end of the period to which those financial statements relate and of the results of its (or, as the case may be, the Group’s) operations during such period.

19.6	Compliance Certificates

Each of the Borrowers shall ensure that each set of financial statements delivered by it pursuant to Clause 19.1 (Annual Statements), Clause 19.2 (Semi-Annual Statements) and Clause 19.3 (Quarterly Statements) is accompanied by a Compliance Certificate signed by its auditors (in the case of a Compliance Certificate delivered with its annual financial statements and semi-annual financial statements) or signed by two Directors of each

Borrower (in the case of a Compliance Certificate delivered with its quarterly financial statements).

19.7	Budget

The Borrowers shall, not later than 31 of January of any financial year, deliver to the Agent in sufficient copies (not to exceed 30 copies) for the Lenders the Budget and an annual budget (in a form agreed with the Agent) prepared by reference to each Financial Quarter in respect of such financial year of the Group including:

19.7.1	projected annual profit and loss accounts (including projected turnover and operating costs) for and projected balance sheets and cash flow statements on a quarterly basis for such financial year on a consolidated basis for the Group;

19.7.2	a qualitative analysis and commentary from the management on its proposed activities for such financial year.

The Borrowers shall provide the Agent with details of any material changes in the projections delivered under this Clause 19.7 within 10 days after such change is made.

19.8	Other Financial Information

Each Borrower shall from time to time on the request of the Agent, furnish the Agent with such information about the business, condition (financial or otherwise), operations, performance, properties or prospects of the Group as the Agent or any Lender (through the Agent) may reasonably require.

19.9	Accounting Policies

Each Borrower shall ensure that each set of financial statements delivered pursuant to this Clause 19 is prepared using accounting policies, practices, procedures and reference period substantially consistent with those applied in the preparation of the Original Financial Statements (with normal period end adjustments for monthly and quarterly accounts) (the “Reference Financial Statements”) unless, in relation to any such set of financial statements, the relevant Borrower notifies the Agent that there have been one or more material changes in any such accounting policies, practices, procedures or reference period and the auditors of such Borrower provide:

19.9.1	a description of the changes and the material adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the Reference Financial Statements were prepared; and

19.9.2	sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated by those financial statements and the Reference Financial Statements.

If there has been a material change in accounting policies, practices, procedures or reference period and the description and information required by this Clause 19.9 have been provided by the auditors in connection with such material change and any amendments have been agreed pursuant to Clause 19.10 (Material Change in Accounting Policies) in connection with such material change, then such material change shall become part of the normal accounting policies, practices, procedures and reference period as if it were used in the preparation of the Reference Financial Statements.

19.10	Material change in Accounting Policies

If there has been one or more such material changes in any accounting policies, practices or procedures or reference period:

19.10.1	the Agent and the applicable Borrower(s) shall (in consultation with the auditors of such Borrower(s)), at the Agent’s request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 21 (Financial Condition) the term margin ratchet in Clause 5.3 (Term Margin Ratchet) and the revolving margin ratchet in Clause 7.3 (Revolving Margin Ratchet) and/or in each case, the definitions used therein as may be necessary to grant to the Lenders protection comparable to that granted on the date hereof, and any amendments as agreed will have effect on the date agreed between the Agent and such Borrower(s); and

19.10.2	if no such agreement is reached within 30 days of the Agent’s request, the Agent shall (if so requested by the Majority Lenders) instruct the auditors of the applicable Borrower or independent accountants (approved by such Borrower or, in the absence of such approval within 5 days of request by the Agent therefor, a firm with recognised expertise) to determine any amendment to Clause 21 (Financial Condition) which those auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to grant to the Lenders protection comparable to that granted on the date hereof, which amendments shall take effect when so determined by those auditors, or as the case may be, accountants. Where such auditors or accountants are instructed hereunder, the cost and expense of those auditors or accountants shall be for the account of the applicable Borrower.

19.11	Annual Presentation

Once in every financial year of Genesys S.A., at least one executive director of Genesys S.A. will give a single presentation to the Lenders, at a time and venue agreed with the Agent, about the business and financial performance of the Group and such other related matters as any of the Lenders may reasonably request with a prior notice of 10 Business Days.

20.	OTHER INFORMATION

20.1	Information as to Guarantors

Genesys S.A. shall from time to time, at the request of the Agent, furnish the Agent with a report issued by its auditors stating which of its subsidiaries are Material Subsidiaries.

20.2	Shareholder Information

Each of the Borrowers shall, as soon as reasonably practicable, after the same are supplied or made available, furnish the Agent with such general information as is required by law to be supplied or made available to all of its shareholders (in their capacity as such).

20.3	Auditors

Each of the Borrowers shall at the request of the Agent require and authorise its Auditors to discuss with the Agent the information and other matters related to or arising out of the annual audit of the Group by the Auditors.

20.4	Litigation and Environmental Claims

Each of the Borrowers shall advise the Agent forthwith of the details of:

20.4.1	each litigation, arbitration or administrative proceeding pending or threatened against it or any or its consolidated subsidiaries which may result in its liability or in liability of such subsidiary in an amount in excess of USD 200,000 (or its equivalent); and

20.4.2	each Environmental Claim which may involve liability or expenditure in excess of USD 200,000.

20.5	Shareholders of Genesys S.A.

Genesys S.A. shall promptly inform the Agent in writing upon any transfer of any of the shares of Genesys S.A. of which it is aware representing at least 5% of the share capital of Genesys S.A. or any change of control of such a portion of the share capital of Genesys S.A. of which it is aware and such notice shall include details of the previous owner or controller and the new owner or controller and the number and type of shares affected.

20.6	Information Undertakings

The Borrowers shall procure that any notices required to be delivered to the Agent under Clause 22 (Undertakings) are delivered in accordance with such Clause.

21.	FINANCIAL CONDITION

21.1	Financial Condition

Genesys S.A. shall ensure that the financial condition of the Group shall be such that:

21.1.1	Cash Cover: Cash Cover for each Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite such Relevant Period.

Column 1	Column 2
Relevant Period ending	Ratio
31 December 2001	1.0
31 March 2002	1.0
30 June 2002	1.0
30 September 2002	1.1
31 December 2002	1.2
31 March 2003	1.2
30 June 2003	1.2
30 September 2003	1.2
31 December 2003	1.3
31 March 2004	1.3
30 June 2004	1.3
30 September 2004	1.3
31 December 2004	1.3
31 March 2005	1.3
30 June 2005	1.3
30 September 2005	1.3
31 December 2005	1.3
31 March 2006	1.3
30 June 2006	1.3

“Cash Cover” means, in relation to any Relevant Period, the ratio of Consolidated Cash Flow to Consolidated Debt Service for such Relevant Period.

21.1.2	Interest Cover: Interest Cover for each Relevant Period specified in Column 1 below shall not be less than the ratio set out in Column 2 below opposite each Relevant Period.

Column 1	Column 2
Relevant Period ending	Ratio
31 December 2001	3.0
31 March 2002	3.1
30 June 2002	3.2
30 September 2002	3.2
31 December 2002	3.5
31 March 2003	3.8
30 June 2003	4.2
30 September 2003	4.2
31 December 2003	5.0
31 March 2004	5.0
30 June 2004	5.0
30 September 2004	5.0
31 December 2004	5.0
31 March 2005	5.0
30 June 2005	5.0
30 September 2005	5.0
31 December 2005	5.0
31 March 2006	5.0
30 June 2006	5.0

“Interest Cover” means, in relation to any Relevant Period, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such Relevant Period.

21.1.3	Leverage: The ratio of outstanding Consolidated Net Indebtedness to Consolidated EBITDA for each Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite such Relevant Period.

Column 1	Column 2
Relevant Period ending	Ratio
31 December 2001 (Provided that such ratio for this Relevant Period should be calculated as follows: Consolidated Net Indebtedness to
(Consolidated EBITDA/ 9 x 12)	3.1
31 March 2002	2.8
30 June 2002	2.5
30 September 2002	2.5
31 December 2002	2.0
31 March 2003	1.8
30 June 2003	1.7
30 September 2003	1.7
31 December 2003	1.5
31 March 2004	1.5
30 June 2004	1.5
30 September 2004	1.5
31 December 2004	1.5
31 March 2005	1.5
30 June 2005	1.5
30 September 2005	1.5
31 December 2005	1.5
31 March 2006	1.5
30 June 2006	1.5

21.1.4	Capital Expenditures: The Group shall not in any financial year incur Capital Expenditures in excess of the amounts set out below:

Column 1
Relevant Period	Column 2
(at year end)	(in million)
2001	14.6
2002	23.6
2003	32.9
2004	36.2

Column 1
Relevant Period	Column 2
(at year end)	(in million)
2005	42.5
2006	46.7

provided that, to the extent that in any financial year the amount spent in making Capital Expenditures on assets is less than the maximum expenditure limit agreed for such period, 50% of such shortfall (the “Shortfall”) may be carried forward for the following financial year only and added to the maximum expenditure limits specified above in respect of such following financial year but provided further that if such Shortfall is not spent within such following financial year it shall cease to be available.

For the purposes of determining whether the Shortfall has been spent in such following financial year, it will be presumed that such Shortfall is spent after all of the other Capital Expenditures permitted to be spent in such following financial year have been spent.

For the purposes of determining the thresholds set out above, the amount spent in Capital Expenditures shall not include any Reinvested Amount (as defined in Clause 12.1 under the definition of Net Disposal Amount).

21.2	Financial Testing

The financial covenants set out in Clause 21 (Financial Condition) shall be tested first on 31 December 2001 and then on a quarterly basis by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19 (Financial Information).

21.3	Auditor’s Verification

The Agent may, at any time if it has reasonable grounds for believing that the figures prepared by the Borrowers are materially incorrect, materially inaccurate or materially incomplete require the auditors of the Group to verify the figures supplied by the Borrowers in connection with:

21.3.1	the financial conditions set out in Clause 21.1 (Financial Condition) ;or

21.3.2	the financial conditions to be satisfied in order to permit a reduction in margin in accordance with Clause 5.3 (Term Margin Ratchet) or Clause 7.3 (Revolving Margin Ratchet).

provided that the expenses related to such verification by the auditors of the Group shall be borne by Genesys S.A. if (i) it is the first such verification by the auditors in the financial year of Genesys S.A., or (ii) the auditors determine that the figures prepared by the Borrower were materially incorrect, materially inaccurate or materially incomplete and by the Lenders otherwise.

The Agent may, in accordance with this Clause 21.3, request verification of any figure or calculation made in a Compliance Certificate delivered under Clause 20 (Other Information) and/or any figure contained in the financial statements delivered under Clause 19 (Financial Information) which is relevant to the calculation of the financial conditions referred to above.

If such auditors fail to verify such figures to the reasonable satisfaction of the Agent after being requested to do so, the Agent on behalf of the Majority Lenders may appoint an independent firm of accountants to carry out an appropriate investigation and give a certificate in a form and content reasonably satisfactory to the Agent certifying or verifying the relevant figures and satisfaction of the above financial conditions shall be determined by reference to the figures so verified or certified even if the audited or management accounts for the same date or period have not yet been published. The expenses related to such verification shall be borne as provided above.

21.4	Accounting Terms

All accounting expressions, to the extent that not otherwise defined herein, shall be construed in accordance with generally accepted accounting principles in France or in the United States of America.

22.	UNDERTAKINGS

The undertakings in this clause 22 remain in force from the date of this Agreement as long as any amount is outstanding under any Finance Documents.

22.1	Maintenance of Legal Validity and Legal Status

Each of the Borrowers shall and shall procure that each Obligor which is its subsidiary shall, do all such things as are necessary to maintain its existence as a legal person and obtain, comply, in all material respects, with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences, consents and exemptions required in or by the laws of France and the laws of the United States of America, to enable it lawfully to enter into and perform its obligations under the Finance Documents to which it is expressed to be a party and to ensure the legality, validity, enforceability or admissibility in evidence in France of the Finance Documents and, on request of the Agent, supply a copy (certified by an Authorised Signatory of the relevant Obligor as true, complete and up to date) of any such authorisations, approvals, licences, consents and exemptions.

22.2	Insurance

22.2.1	Each of the Borrowers shall and shall procure that each of its Material Subsidiaries shall, effect and maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by such member of the Group (including, but not limited to, loss of earnings, business interruption, directors and officers liability cover).

22.2.2	Without prejudice to sub-clause 22.2.1, each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, effect and maintain insurances on and in relation to its business and assets against such risks and at such levels or such higher levels as are normally maintained by persons carrying on the same business as that carried on by such Group member.

22.2.3	Each of the Borrowers (if so requested in writing) shall, and shall procure that each of its Material Subsidiaries shall, supply the Agent with a copy of all such insurance policies or certificates of insurance in respect thereof or (in the absence of the same) such other evidence of the existence of such policies as may be reasonably acceptable to the Agent. Each of the Borrowers shall ensure the interest of the Security Agent is noted on such policies which are asset insurance policies within 60 days of the date hereof and that the Security Agent be named as loss payee. The Agent shall not be liable for any omissions or inaccuracy in such insurance policies or certificate.

22.3	Environmental Matters

22.3.1	Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future material changes to or obligations under the same, breach of which (or failure to obtain, maintain or take which) could reasonably be expected to have a Material Adverse Effect.

22.3.2	Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against it in any case where such claim would be reasonably likely to have a Material Adverse Effect or of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against it in any case where such claim could reasonably be expected to have a Material Adverse Effect.

22.4	Notification of Events of Default

Each of the Borrowers shall, and shall procure that each of its consolidated subsidiaries shall, inform the Agent of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

22.5	Claims Pari Passu

Each of the Borrowers shall ensure that at all times the claims of the Finance Parties against it or any of its subsidiaries under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

22.6	Consents and Approvals

Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, comply in all material respects with all applicable laws, rules, regulations and orders and obtain and maintain all governmental and regulatory consents, licences, authorisations, including, inter alia, any stock exchange regulations in France and in the United States of America, and approvals the failure to comply with which or the failure to obtain and maintain which could be reasonably be expected to have a Material Adverse Effect.

22.7	Conduct of Business

Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in all applicable jurisdictions and does all things necessary to obtain, preserve and keep in full force and effect all rights including, without limitation, all franchises, contracts, licences, consents and other rights which are necessary for the conduct of its business.

22.8	Tax

22.8.1	Each of the Borrowers shall, and shall procure that each of its Material Subsidiary shall, duly and punctually pay and discharge (a) all taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefore without imposing penalties and without resulting in an Encumbrance with priority to any Lender or any security purported to be granted by or created pursuant to the Security Documents (save to the extent payment thereof is being contested in good faith by the applicable Borrower or its consolidated subsidiary and adequate reserves are being maintained for those taxes and where payment thereof can lawfully be withheld and would not result in an Encumbrance with priority to the security created or evidenced by the Security Documents) and (b) all lawful claims which, if unpaid, would by law become Encumbrances upon its assets.

22.8.2	Without the prior written consent of the Majority Lenders which shall not be unreasonably withheld, none of the Borrowers nor their consolidated subsidiaries shall change (i) its place of residence for tax purposes (except for Vialog Corporation from Massachusetts to Delaware), (ii) its tax structure or (iii) the tax structure of the Group, unless such changes have no adverse effect on the Lenders.

22.9	Preservation of Assets

Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, use reasonable commercial efforts to maintain and preserve all of its assets that are necessary in the conduct of its business as conducted at the date hereof in good working order and condition, ordinary wear and tear excepted.

22.10	Security

22.10.1	Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, at its own expense, take all such action as the Agent or the Security Agent may require for the purpose of perfecting or protecting the Agent’s or Security Agent’s rights under and preserving the security interests intended to be created or evidenced by any of the Finance Documents and following the making of any declaration pursuant to Clause 23.22 (Acceleration and Cancellation) or 23.23 (Advances Due on Demand) for facilitating the realisation of any such security or any part thereof.

22.10.2	Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall, to the extent legally possible and as required by the Agent (acting on the instructions of the Majority Lenders) from time to time, (a) promptly create or procure the creation of security over the shares of any of its Material Subsidiaries in favour of the Finance Parties to secure all or any of the obligations of each of the Borrowers under the Finance Documents, (b) procure the compliance with this Agreement of any Group member.

22.11	Pensions

22.11.1	Each of the Borrowers shall, and shall procure that each of its Material Subsidiary shall, ensure that all pension schemes are fully funded based on reasonable actuarial assumptions and recommendations and as required by law.

22.11.2	Each of the Borrowers shall deliver to the Agent at intervals of no more than three calendar years, and in any event at such time as those reports are prepared in order to comply with the then current statutory or auditing requirements, actuarial reports in relation to the pension schemes for the time being operated by or maintained for the benefit of such Borrower and any of its consolidated subsidiaries and/or any of its employees.

22.12	Access

Genesys S.A. shall procure that any one or more representatives, agents and advisers of the Agent and/or any of the Lenders will be allowed to have access to the assets, books, records and premises of Genesys S.A. and each of its consolidated subsidiaries and to inspect the same during normal business hours, subject to reasonable prior notice.

22.13	Intellectual Property

22.13.1	Each of the Borrowers shall, and shall procure that each of its Material Subsidiaries shall:

(a)	having given due consideration to the cost and benefit thereof and do all acts as are reasonably practicable to maintain, protect and safeguard the Intellectual Property material for the business of the relevant Material Subsidiary and not terminate or discontinue the use of any such Intellectual Property which is material to its ongoing business;

(b)	use all reasonable endeavours to police against and detect any material infringement of, or detect any material challenge to, any of the Intellectual Property material for the business of the relevant Material Subsidiary and, immediately after becoming aware of any material infringement thereof or material challenge thereto, inform the Agent thereof and, to the extent reasonably necessary in the context of the applicable Material Subsidiary ‘s business take such steps as the Agent may from time to time reasonably direct in relation to such material infringement or material challenge including any steps in relation to the settlement of any legal proceedings brought or defended in relation thereto. Subject always, in the case of any material infringement or material challenge, to any directions given by the Agent, the relevant Material Subsidiary shall not be precluded from taking such steps as it shall consider necessary or desirable in relation to any material infringement of or material challenge to any of such Intellectual Property;

(c)	observe and comply in all material respects with all material obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property or any part thereof is subject where failure to do so could reasonably be expected to have a Material Adverse Effect; and

(d)	pay all fees necessary to maintain, protect and safeguard the Intellectual Property (as it is owned or licensed by a Material Subsidiary) which is material for the business of the relevant Material Subsidiary and the registrations reasonably necessary or desirable to be made in connection therewith before the latest time provided for payment thereof and not permit any registration of such property to terminate, be abandoned, cancelled, lapse or be liable to any claim of abandonment. Promptly upon request by the Agent for the same, Genesys S.A. will deliver or will procure delivery to the Agent of, a receipt for such fees or other evidence of the payment thereof.

22.13.2	Each of the Borrowers shall not, and shall procure that each of its Material Subsidiaries shall not:

(a)	use or allow to be used, or take any step or omit to take any step in respect of any of the Intellectual Property, in any way which could reasonably be expected to materially and adversely affect the existence or value thereof or imperil the right of any of its Material Subsidiaries to use any such property which is material to its ongoing business;

(b)	without the prior written consent of the Agent, which shall not be unreasonably withheld dispose of or transfer or terminate or enter into any contract or licence in respect of Intellectual Property, other than (i) any licensing arrangements between each of the Borrowers or amongst it and/or its consolidated subsidiaries and (ii) the entering into such contracts or licences in the ordinary course of business where this would not have a material adverse effect on the value of the Intellectual Property.

22.14	Negative Pledge

None of the Borrowers shall, and each of the Borrowers will procure that none of its Material Subsidiaries shall, without the prior written consent of the Majority Lenders, which shall not be unreasonably withheld create or permit to subsist any Encumbrance over all or any of its assets other than a Permitted Encumbrance.

22.15	Loans and Guarantees

None of the Borrowers shall, and each of the Borrowers will procure that none of its consolidated subsidiaries shall, without the prior written consent of the Majority Lenders, which shall not be unreasonably withheld make any loans, grant any credit or other financial accommodation or give any guarantee or indemnity (except as permitted or required by the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person except:

22.15.1	trade credit or indemnities granted in the ordinary course of trading and upon terms usual for such trade; or

22.15.2	Permitted Transactions; or

22.15.3	loans to or guarantees of liabilities of employees or directors of any Borrower or its consolidated subsidiaries not exceeding USD 500,000 in aggregate at any time; or

22.15.4	Intra-Group Loan Agreements.

22.16	Financial Indebtedness

None of the Borrowers shall, and each of the Borrowers will procure that none of its consolidated subsidiary shall, incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than, in either case, Permitted Financial Indebtedness.

22.17	Disposals

None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, without the prior written consent of the Majority Lenders, which shall not be unreasonably withheld sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets or its business or undertakings other than Permitted Disposals.

22.18	Mergers

None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, merge or consolidate with any person other than with its wholly-owned subsidiaries, enter into any demerger transaction or participate in any other type of corporate reconstruction except for the acquisitions permitted under Clause 22.19 (Acquisitions).

22.19	Acquisitions

Other than the Permitted Transactions, the Acquisition and the Astound’s Acquisition no Obligor shall, and each Obligor shall procure that no member of the Group shall:

22.19.1	purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company or agree to do any of the foregoing; or

22.19.2	purchase or otherwise acquire any assets (other than in the ordinary course of business) or (without limitation to any of the foregoing) acquire any business or interest therein or agree to do so; or

22.19.3	form, or enter into, any partnership, consortium, joint venture or other like arrangement or agree to do so.

Notwithstanding sub-paragraphs 22.19.1 to 22.19.3 above each of the Borrowers may carry out any of the transactions contemplated if the following conditions are satisfied:

(i)	any contemplated purchase (or similar transaction) is disclosed to the Agent by a twenty Business Days prior written notice before the signing date of the acquisition document;

(ii)	any contemplated purchase (or similar transaction) will be funded (i) in the case of Genesys S.A., by a capital increase, or (ii) in the case of a subsidiary of Genesys S.A., by a capital increase subscribed by a third party or by way of a share exchange;

(iii)	the target company has had a positive EBITDA for at least two years (except for any acquisition of a minority interest in a corporation not exceeding 33% and in that case with an expressed undertaking that under no circumstances will Genesys S.A. or any of its subsidiaries support the target company with cash or any other asset injection);

(iv)	no contingent liabilities are provided for or derived from the contemplated purchase (or similar transaction) except for an amount equal to the aggregate of (x) USD 250,000 and (y) the Financial Indebtedness of the target company and provided that the liabilities covered by guarantees or indemnities given in connection with the acquisition shall not be taken into account;

(v)	any contemplated purchase (or similar transaction) will be subject to a satisfactory and complete due diligence by one or several reputable firms;

(vi)	such contemplated purchase (or similar transaction) is related to the corporate purpose (objet social) of such Borrower; and

(vii)	Genesys S.A. will, after such acquisition, own or control, directly or indirectly, less than one-third or more than 95% of the share capital or voting rights of the target company.

22.20	Dividends and Distributions

22.20.1	None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (whether in cash or in kind) or make any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly save for Permitted Transactions.

22.20.2	None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, pay any interest or return on principal or repayment of principal or other distribution (in cash or in kind) or make any distribution of assets or other payment whatsoever in respect of any loan notes or loan capital whether directly or indirectly save for Permitted Transactions.

22.21	Share Capital

Save for any obligation under the Acquisition Agreement, the Astound’s Acquisition Agreement, plans or employee stock options or other similar program and for the acquisitions permitted under Clause 22.19 (Acquisitions), none of the Borrowers shall, and each of the Borrowers shall procure that none of its Material subsidiaries shall, issue or redeem or repurchase, purchase, defease or retire any shares or grant any person the right (whether conditional or unconditional) to call for the issue or allotment of any share of Genesys S.A. or any of its consolidated subsidiaries (including an option or right of pre-emption or conversion) or any other equity investments, howsoever called, or alter any rights attaching to its issued shares (including ordinary and preference shares) other than:

(a)	any issue of shares by a Borrower (other than Genesys S.A.) to another wholly-owned subsidiary of such Borrower; and

(b)	the redemption, repurchase, defeasance or retirement by or purchase by a consolidated subsidiary of such Borrower of shares or share capital owned by such Borrower.

22.22	Amendments

None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, amend, vary, novate, supplement or terminate any of the Acquisition Documents, the constitutional documents or any other document delivered to the Agent pursuant to Clauses 2.3 (Conditions Precedent) or 35.2 (Request for Additional Guarantor) or waive any right thereunder in any manner whatsoever which is likely to have a Material Adverse Effect.

22.23	Change of Business

None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall carry on any business which is unrelated to the general nature of the business of the Group as carried on at the date hereof.

22.24	Fees and Commissions

None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, other than as required or permitted hereunder, pay any fees or commissions to any person other than any fees payable on arm’s length terms to third parties who have rendered service or advice to such consolidated subsidiary required by such consolidated subsidiary in the ordinary course of business.

22.25	Arm’s Length Basis

None of the Borrowers shall, and each of the Borrowers shall procure that none of its consolidated subsidiaries shall, enter into any arrangement or contract with any of its affiliates or any of its consolidated subsidiaries save where:

22.25.1	each party to the arrangement is a Borrower; or

22.25.2	in any other case:

(a)	such arrangement or contract is entered into on an arm’s length basis and is fair and equitable to such Borrower or its consolidated subsidiary; and

(b)	if so requested by the Agent the benefit of such arrangement is charged as security for amounts owing hereunder (to the extent legally possible); and

(c)	if so requested by the Agent, claims in respect of such arrangements are subordinated to the claims of the Finance Parties under the Finance Documents (to the extent legally possible).

For the purposes of this Clause 22.26 “affiliate” of the specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person or which is a director, officer or partner (limited or general) of such specified person and for this purpose “control”, has the meaning given in article L.233-3 of the French Code de commerce.

22.26	Treasury Transactions

None of the Borrowers shall, and each of the Borrowers shall procure that none of its Material Subsidiary shall, enter into any Treasury Transaction which is not a Permitted Treasury Transaction.

22.27	Joint Ventures

Unless permitted under Clause 22.19 (Acquisitions), none of the Borrowers shall, and each of the Borrowers shall procure that none of its Material Subsidiaries shall, enter into or acquire or subscribe (or agree to enter into or acquire or subscribe) for any shares, stocks, securities or other interest in or transfer of any assets to or lend to or guarantee or give security for the obligations of any Joint Ventures.

22.28	Acquisition of Vialog Corporation

22.28.1	Genesys S.A. shall and shall procure that each other Obligor shall:

(a)	in relation to the Acquisition, comply in all material respects with all relevant laws and all requirements of relevant regulatory authorities;

(b)	at the request of the Agent, provide the Agent with any material information in the possession of the Group relating to the Acquisition as the Agent may reasonably request;

(c)	use reasonable endeavours to ensure that no publicity material, press releases or other public documents in relation to the Acquisition (other than those required by law or regulation) are published or released by or on behalf of it, or their advisers which refer to any of the Agent, the Arrangers, the Security Agent, the Lenders, this Agreement or the Facilities unless such reference and the context in which it appears have previously been approved by the Agent and the Arrangers (such approval not to be unreasonably withheld or delayed); and

(d)	not withhold its consent to any reasonable request by the Arrangers or Agent to publicise the Facilities and the involvement of the Arrangers, Agent, the Security Agent, and the Lenders therein and the transactions contemplated thereby after the Closing Date.

22.29	Hedging

Each of the Borrowers shall, within 45 days of the Closing Date enter into hedging arrangements with an Hedge Counterparty in order to cap its total interest cost in respect of at least 50% of its Term Outstandings, for a period of 3 years and shall provide to the Agent the main terms and conditions of such hedging agreements.

22.30	Key-man Policy

Genesys S.A. shall ensure within 60 days of the Closing Date, it obtains and maintains on terms approved by the Agent the Key-man Policy in the name and in favour of Genesys S.A. and the Security Agent and ensure the Security Agent’s security interests in such policy has been noted thereon and procure the renewal or replacement of the Key-man Policy prior to its expiry on terms acceptable to the Agent.

22.31	Subsidiaries

Genesys S.A. shall procure that any member of the Group which is a Material Subsidiary is or shall, as soon as reasonably practicable after becoming a Material Subsidiary become an Additional Guarantor in accordance with Clause 35 (Changes to the Obligors) unless legal counsel to the Agent has confirmed there is a legal impediment to such Material Subsidiary becoming an Additional Guarantor.

22.32	Intra-Group Loans

22.32.1	Each of the Borrowers will provide, within 30 days of the date hereof a copy of each of the Intra-Group Loan Agreements to which it or any of its consolidated subsidiaries is a party, which shall be in a form satisfactory to the Agent. The Intra-Group Loan Agreements must incorporate subordination clauses whereby the intra-group lender will agree to be fully subordinated to the Lenders’ debt arising out of this Agreement.

22.32.2	Each of the Borrowers will or will cause each of the intra-group lenders to provide, within 30 days of the date hereof a written commitment confirming the entering into and the binding effect of the subordination arrangement referred to above.

22.33	SEC Filings

Genesys S.A. shall procure that each US Group Member shall deliver to the Agent promptly, and in any event within fifteen (15) days, upon the issuance thereof, copies of all reports, if any, to or other documents filed by any of Genesys S.A.’s consolidated subsidiaries Group member with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 (other than on Form S-8 or 8-A or similar forms).

22.34	US Group Member Covenants

Genesys S.A. shall procure that each US Group Member shall and shall procure that each ERISA Affiliate shall:

(a)	as soon as practicable after the filing thereof with the Internal Revenue Service of the United States of America, deliver to the Agent copies of each Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each applicable Employee Plan;

(b)	promptly and in any event within ten days after it or any ERISA Affiliate becomes aware that any ERISA Event (a) has occurred or (b) will occur in the case of any ERISA Event that requires advance notice under Section 4043(b)(3) of ERISA, deliver to the Agent a statement of its chief financial officer or that of the ERISA Affiliate describing such ERISA Event and the action, if any, that it or such ERISA Affiliate proposes to take with respect thereto; provided, however, that no such notice shall be required unless the unfunded liability in connection with the ERISA Event would exceed USD 100,000 (or its equivalent);

(c)	promptly and in any event within five business days after receipt thereof by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan;

(d)	(except as disclosed pursuant to Clause 18.35 (ERISA)) ensure that, during the term of this Agreement, neither it nor any ERISA Affiliate shall agree to contribute, or assume any obligation to contribute, to any Multiemployer Plan that would give rise to any US Group Member of any ERISA Affiliate having potential withdrawal liabilities in excess of USD 50,000;

(e)	pay and discharge when due any material liability imposed on it pursuant to Title IV of ERISA other than premium payments to the PBGC;

(f)	promptly upon becoming aware of any event or condition which would in all reasonable likelihood constitute grounds for the termination of (or the appointment by PBGC of a trustee to administer) any Employee Plan pursuant to Section 4042 of ERISA, deliver an explanation of such event or condition given by its chief financial officer or the chief financial officer of the ERISA Affiliate affected by such event or condition;

(g)	ensure that neither it nor any ERISA Affiliate shall adopt an amendment to an Employee Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the US Code;

(h)	ensure that no Employee Plan is terminated under Section 4041 of ERISA unless such termination would not be reasonably likely to have a Material Adverse Effect;

(i)	provide notice to the Agent within 15 days if it obtains knowledge of any potential withdrawal liability (whether determined as to each such plan, or in the aggregate for all such plans contributed to by any US Group Member and ERISA Affiliates) that would exceed USD 100,000 with respect to Multiemployer Plans; and

(j)	provide notice within 15 days if the aggregate present value of the liabilities of the defined benefit pension plans maintained by all US Group Members and all ERISA Affiliates, determined on an ongoing basis, exceeds the aggregate assets of all such plans by more than USD 100,000.

22.35	US Group Member Information

Each US Group Member shall deliver and Genesys S.A. shall procure delivery to the Agent:

forthwith, and in any event within fifteen (15) Business Days after any US Group Member obtains knowledge thereof, notice:

(1)	of receipt by any US Group Member or any subsidiary thereof, or any tenant or other occupant of any property owned, operated, leased or occupied by a US Group Member or subsidiary thereof, of any claim, complaint, charge or notice of a violation or potential violation of any Environmental Law; involving a potential liability or claim in excess of USD 100,000;

(2)	of the occurrence of a spill or other release of a Hazardous Substance upon, under or about or affecting any of the properties owned, operated, leased or occupied by a US Group Member or subsidiary thereof, or Hazardous Substances at levels or in amounts that may have to be reported, remedied or responded to under any Environmental Law are detected on or in the soil or groundwater;

(3)	that a US Group Member or subsidiary thereof is or may be liable for any costs of cleaning up or otherwise responding to a release of Hazardous Substances, where such costs may exceed USD 100,000;

(4)	that any part of the properties owned, operated, leased or occupied by a US Group Member or any subsidiary thereof is or may be subject to an Encumbrance under any Environmental Law; or

(5)	that a US Group Member or subsidiary will undertake or has undertaken any cleanup or other response action with respect to any Hazardous Substances; and

not later than twenty (20) days after entering into such agreement or agreements, copies of all new employment agreements to which a US Group Member is a party if the employee’s yearly salary together with bonuses, and any other form of remuneration or compensation, is at least USD 500,000.

22.36	Information for Security Documents

Each US Group Member shall deliver and Genesys S.A. shall procure delivery to the Agent, promptly following signing of this Agreement, of all necessary information in order to create and perfect all the security created pursuant to the Security Documents entered into by the US Group Members.

23.	EVENTS OF DEFAULT

Each of Clause 23.1 (Failure to Pay) to Clause 23.20 (Tax Structure) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

23.1	Failure to Pay

Any amount due from an Obligor or the Obligors under the Finance Documents is not paid at the time, in the currency and in the manner specified herein unless such failure to pay is caused by technical difficulties with the banking system in relation to the transmission of funds and payment is made within two Business Days of the due date.

23.2	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in any Finance Document or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been materially incorrect or materially misleading when made or deemed to be made, unless such representation or statement (to the extent it may be remedied) are remedied within 15 days of notification (pursuant to Clause 22.4 (Notification of an Event of Default)) of the fact that it was incorrect or materially misleading.

23.3	Financial Condition

Any of the requirements of Clause 19 (Financial Information), Clause 21.1 (Financial Condition), Clause 22.5 (Claims Pari Passu), Clause 22.10 (Security), Clause 22.14 (Negative Pledge), Clause 22.15 (Loans and Guarantees), Clause 22.20 (Dividends and Distributions), Clause 22.21 (Share Capital), Clause 22.22 (Amendments) and Clause 22.31 (Subsidiaries) are not satisfied at the time provided therein, unless such requirements are remedied within 15 days of the notification (pursuant to Clause 22.4 (Notification of an Event of Default)) that such requirements were not satisfied.

23.4	Other Obligations

An Obligor fails duly to perform or comply in all material respects with any other obligation expressed to be assumed by it in the Finance Documents and such failure, if capable of remedy, is not remedied within fifteen days after the earlier to occur of the date the Agent has given notice thereof to the Borrowers or such Obligor and the date the Obligor or the Borrowers has actual knowledge.

23.5	Cross Default

23.5.1	Any Financial Indebtedness of any member of the Group is not paid when due, any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity, any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group or any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity, provided that it shall not constitute an Event of Default if the aggregate amount of all such Financial Indebtedness is less than USD 500,000.

23.6	Insolvency and Rescheduling

23.6.1	Any member of the Group ceases or suspends generally payment of its debts or announces an intention to do so (or is deemed for the purposes of any law applicable to it to be) or is unable to pay its debts as they fall due or commences negotiations with or makes a proposal to any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or a moratorium is declared in respect of the indebtedness of any Group member.

23.6.2	In respect of any US Group Member, a proceeding or case shall be commenced, without the application or consent of such US Group Member, in any court of competent jurisdiction, seeking (a) its reorganisation, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its or his debts, (b) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the US Group Member or of all or any substantial part of its property, or (c) similar relief in respect of the US Group Member under any law relating to the bankruptcy, insolvency, reorganisation, winding-up, or composition or adjustment of debts; and any such proceeding or case referred to in paragraphs (a), (b) or (c) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or an order for relief against the US Group Member shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto), as amended

23.7	Winding-up and Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(iv)	enforcement of any security over any assets of any member of the Group; or

(v)	any analogous procedure or step is taken in any jurisdiction,

and any such action, proceedings or other procedure referred to in paragraphs (i) to (v) above shall continue undismissed, or an order, judgement or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days.

(b)	A Borrower or any member of the Group commences proceedings for règlement amiable in accordance with articles L.611-3 to L.611-6 of the French Code de commerce.

(c)	Proceedings for redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire are entered in relation to a Borrower or any member of the Group under articles L.620-1 to L.628-3 of the French Code de commerce and such proceedings shall continue undismissed, or an order, judgement or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days.

(d)	Any US Group Member (a) applies for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (b) makes a general assignment for the benefit of its creditors, (c) commences a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended, (d) files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, or (e) takes any corporate action for the purpose of effecting any of the foregoing with respect to itself.

23.8	Execution or Distress

Any execution or distress is levied against, or any encumbrancer(s) take possession of, the whole or a material part of, the property, undertaking or assets of any Material Subsidiary or any event occurs which under the laws of any jurisdiction has a similar or analogous effect in respect of indebtedness exceeding USD 250,000 (or equivalent) in aggregate at any time and which, in any case, is not stayed or discharged within 30 days after such levy, taking of possession or effect and during such 30 day period is contested in good faith by appropriate means diligently pursued.

23.9	Failure to Comply with Final Judgment

Any member(s) of the Group fail to comply with or pay any sum due from it or them under any final judgment or any final order made or given by any court of competent jurisdiction when such sums exceed USD 250,000 (or equivalent) in aggregate at any time.

23.10	Governmental Intervention

By or under the authority of any government:

23.10.1	the management of any Material Subsidiary is wholly or partially displaced or the authority of any Material Subsidiary in the conduct of its business is wholly or partially curtailed and is likely to cause a Material Adverse Effect; or

23.10.2	all or a majority of the issued shares of any member of the Group or the whole or any material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

23.11	Ownership of a member of the Group

After the Closing Date, any change of ownership of more than 5% of any member of the Group, save and except for:

(i)	any change of ownership of Genesys S.A;

(ii)	any ownership increase by Genesys S.A. in Genesys Iberia;

(iii)	any change of ownership within the Group to the extent that the relevant member(s) of the Group continue to be directly or indirectly wholly owned by Genesys S.A.; and

(iv)	any change of ownership permitted under the provisions set out in sub-paragraph 22.19.3 of Clause 22.19 (Acquisitions) provided that the relevant member(s) of the Group continue to be directly or indirectly at least 75% owned by Genesys S.A.

23.12	Occurrence of ERISA Event

With respect to any US Group Member or any ERISA Affiliate thereof, an ERISA Event shall occur with respect to an Employee Plan or any US Group Member or any ERISA Affiliate shall fail to pay the full amount of any instalment due under Section 412(m) of the US Code and as a result either (a) such occurrence or failure to pay would be reasonably likely to have a Material Adverse Effect or (b) any US Group Member would be reasonably likely to become liable to pay any amount exceeding USD 250,000 following such ERISA Event or failure to pay.

23.13	The Group’s Business

Any Material Subsidiary, subject to Permitted Disposals, carries on any business which is unrelated to the general nature of the business of the Group as carried on at the date hereof.

23.14	Repudiation

Any Finance Document or the security intended to be constituted by under any of the Finance Documents is repudiated by any person (other than a Finance Party) or any person (other than a Finance Party) does or causes to be done any act or thing evidencing an intention to repudiate any Finance Document or any such security or subordination or any Finance Document is not or ceases to be in full force and effect or the validity or applicability thereof to any sums due or to become due thereunder is disaffirmed by or on behalf of any Obligor.

23.15	Illegality

At any time any Obligor no longer has the legal power to perform its obligations under the Finance Documents to which it is a party or to own its assets or to carry on its business or at any time it is or becomes unlawful for an Obligor to perform or comply with any or all of its obligations under any Finance Document to which it is a party or any of the obligations of an Obligor thereunder are not or cease to be legal, valid, binding and enforceable.

23.16	Auditor’s Qualification

The auditors of the Borrowers or any member of the Group qualify their annual audit report to the consolidated accounts of the Group or the unconsolidated accounts of any Group member in a manner which is, in the reasonable opinion of the Majority Lenders, material in the context of the Facilities and is likely to have a Material Adverse Effect.

23.17	Environmental

Any Material Subsidiary breaches any Environmental Law or any Environmental Claim is made or threatened against any Material Subsidiary which, in either case, is likely to have a Material Adverse Effect.

23.18	Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced against any Group member or its respective assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which is likely to have a Material Adverse Effect.

23.19	Material Adverse Change

Any event or circumstance occurs which the Majority Lenders reasonably believes is likely to have a Material Adverse Effect.

23.20	Tax Structure

Any advice or recommendation made in the tax Due Diligence Report which is likely to have an adverse effect is not applied by any Group member, or a Group member does not comply with the recommendations made in the Due Diligence Report which are likely to have an adverse effect or the tax structure as contemplated by the tax Due Diligence Report is amended or altered, which is likely to have a Material Adverse Effect.

23.21	Genesys S.A. Refinancing

If on or prior to 31 May 2001, Genesys S.A. fails to refinance the USD 35,000,000 loan extended to it by Fortis Banque France S.A. in accordance with sub-clause 2.2.2.

23.22	Acceleration and Cancellation

Upon the occurrence of an Event of Default at any time thereafter, the Agent may, without any mise en demeure or any judicial or extra judicial step (and, if so instructed by the Majority Lenders, shall) by notice to the Borrowers but subject to the mandatory provisions of articles L.620-1 to L.628-3 of the French Code de commerce:

23.22.1	declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Obligors under the Finance Documents) or declare all or any part of the Advances to be due and payable on demand of the Agent; and/or

23.22.2	declare that any unutilised portion of the Facilities shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Lender shall be reduced to zero; and/or

23.22.3	exercise or direct the Security Agent to exercise all rights and remedies.

provided that, notwithstanding the above, if there shall occur an Event of Default under Clause 23.6.2 or Clause 23.7(d), then all of the Advances shall automatically be due and payable and any unutilised portion of the Facilities shall automatically be cancelled and the Available Commitment of each Lender shall be automatically reduced to zero, in each case without any action by the Agent or any Lender.

23.23	Advances Due on Demand

If, pursuant to Clause 23.22 (Acceleration and Cancellation), the Agent declares all or any part of the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent or the Security Agent, as the case may be, may (and, if so instructed by the Majority Lenders, shall) by notice to the Borrowers:

23.23.1	require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Obligors under the Finance Documents) or withdraw its declaration with effect from such date as it may specify; and/or

23.23.2	select as the duration of any Interest Period or Term which begins whilst such declaration remains in effect a period of six months or less;

23.23.3	declare that the Security Documents (or any of them) shall have become enforceable; and/or

23.23.4	send a Valid Claim (as defined in the Guarantee signed on the date hereof by Genesys S.A.) to Genesys S.A. to request payment of all sums due hereunder by Vialog Corporation, provided that such Valid Claim may not be sent to Genesys S.A. before the Agent declares the relevant Advance due and payable as a result of an Event of Default.

24.	COMMITMENT COMMISSION AND FEES

24.1	Commitment Commission

(a)	Vialog Corporation shall pay to the Agent (for the account of each Lender) a commission in dollars computed at a rate of:

(i)	50% per annum of the A1 Margin on that Lender’s Available Term A1 Commitment for the Term Availability Period applicable to the Term A1 Facility; and

(ii)	50% per annum of the B Margin on that Lender’s Available Term B Commitment for the Term Availability Period applicable to the Term B Facility; and

(iii)	50% per annum of the Revolving 1 Margin on that Lender’s Available Revolving 1 Commitment.

(b)	Genesys S.A. shall pay to the Agent (for the account of each Lender) a commission in dollars computed at a rate of:

(i)	50% per annum of the A2 Margin on that Lender’s Available Term A2 Commitment for the Term Availability Period applicable to the Term A2 Facility; and

(ii)	50% per annum of the Revolving 2 Margin on that Lender’s Available Revolving 2 Commitment.

(c)	The accrued commitment commission is payable on the last day of each quarter, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

24.2	Arrangement Fee

Each of the Borrowers shall pay on the date hereof to the Arrangers a fee (the amount being agreed in a separate letter (the “Arrangement Fee Letter”)) net of VAT on the aggregate maximum amount of the Facilities.

24.3	Agency Fee

Each of the Borrowers shall pay to the Agent for its own account the agency fees (the amount being agreed in a separate letter (the “Agency Fee Letter”)).

25.	COSTS AND EXPENSES

25.1	Transaction Expenses

The Borrowers shall, from time to time on demand of the Agent, reimburse each of the Agent, the Security Agent and the Arrangers and any of their affiliates (on a full indemnity basis whether or not any of the Facilities are drawndown or utilised) for all reasonable costs and expenses (including reasonable legal fees, accounting fees and translation fees) together with any VAT thereon incurred by it in connection with:

25.1.1	any due diligence carried out by it or on its behalf in connection with the Finance Documents and the transactions contemplated thereby;

25.1.2	the negotiation, preparation, execution and perfection of the Finance Documents, any other document referred to in the Finance Documents and the completion of the transactions therein contemplated; and

25.1.3	the syndication of the Facilities.

25.2	Preservation and Enforcement of Rights

Each of the Borrowers shall, from time to time on demand of the Agent or Security Agent, reimburse the Finance Parties for all reasonable and duly documented costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents against such Borrower and any document referred to in the Finance Documents (including, without limitation, any costs and expenses relating to any investigation as to whether or not an Event of Default might have occurred or is likely to occur in respect of such Borrower’s Facilities or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving an Event of Default or Potential Event of Default in respect of such Borrower’s Facilities).

25.3	Stamp Taxes

Each of the Borrowers shall, to the extent it relates to such Borrower, pay all stamp, registration and other taxes to which the Finance Documents, any other document referred to in the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

25.4	Amendment Costs

If an Obligor requests any amendment, waiver or consent then the applicable Borrower shall, within five Business Days of demand by the Agent, reimburse the Finance Parties for all reasonable and duly documented costs and expenses (including legal fees) together with any VAT thereon incurred by such person in responding to or complying with such request.

25.5	Lenders’ Liabilities for Costs

If a Borrower fail to perform any of its obligations under this Clause 25, each Lender shall, prorata to its Commitment, indemnify each of the Agent, the Security Agent and the Arrangers against any loss incurred by any of them (or their affiliates, in the case of costs and expenses referred to in Clause 25.1 (Transaction Expenses)) as a result of such failure.

26.	DEFAULT INTEREST

26.1	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) on a day-to-day basis at a rate per annum equal to the sum of the Overnight LIBOR, the applicable Margin, the Mandatory Cost (if any) (expressed as a percentage per annum) and one per cent (1%). Any interest accruing under this Clause 26.1 shall be immediately payable by the Borrower on demand by the Agent.

26.2	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

27.	BREAK COSTS

If any Lender or the Agent on its behalf receives or recovers all or any part of an Advance otherwise than on the last day of an Interest Period or Term relating thereto, the applicable Borrower shall pay to the Agent on demand for account of such Lender an amount equal to the amount (if any) by which (a) the additional interest which would have been payable by such Borrower on the amount so received or recovered had it been received or recovered on the last day of that Interest Period or Term exceeds (b) the amount of interest which in the opinion of the Agent would have been payable to the Agent on the last day of that Interest Period or Term in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in the relevant interbank market for a period starting on the third Business Day following the date of such receipt or recovery and ending on the last day of that Interest Period or Term.

28.	OTHER INDEMNITIES

28.1	Other Indemnities

Each of the Borrowers undertakes to indemnify:

28.1.1	each Finance Party against any cost, claim, loss, expense (including reasonable legal fees) or liability together with any VAT thereon, whether or not reasonably foreseeable, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any material default by any Obligor in the performance of any of the obligations expressed to be assumed by it in any Finance Document to the extent the same relate to such Borrower;

28.1.2	the Agent against any cost or loss it may suffer or incur as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 30 (Payments) in respect of such Borrower;

28.1.3	each Lender against any cost or loss it may suffer under Clause 25.5 (Lenders’ Liabilities for Costs) or Clause 33.10 (Lenders Indemnity to the Agent) in respect of such Borrower;

28.1.4	each Lender against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by such Borrower but not made by reason of the operation of any one or more of the provisions hereof;

28.1.5	each Lender against any cost or loss it may suffer including any reduction in the rate of return it would have received but for performing its obligations to such Borrower under this Agreement as a result of any minimum reserve requirements imposed on it by the European Central Bank in relation to an Advance or funding an Advance; and

28.1.6	each Finance Party and in each case each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, fees and disbursements of legal counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto, arising out of or in connection with or relating to the Finance Documents or the transactions contemplated hereby or thereby in respect of such Borrower or any use made or proposed to be made with the proceeds of the Facilities, whether or not such investigation, litigation or proceeding is brought by a member of the Group, any of shareholder or creditors of any member of the Group, an Indemnified Party or any other person, except to the extent that such claim, damage, loss, liability, cost or expense is found by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

28.2	Currency Indemnity

If any sum (a “Sum”) due from an Obligor under the Finance Documents or any order, judgment, award or decision given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

28.2.1	making or filing a claim or proof against such Obligor;

28.2.2	obtaining or enforcing an order, judgment, award or decision in any court, arbitral proceedings or other tribunal.

the applicable Borrower shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

29.	CURRENCY OF ACCOUNT AND PAYMENT

29.1	Currency of Account

Dollars is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:

29.1.1	each repayment of an Advance or Unpaid Sum or a part thereof shall be made in the currency in which such Advance or Unpaid Sum is denominated at the time of that repayment;

29.1.2	each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

29.1.3	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

29.1.4	each payment pursuant to Clause 14.3 (Tax Indemnity), Clause 15.1 (Increased Costs) or Clause 28.1 (Other Indemnities) shall be made in the currency specified by the party claiming thereunder; and

29.1.5	any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

30.	PAYMENTS

30.1	Payments to the Agent

On each date on which this Agreement requires an amount to be paid by an Obligor or a Lender, such Obligor or, as the case may be, such Lender shall make the same available to the Agent for value on the due date at such time and in such funds and to such account with such bank as the Agent shall specify from time to time.

30.1.1	Save as otherwise provided herein, each payment received by the Agent pursuant to Clause 30.1 (Payments to the Agent) shall:

(a)	in the case of a payment received for the account of a Borrower, be made available by the Agent to that Borrower by application:

(i)	first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from that Borrower hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

(ii)	secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment (or, in relation to the euro, in a financial centre in a state which has adopted the euro for its currency) as that Borrower shall have previously notified to the Agent for this purpose; and

(b)	in the case of any other payment, be made available by the Agent to the person entitled to receive the payment in accordance with this Agreement (in the case of a Lender, for the account of the Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment [(or, in relation to the euro, in a financial centre in a state which has adopted the euro for its currency)] as that person has previously notified to the Agent.

30.1.2	A payment will be deemed to have been made by the Agent on the date on which it is required to be made under this Agreement if the Agent has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Agent in order to make the payment.

30.2	Payments by the Agent to the Lenders

Any amount payable by the Agent to the Lenders under this Agreement shall be paid in dollars.

30.3	No Set-off

All payments required to be made by an Obligor under any Finance Document shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

30.4	Clawback

Where a sum is to be paid under a Finance Document to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

30.5	Partial Payments

If and whenever a payment is made by an Obligor hereunder and the Agent receives an amount less than the due amount of such payment the Agent may apply the amount received towards the obligations of the Obligors under this Agreement in the following order:

30.5.1	first, in or towards payment of any unpaid costs and expenses of each of the Agent, the Security Agent and the Arranger;

30.5.2	second, in or towards payment pro rata of any accrued interest, commitment commission due but unpaid under the applicable Facility;

30.5.3	third, in or towards payment pro rata of any Outstandings due but unpaid under the applicable Facility; and

30.5.4	fourth, in or towards payment pro rata of any other sum due but unpaid under the applicable Facility.

30.6	Variation of Partial Payments

The order of partial payments set out in Clause 30.5 (Partial Payments) shall override any appropriation made by the Obligor to which the partial payment relates but the order set out in sub-clauses 30.5.2, 30.5.3, 30.5.4 of Clause 30.5 (Partial Payments) may be varied if agreed by all the Lenders.

30.7	Business Days

30.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.7.2	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

31.	SET-OFF

31.1	Contractual Set-off

Each Obligor authorises each Lender after the occurrence of an Event of Default and while such Event of Default is continuing to apply any credit balance to which such Obligor is entitled on any account of such Obligor with such Lender in satisfaction of any sum due and payable from such Obligor to such Lender under any Finance Document but unpaid. For this purpose, each Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

31.2	Set-off not Mandatory

No Lender shall be obliged to exercise any right given to it by Clause 31.1 (Contractual Set-off).

32.	SHARING

32.1	Payments to Lenders

If a Lender (a “Recovering Lender”) applies any receipt or recovery from an Obligor to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 30 (Payments), then such Recovering Lender shall:

32.1.1	notify the Agent of such receipt or recovery;

32.1.2	at the request of the Agent, promptly pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by such Recovering Lender as its share of any payment to be made in accordance with Clause 30.5 (Partial Payments).

32.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 30.5 (Partial Payments).

32.3	Recovering Lender’s Rights

The Recovering Lender will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 32.2 (Redistribution of Payments) in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Lender in an amount equal to the Sharing Payment).

32.4	Repayable Recoveries

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by such Recovering Lender, then:

32.4.1	each party which has received a share of such Sharing Payment pursuant to Clause 32.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Lender an amount equal to its share of such Sharing Payment; and

32.4.2	such Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

32.5	Exception

This Clause 32 shall not apply if the Recovering Lender would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor.

32.6	Recoveries Through Legal Proceedings

If any Lender intends to commence any action in any court or arbitral proceedings it shall give prior notice to the Agent, the Security Agent and the other Lenders. If any Lender shall commence any action in any court or arbitral proceedings to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Lender shall not be required to share any portion of such amount with any Lender which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court or arbitral proceedings.

33.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS

33.1	Appointment of the Agent and the Security Agent

(a)	Each of the Arrangers and the Lenders appoint the Agent to act as its agent under and in connection with the Finance Documents (to the exclusion of the Security Documents) and each of the Arrangers and the Lenders appoint the Security Agent to act as its agent under and in connection with the Security Documents.

(b)	Each of the Arrangers and the Lenders authorise the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions and each of the Arrangers and the Lenders authorise the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each of the Arrangers and the Lenders authorise the Security Agent to sign in their name and on their behalf (i) all Security Documents, (ii) any other document in connection with the Security Documents, at the time of execution or enforcement of the security created pursuant to the Security Documents and (iii) any document relating to the enforcement of the security created pursuant to the Security Agreement.

33.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default or a Potential Event of Default and stating that the circumstance described is an Event of Default or a Potential Event of Default, it shall promptly notify the Lenders.

(c)	The Agent shall promptly notify the Lenders of any Event of Default or a Potential Event of Default arising under Clause 23.1 (Failure to pay).

(d)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

33.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

33.4	Rendering of Account

Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

33.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.6	Rights and discretions of the Agent and the Security Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Event of Default or a Potential Event of Default has occurred (unless it has actual knowledge of an Event of Default or a Potential Event of Default arising under Clause 23.1 (Failure to pay);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by Genesys S.A. (other than Notice of Drawdown) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Security Agent may (i) accept without inquiry any title which an Obligor may have to any asset intended to be the subject of the security created by the Security Documents and (ii) hold or deposit any title deeds, Security Documents or any other documents in connection with any of the assets charged by the Security Documents with any banker or banking company or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers and it shall not be responsible for or be required to insure against any loss incurred in connection with any such holding or deposit and it may pay all amounts required to be paid on account or in relation to any such deposit.

33.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders and the Arrangers.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without first obtaining that Lender’s authority to act on its behalf in those proceedings.

33.8	Responsibility for documentation

Neither the Agent nor the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

33.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

33.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

33.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its affiliates (being the Agent’s subsidiary or holding company) acting through an office in France as successor by giving notice to the Lenders and the Borrowers.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Borrowers, in which case the Majority Lenders may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with Genesys S.A.) may appoint a successor Agent acting through an office in France).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 33. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

33.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

33.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 8 (Mandatory Cost).

33.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

34.	CHANGES TO THE LENDERS

34.1	Assignments and transfers by the Lenders

34.1.1	Subject to this Clause 34, a Lender (the “Existing Lender ”) may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

to another bank or financial institution which is licensed to do banking transactions in France and/or which is an internationally recognised financial institution (the “New Lender”).

34.1.2	Any Security attached to the rights assigned or the rights and obligations transferred to a New Lender shall be automatically transferred to the New Lender prorata to the Commitments and Advances assigned or transferred.

34.2	Conditions of assignment or transfer

(a)	The consent of Genesys S.A. is not required for an assignment or transfer by a Lender to another Lender or an affiliate of a Lender.

(b)	Any assignment or transfer shall be of a minimum amount of USD 2,000,000.

(c)	The consent of Genesys S.A. and/or Vialog Corporation is required for an assignment or transfer by a Lender to New Lender which is not a Lender or an affiliate of the Lender.

(d)	The consent of Genesys S.A. and/or Vialog Corporation to an assignment or transfer must not unreasonably be withheld or delayed. Genesys S.A. will be deemed to have given its consent eight days after the Lender has requested it unless consent is expressly refused for valid reasons by Genesys S.A. within that time.

(e)	The consent of Genesys S.A. and/or Vialog Corporation to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase of the Mandatory Cost.

(f)	The consent of the Agent is required to a transfer by an Existing Lender to a New Lender.

(g)	An assignment will only be effective as among the Finance Parties on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was a Lender listed in Schedule 1 (the Lenders).

(h)	Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender’s share of the Term A1 Facility, the Term A2 Facility, the Revolving 1 Facility and the Revolving 2 Facility pro rata or if it transfers or assigns the Existing Lender’s share of its Term B Facility.

(i)	A transfer will only be effective if the procedure set out in Clause 34.5 (Procedure for transfer) is complied with.

(j)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

34.3   Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 2,000.

34.4   Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 34 ; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise

34.5       Procedure for transfer

(a)	Subject to the conditions set out in Clause 34.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable (being a minimum of five Business Days) after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had, had the New Lender been an initial Lender listed in Schedule 1 with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

the New Lender shall become a Party as a “Lender”.

34.6    Disclosure of information

Any Lender may disclose to any of its affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a confidentiality undertaking provided that such confidentiality undertaking provides, among other things, for relevant restrictions, including without limitation “Chinese wall” – type procedures, to take into account the fact that certain members of the Group are public companies.

34.7    Securitisation Transactions

The Existing Lender shall be at liberty to assign, transfer, sub-participate or otherwise dispose (including by way of credit derivative or credit linked notes) of any of its rights or credit exposures under or in connection with this Agreement, directly or indirectly, to any form of securitisation vehicle (whether a company, fund, trust (fonds commun de créances or other entity) under or in connection with a CLO, CDO or any other form of securitisation, defeasance, synthetic securitisation or portfolio credit swap transaction. The provisions of Clauses 34.1 to 34.6 shall not apply to any such assignment, transfer, sub-participation or disposal

34.8    Syndication

Each Borrower acknowledges that syndication of the Facilities in accordance with this Clause 34.8 is contemplated and undertakes to assist and co-operate with the Agent and the Arrangers in syndication by, inter alia:

34.8.1	expediting site visits at reasonable times upon reasonable notice by the Agent of persons who have been invited by the Arrangers to participate in the Facilities (“Invitees”);

34.8.2	participating (and ensuring its executive directors, senior management and representatives will participate in) at reasonable times upon reasonable notice in presentations to the Lenders and the Invitees (at such times and places as the Arrangers may reasonably select) concerning the Borrowers, the Group members and their activities;

34.8.3	using all reasonable efforts to obtain appropriate authorisations from the auditors, other accountants, consultants and professional advisers to release to the Lenders and the Invitees any information reasonable requested by the Agent or the Arrangers, including the Due Diligence Reports;

34.8.4	refraining from making any statement, announcement or publication or doing any act or thing calculated to obstruct syndication of the Facilities in any way other than as required by applicable law or regulation or stock exchange regulator;

34.8.5	paying any out-of-pocket expenses (including reasonable legal fees) incurred by the Agent and the Arrangers in the process of syndication of the Facilities and in preparing the Information Memorandum;

34.8.6	if so requested by the Arrangers, procuring its directors and other officers to review the Information Memorandum;

34.8.7	providing the Arrangers with all information deemed reasonably necessary by the Arrangers to complete syndication successfully;

34.8.8	taking all such other action as the Arrangers may reasonably request to form a syndicate; and

34.8.9	using its reasonable efforts to ensure syndication benefits from its lending relationships.

35.     CHANGES TO THE OBLIGORS

35.1   Assignments and transfer by Obligors

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

35.2   Request for Additional Guarantor

35.2.1	To the extent legally possible upon instructions from the Majority Lenders, the Agent will request that any Material Subsidiary becomes an Additional Guarantor by delivering to the Borrowers and the proposed Additional Guarantor a notice duly executed by the Agent acting on instruction of Majority Lenders. Such Guarantor will provide the guarantee requested by the Agent which guarantee shall be given in a form and substance similar to the Guarantees issued at the date hereof and in accordance with Clause 22.10 (Security) within 15 Business Days upon receipt of such notice.

35.2.2	A company, in respect of which the Agent has delivered such a request for Additional Guarantor, shall became an Additional Guarantor and assume all the rights, benefits and obligations of a Guarantor as a guarantor on the date on which the Agent notifies Genesys S.A. and the proposed Additional Guarantor that it has received, in form and substance satisfactory to it, all the documents and other evidence listed in Schedule 6 (Additional Conditions Precedent).

35.3   Resignation of a Guarantor

Any Material Subsidiary which will cease to be a Material Subsidiary may cease to be an Additional Guarantor provided that:

(i)	there is no Event of Default or Potential Event of Default;

(ii)	the resignation of a Guarantor would not affect the legality, validity or enforceability and value of any security contemplated by the Security Documents and the Guarantees;

(iii)	the Guarantor shall deliver to the Agent a resignation notice;

(iv)	the Security Agent is satisfied that such Guarantor is under no actual obligation under or pursuant to any Security Document and that an equivalent security is created by any other Additional Guarantor under the provisions of Clause 35.2 (Request for Additional Guarantor) if and when the Agent reasonably so requests, then, if all the conditions described above are satisfactory to the Security Agent at its sole discretion, such resignation notice will come into effect upon notification from the Security Agent acting on instruction of the Majority Lenders to the Guarantor

36.     CALCULATIONS AND EVIDENCE OF DEBT

36.1   Basis of Accrual

Any interest, commission or fees shall accrue from day to day and shall be calculated on the basis of a year of 360 days or, in any case where market practice differs, in accordance with market practice and the actual number of days elapsed

36.2   Quotations

If on any occasion a Reference Bank or Lender fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent, provided that, in relation to determining LIBOR, this Clause 36.2 shall not apply if only one Reference Bank supplies a quotation

36.3   Evidence of Debt

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder

36.4   Control Accounts

The Agent shall maintain on its books a control account or accounts in which shall be recorded:

36.4.1	the amount of any Advance or any Unpaid Sum;

36.4.2	the amount of all principal, interest and other sums due or to become due from an Obligor and each Lender’s share therein; and

36.4.3	the amount of any sum received or recovered by the Agent hereunder and each Lender’s share therein.

36.5   Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 36.3 (Evidence of Debt) and Clause 36.4 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors

36.6   Certificates of Lenders

A certificate of a Lender to the Agent as to:

36.6.1	the amount by which a sum payable to it hereunder is to be increased under Clause 14.2 (Tax gross-up);

36.6.2	the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased Costs);

36.6.3	the amount of any credit, relief, remission or repayment; or

36.6.4	the amount of any cost, payment or liability referred to in Clause 28 (Other Indemnities),

shall, in the absence of manifest error and provided supporting and explanatory information is contained therein or attached thereto, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors

36.7   Agent’s Certificates

A certificate of the Agent as to the amount at any time due from a Borrower hereunder or the amount which, but for any of the obligations of such Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from such Borrower hereunder shall, in the absence of manifest error, be conclusive evidence for the matters to which it relates

37. REMEDIES AND WAIVERS, PARTIAL INVALIDITY

37.1 Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under any Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein and in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

37.2 Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

38. NOTICES

38.1 Communications in Writing

Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

38.2 Addresses

Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by fifteen days’ written notice to the Agent, specified another address or fax number) be made or delivered to the address or fax number:

38.2.1	in the case of the Obligors and the Arrangers, identified with its name below;

38.2.2	in the case of the Security Agent and the Agent :

BNP Paribas To the attention of: Sergio Collavini 37, place du Marché Saint-Honoré 75031 Paris Cedex 01 Tel: 00.33.1.42.98.75.50 Fax: 00.33.1.42.98.19.24.

38.2.3	in the case of each Lender, notified in writing to the Agent prior to the date hereof (or, in the case of a New Lender, at the end of the Transfer Agreement to which it is a party as New Lender); and

38.2.4	in the case of each acceding Obligor, in the relevant Accession Memorandum.

38.3 Delivery

Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:

38.3.1	if by way of fax, be deemed to have been received when transmission has been completed; and

38.3.2	if by way of letter, deemed to have been delivered when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided that any communication or document to be made or delivered to the Agent or Security Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Agent’s or, as the case may be, Security Agent’s signature below (or such other department or officer as the Agent or, as the case may be, the Security Agent shall from time to time specify for this purpose).

38.4 English Language

Each communication and document made or delivered by one party to another pursuant to the Finance Documents shall be in the English language or accompanied by a translation thereof into English.

38.5 Notification of Changes

Promptly upon receipt of notification of a change of address or fax number pursuant to Clause 38.3 (Delivery) the Agent shall notify the other parties hereto of such change.

38.6 Deemed Receipt by the Obligors

Any communication or document made or delivered to Genesys S.A. or Vialog Corporation in accordance with Clause 38.3 (Delivery) shall be deemed to have been made or delivered to each of the Obligors.

39. COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

40. AMENDMENTS

40.1 Amendments

The Agent, if it has the prior consent of the Majority Lenders, and the Obligors may from time to time agree in writing to amend the Finance Documents or to waive, prospectively or retrospectively, any of the requirements of the Finance Document and any amendments or waivers so agreed shall be binding on all the Finance Parties, provided that no such waiver or amendment shall subject any Finance Party hereto to any new or additional obligations without the consent of such Finance Party.

40.2 Amendments Requiring the Consent of all the Lenders

An amendment or waiver which relates to:

40.2.1	Clause 32 (Sharing) or this Clause 40;

40.2.2	a change in the principal amount of or currency of any Advance, or deferral of any Term Repayment Date or Repayment Date or Final Maturity Date or Revolving Termination Date;

40.2.3	a change in the Margin, the commitment commission, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

40.2.4	the definition of Event of Default or Majority Lenders;

40.2.5	any amendment of a Security Document; or

40.2.6	any provision which by its terms expressly contemplates the need for the consent or approval of all the Lenders,

shall not be made without the prior consent of all the Lenders. For the avoidance of doubt, any amendment to Clause 12 (Mandatory Prepayment) requires only the prior consent of the Majority Lenders.

40.3 Exceptions

Notwithstanding any other provisions hereof, neither the Agent nor the Security Agent shall be obliged to agree to any such amendment or waiver if the same would:

40.3.1	(in respect of the Agent or Security Agent) amend or waive this Clause 40, Clause 25 (Costs and Expenses) or Clause 33 (Role of the Agent, the Security Agent and the Arrangers); or

40.3.2	otherwise amend or waive any of the Agent’s, Security Agent’s rights hereunder or subject the Agent, Security Agent, or the Arrangers to any additional obligations hereunder or under the other Finance Documents.

40.4 Amendment to correct Manifest Error

The Agent may agree with the Borrowers (acting on behalf of each of the Obligors) any amendment to or the modification of the provisions of any of the Finance Documents or any schedule thereto, which is necessary to correct a manifest error.

41. GOVERNING LAW

This Agreement and all matters arising from or connected with it are governed by French law

42.     JURISDICTION

42.1   Paris Courts

The Tribunal de commerce of Paris has non-exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity)

42.2   Convenient Forum

The parties agree that the Tribunal de commerce of Paris is the most appropriate and convenient court to settle Disputes between them and, accordingly, that they will not argue to the contrary

SCHEDULE 1

The Lenders

Lender	Term A1	Term A2	Term B	Revolving 1	Revolving 2
	Commitment	Commitment	Commitment	Commitment	Commitment

	USD	USD	USD	USD	USD

BNP Paribas	16,666,667	11,666,667	10,000,000	1,666,667	1,666,667

Fortis Banque	16,666,667	11,666,667	10,000,000	1,666,667	1,666,667
France S.A.

CIBC World	16,666,666	11,666,666	10,000,000	1,666,666	1,666,666
Markets PLC

Total	50,000,000	35,000,000	30,000,000	5,000,000	5,000,000

SCHEDULE 2

Form of Transfer Agreement

This Transfer Agreement is made on [...]

BETWEEN:

(1)	[...] (the “Existing Lender”)

AND:

(2)	[...] (the “New Lender”)

WHEREAS

(A)	The Existing Lender has entered into a senior term loan facility in an aggregate amount equal to [...], and a revolving loan facility in an aggregate amount equal to [...] under a facility agreement dated [...], between the Borrowers, the Lenders listed in Schedule 1 to that facility agreement, BNP Paribas, CIBC World Markets PLC and Fortis Bank N.V./S.A. acting as Arrangers, and [...] acting as Agent of the Lenders (the “Facility Agreement”).

(B)	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule A to this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender and the New Lender agree to the transfer (cession) of [all] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule A to this Transfer Agreement in accordance with Clause 34 of the Facility Agreement (Changes to the Lenders).

2.	The proposed Transfer Date is [...].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in Schedule A to this Transfer Agreement.

4.	The New Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an initial Lender listed in Schedule 1.

5.	The Existing Lender and the New Lender agree that any amounts to be paid by the Agent after the Transfer Date will be paid to the New Lender.

6.	This Transfer Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

SCHEDULE A

1.	Existing Lender:

2.	New Lender:

3.	Transfer Date:

4.	Existing Lender’s Participation in the Term Facilities:

(a)	Existing Lender’s Term A1 Commitment	Portion Transferred

(b)	Existing Lender’s Term A2 Commitment	Portion Transferred

(c)	Existing Lender’s Term B Commitment	Portion Transferred

5.	Term Advances:

(a)	Term A1 Advances

Amount of Existing Lender’s Participation	Interest Period Portion Transferred

(b)	Term A2 Advances

Amount of Existing Lender’s Participation	Interest Period Portion Transferred

(c) Term B Advances

Amount of Existing Lender’s Participation	Interest Period Portion Transferred

6.	Existing Lender’s Participation in the Revolving Facility:

	Existing Lender’s Revolving 1 Commitment	Portion Transferred

	Existing Lender’s Revolving 2 Commitment	Portion Transferred

7.	[Each New Lender which is or will be a Hedge Counterparty, by executing this Transfer Agreement, undertakes and agrees to be bound by the terms of Clause 22.30 of the Credit Agreement as a Hedge Counterparty and further agrees to procure that, if any of its affiliates becomes a Hedge Counterparty, such affiliate shall accede to the Credit Agreement and agree in writing to undertake and be bound by Clause 22.30 of the Credit Agreement.]

[Existing Lender] By:	[New Lender] By:

Date:	Date:

Administrative Details of New Lender

Facility Office:

Address:

Fax:

Telephone:

Contact Name:

Notice Details:

Address:

Fax:

Telephone:

Contact Name:

Account for Payments in dollars:

Address:

Fax:

Telephone:

Contact Name:

SCHEDULE 3

Conditions Precedent

A.	Corporate Documents

1.	In relation to any Obligor:

(a) a certificate of incorporation for each Obligor incorporated outside France and a K-bis extract for each Obligor incorporated in France, not more than one month old;

(b) copies, certified by an Authorised Signatory of each Obligor as being true, complete and up to date, of the constitutional documents of such Obligor;

(c) copies or extracts, certified by an Authorised Signatory of each Obligor and each Group member granting a Security as being true, complete and up to date and in full force and effect and confirming the same have not been superseded, of the resolutions by the board of directors of such Obligor authorising (to the extent required by law or by the constitutional documents of such Obligor or Group member) the execution, delivery and performance of the Finance Documents to which such Obligor or Group member is a party and approving the terms and conditions thereof in accordance inter alia with Article L.225-35 of the French Code de commerce and authorising a person or persons to sign each Finance Document and any documents to be delivered by such Obligor pursuant thereto;

(d) evidence that the signatory of each Finance Document on behalf of an Obligor is an Authorised Signatory of such Obligor.

2.	In relation to Genesys Conferencing Ltd:

(a) a copy of the memorandum and articles of association (reflecting the alteration contained in the resolution of Genesys S.A. dated 20 April 2001), certified as true and up to date;

(b) written resolution of Genesys S.A., sole member of Genesys Conferencing Ltd, amending the articles of association.

3.	The Group Structure Chart (showing all members of the Group, assuming that the Acquisition is completed).

4.	To the extent not delivered under A1 or A2 the constitutional documents of each Group member whose shares are subject to a Security or which grant a Security.

B.	Accounts and Reports

1.	The Budget and Business Plan for 2001 through 2006 signed by an Authorised Signatory of Genesys S.A. in form and substance satisfactory to the Arrangers.

2.	The Due Diligence Reports together with any reliance letter issued in connection therewith provided that such reliance letters are addressed to the Arrangers and shall be in form and substance satisfactory to the Arrangers.

3.	A copy, certified a true copy by an Authorised Signatory of the applicable Borrower, of the audited financial statements of each of the Borrowers for the year ended 31 December 2000, together with a side letter of the auditors confirming that, if the acquisition and the Astound’s Acquisition are completed, these accounts will be certified without any reserve after the shareholders’ board meeting of Genesys S.A.

4.	A copy, certified a true copy by an Authorised Signatory of the applicable Borrower, of the unaudited quarterly statements (comprising sales, gross margin, EBIT and EBITDA) of each of the Borrowers for the period ended 31 March 2001.

5.	Evidence that the Consolidated Cash of the Group at the Closing Date is on a pro forma basis at least USD 7,000,000 assuming the following:

(a)	any Intra-Group Loans are entered into;

(b)	the reimbursement of all Vialog Corporation’s short term debt is made,

(c)	the Astound’s Acquisition is completed, and

(d)	all payments to be made on the Closing Date are made.

6.	Evidence on the Closing Date that the consolidated Financial Indebtedness of the Group is not more than (i) USD 90,000,000 drawn under the Facilities, (ii) USD 35,000,000 of debt linked of Genesys S.A., (iii) any Existing Financial Indebtedness, and (iv) the Convertible Bonds Indebtedness.

7.	Evidence that the pro forma consolidated EBITDA (excluding pro forma synergy savings) for the year ended 31 December 2000 for the Group is at least USD 26,600,000.

8.	Evidence that the consolidated shareholders’ equity for the Group at the Closing Date is at least USD 225,000,000.

C.	Acquisition Documents and Related Matters

1.	An executed copy, certified by an Authorised Signatory of Genesys S.A. as true, complete and up-to-date, of the Acquisition Agreement.

2.	Certificate to the effect that the Acquisition has been completed, substantially in accordance with the terms of the Acquisition Documents, subject only to the filing of a certificate of merger at the Closing Date.

3.	Certificate to the effect that Genesys S.A. will, upon merger of Vialog Corporation and ABC Corporation, own all of the outstanding shares of Vialog Corporation.

4.	Evidence that the Acquisition will be financed only by the issuance of shares or ADSs of Genesys S.A., without any payment in cash, except for a maximum amount of USD 1,500,000 to be paid in connection with residuals (rompus) and/or dissenters’ rights, if any.

5.	Evidence that, without limiting the generality of the foregoing, as a result of and after giving effect to the transactions envisaged herein, no Group member shall have any Financial Indebtedness outstanding (other than Existing Financial Indebtedness) and that, without limiting of the generality of the foregoing, all Financial Indebtedness outstanding (other than Existing Financial Indebtedness) of any Group member will be paid in full and all Encumbrances (other than Permitted Encumbrances) and guarantees have been or will be, concurrently with the making of the first Advance hereunder, terminated and discharged.

6.	Evidence that all governmental and regulatory consents and other clearances (including, but not limited to, tax clearances) and all third party consents and approvals necessary or desirable in connection with the Acquisition have been obtained including, but not limited to:

• the consents and clearances which are conditions precedent pursuant to the Acquisition Documents in respect of the closing of the Acquisition (other than any COB approval and the filing of the merger certificate in respect of the Acquisition); and

• a letter from Ernst & Young addressed to the Arrangers confirming the ability for Vialog Corporation to fully deduct the interest arising under the Facilities relating to, inter alia, the “earning stripping”.

D.	Other Financing Documents

1.	Evidence that the Intra-Group Loan made (or to be made or subsisting on the Closing Date) between Genesys S.A. and Vialog Corporation exists and is subordinated as required by the terms of the Agreement.

2.	A funds flow statement in a form agreed to by the Arrangers or Agent detailing the proposed movement of funds on the Closing Date.

3.	A Certificate of Genesys S.A. relating to the estimation of the Acquisition Costs.

4.	A memorandum prepared by the legal counsel to Genesys S.A. describing the procedure by Vialog Corporation to defease its bonds and an undertaking by Vialog Corporation that its bonds will be defeased within 30 days of the date hereof.

E.	Security, Guarantee and Priority Documents

1.	The Security Documents duly executed and delivered by the relevant Obligors granting, evidencing or pursuant to which the security will be granted and enforceable.

2.	Share certificates in relation to the shares in Group members which have been pledged and are evidenced by share certificates (i.e. share certificates of Genesys Conferencing AB, Genesys Conferencing Inc. and Genesys Conferencing Ltd. (to be provided by Fortis Bank N.V./S.A. after repayment of the USD 35,000,000 loan with respect to the shares of Genesys Conferencing Inc. and Genesys Conferencing Ltd.) and the ABCD Merger stock certificate with respect to Vialog Corporation.

3.	Stock transfer form signed by Genesys Conferencing UK Ltd.

4.	Copy of the register of members of Genesys Conferencing Ltd. and the share registry of Genesys Conferencing AB.

F.	Legal Opinions

Legal Opinions, dated the Closing Date, of:

(i) Clifford Chance, Paris, the Arrangers’ and Agent’s counsel;

(ii) Cleary, Gottlieb, Steen and Hamilton, Paris, Genesys S.A.’s counsel;

(iii) Clifford Chance Rogers & Wells, the Arrangers’ and Agent’s New York counsel;

(iv) Mirrick O’Connell, Vialog Corporation’s Massachusetts counsel;

(v) Clifford Chance, London, the Arranger’s and Agent’s counsel; and

(vi) Advokatfirman Vinge, Sweden, the Arranger’s and Agent’s counsel;

in each case in form and substance satisfactory to the Arrangers.

G.	Miscellaneous

1.	A certificate of a duly authorised officer of each of the Borrowers confirming that the aggregate of all Financial Indebtedness of such company together with the maximum amount of the Facilities, does not and would not if fully drawn or utilised, exceed any borrowing limit in that company’s constitutive documents or any other agreement to which that company is a party and confirming that the transactions contemplated by and the entering into of the Finance Documents will not contravene any other provision of that company’s constitutional documents.

2.	A list of Genesys S.A. confirming which companies within the Group are Material Subsidiaries.

3.	A certificate of duly authorised officers of each of the Borrowers confirming that there is no Event of Default or Potential Event of Default.

4.	A list certified by a director of Genesys S.A., of the declared shareholders of Genesys S.A. owning more than 5% of the share capital of Genesys S.A based on the most recent available information.

5.	A written confirmation by Genesys S.A. that it will be possible for the Arrangers to use the Wainhouse Report for the syndication.

6.	Evidence that the fees required to be paid by each of the Borrowers pursuant to Clause 24.2 (Arrangement fee) have been paid.

7.	A Market Flex and Clear Market Letter duly executed by each of the Borrowers.

For the purposes of Schedule 3 “evidence” means a written opinion, a certificate or a written attestation by the auditors, counsel or Authorised Signatory of the Borrowers.

SCHEDULE 4 A

Notice of Drawdown
From:	[Insert name of Borrower]

To:	[Insert name of Agent]

Dated:

Dear Sirs,

1.	We refer to the agreement (the “Credit Agreement”) dated [...] and made between, inter alia, Genesys S.A. and Vialog Corporation as borrowers, BNP Paribas as agent and security agent and the financial institutions named therein as Lenders. Terms defined in the Credit Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.	We hereby give you notice that, pursuant to the Credit Agreement, we wish the Lenders to make a [Term]/[Revolving] Advance as follows:

	(a)	Borrower:

	(b)	[principal]/[face] amount;

	(c)	Utilisation Date:

	(d)	[Interest Period] /[Term];

	(e)	[Repayment Date]

4.	We confirm that, at the date hereof, the Repeated Representations are true and no Event of Default [or Potential Event of Default] is continuing.

5.	The proceeds of this drawdown should be credited to [insert account details].

Yours faithfully

.............................
Authorised Signatory
for and on behalf of
[Insert name of Borrower]

SCHEDULE 4 B

Selection Notice
From:	[Insert name of Borrower]

To:	[Insert name of Agent]

Dated:

Dear Sirs,

1.	We refer to the agreement (the “Credit Agreement”) dated [...] 2001 and made between, inter alia, a group of borrowers including Genesys S.A., BNP Paribas as agent and security agent and the financial institutions named therein as Lenders. Terms defined in the Credit Agreement shall have the same meaning in this notice.

2.	We particularly refer to the Term Advance drawn on [relevant Utilisation

Date] with an Interest Period ending on [...].

3.	We hereby request that the next Interest Period for the above Term Advance is [...].

4.	We confirm that, at the date hereof, the Repeated Representations are true and no Event of Default or Potential Event of Default is continuing.

5.	This notice is irrevocable.

Yours faithfully

.............................
Authorised Signatory
for and on behalf of
[Insert name of Borrower]

SCHEDULE 5

Form of Compliance Certificate
To:	[Insert name of Agent]

Date:

Dear Sirs,

1.	We refer to an agreement (the “Credit Agreement”) dated April [20] 2000 and made between, inter alia, a group of borrowers including Genesys S.A., BNP Paribas as agent and security agent, the financial institutions defined therein as Lenders and others.

2.	Terms defined in the Credit Agreement shall bear the same meaning herein.

3.	We confirm that:

4.	[to be given by Auditors: we are independent auditors in respect of Genesys S.A. and attached hereto is a copy of Genesys S.A. annual consolidated audited financial statements in respect of which we have issued our audit report]

5.	[to be given by Auditors: we are independent auditors in respect of Genesys S.A. and attached hereto is a copy of Genesys S.A. semi-annual consolidated unaudited financial statements in respect of which we have completed a limited review in accordance with our professional rules (it being understood that such limited review does not constitute an audit [insert other customary disclaimers as auditors may deem fit].]

6.	[to be given by Genesys S.A.: we confirm that the following companies constitute Material Subsidiaries for the purposes of the Credit Agreement: [...].]

7.	[to be given by Genesys S.A.: we confirm that the aggregate tangible net worth of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in subsidiaries of any member of the Group) exceeds [...] % of the Total Assets of the Group].

8.	[to be given by Genesys S.A. or Vialog Corporation, as the case may be: we confirm that no Event of Default or Potential Event of Default was continuing unremedied or unwaived on [...] [other than [...] ].

9.	[to be given by Genesys S.A. or Vialog Corporation, as the case may be: we confirm that the Repeated Representations were true in all material respects on [specify year end or quarter end date to which certificate relates] [other than [...]].

10.	A detailed calculation of any amounts due pursuant to Clause 12 (Mandatory Prepayment).

[Signed:	........................	...........................
	Director of [Insert name of Genesys S.A.]	Director of [Insert name of Genesys S.A.]

or

.....................

for and on behalf of

[name of auditors of Genesys S.A.]

SCHEDULE 6

Additional Conditions Precedent

1.	A copy, certified as at the date of the Guarantor a true and up-to-date copy by an Authorised Signatory of the Additional Guarantor, of the constitutional documents of such proposed Additional Guarantor.

A certificate of incorporation for the Additional Guarantor and a K-bis extract for French Additional Guarantor no more than one month old.

2.	To the extent required by law or the applicable constitutional documents of the Guarantor, a certified copy or extract of any board resolution of such Additional Guarantor approving the execution and delivery of a Guarantee the performance of its obligations as guarantor and authorising a named person or persons to sign such a Guarantee, any other Finance Document and any other documents to be delivered by such Additional Guarantor pursuant thereto.

3.	A certificate of an Authorised Signatory of the Additional Guarantor setting out the names and signatures of the person or persons authorised to sign, on behalf of such proposed Additional Guarantor, the Guarantee, any other Finance Documents and any other documents to be delivered by such Additional Guarantor pursuant thereto.

4.	A copy of the Guarantee duly signed by the proposed Additional Guarantor in form and substance satisfactory to the Security Agent.

5.	A copy, certified a true copy by an Authorised Signatory of the Additional Guarantor, of its latest financial statements.

6.	If the Additional Guarantor is incorporated in a jurisdiction other than France, an opinion of the Lenders’ local counsel in the relevant jurisdiction in form and substance satisfactory to the Agent.

7.	An opinion of Clifford Chance, counsel to the Agent, in form and substance satisfactory to the Security Agent.

8.	An opinion of in-house counsel to the Borrowers, in form and substance satisfactory to the Security Agent.

SCHEDULE 7

List of Guarantors

(i)	Genesys S.A.

(ii)	Vialog Corporation

(iii)	Vialog Subsidiaries

(iv)	Genesys Conferencing, Inc.

SCHEDULE 8

Mandatory Costs

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Facilities) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a state which has adopted the euro will be the percentage notified by that Lender to the Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

in relation to a Facility in any currency other than sterling:

E x 0.01
per cent. per annum.
300

Where:

	E	is the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Lender.

5.	For the purposes of this Schedule:

	(a)	"Fees Regulations” means the Banking Supervision (Fees) Regulations 2000 of United Kingdom or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

	(b)	"Fee Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.

6.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

	(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b) any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

7.	The percentages or rates of charge of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

8.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 6 above is true and correct in all respects.

9.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 6 above.

10.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.	The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	Notwithstanding anything to the contrary contained herein or in the Agreement to which this Schedule is attached, no Lender shall charge or pass on to any Borrower any Mandatory Cost unless (and then only to the extent) such Lender customarily charges or passes on Mandatory Costs to its corporate clients.

SCHEDULE 9

Financial Definitions

1.	Financial Definitions

In Clause 21 (Financial Condition) the following terms have the following meanings.

“Capital Expenditure” means any expenditure or obligations in respect of expenditure (including any obligation in respect of the capital element of any Finance Lease) for the acquisition of equipment, fixed assets, real property, intangible assets and other assets of a capital nature, or for the replacements or substitutions therefor or additions or improvements thereto, that in any such case have a useful life of more than one year together with costs incurred in connection therewith.

“Cash” means, at any time, cash at bank denominated in dollars and credited to an account in the name of any member of the Group with an Eligible Deposit Lender and to which the Obligor alone entitled and for so long as (a) such cash is repayable on demand and (b) repayment of such cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition.

“Consolidated Cash Flow” means, in respect of any Relevant Period, EBITDA of the Group after adding back:

(a) any decrease in the amount of Working Capital; and

(b) any cash receipt in respect of any exceptional or extraordinary item;

and deducting:

(i) any amount of Capital Expenditure actually made by any member of the Group;

(ii) any increase in the amount of Working Capital;

(iii) any amount actually paid or due and payable in respect of taxes on the profits of any member of the Group; and

(iv) any cash payment in respect of any exceptional or extraordinary item,

and no amount shall be included or excluded more than once.

“Consolidated Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a) Consolidated Net Interest Expense; and

(b) the aggregate of scheduled and mandatory payments of any Financial Indebtedness falling due (but excluding any amounts falling due under the Revolving Facility other than any payments required to be made in permanent reduction of the Revolving Facility).

“Consolidated EBITDA” means, in any Relevant Period, the EBITDA of the Group.

“Consolidated Net Interest Expense” means, in respect of any Relevant Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments) commission, fees, discounts and other finance payments payable by any member of the Group, including any commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement,

but deducting (a) any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument permitted by this Agreement, (b) any interest receivable by any member of the Group on any deposit or bank account.

For the avoidance of doubt, any amount corresponding to the amortisation of the transaction expenses (including fees) relating to the Acquisition or this Agreement will be excluded from the scope of this definition.

“Consolidated Net Indebtedness” means, at any time (without double counting), the aggregate indebtedness of any Group member constituting Financial Indebtedness but:

(a) excluding such Indebtedness of any Group member to another Group member to the extent permitted under this Agreement; and

(b) deducting the Cash held by the Group at such time.

“Current Assets” means the aggregate of inventory, trade and other receivables of each member of the Group including sundry debtors (but excluding cash at bank [and Cash Equivalent Investments]) maturing within twelve months from the date of computation and excluding amounts due from Vialog Corporation in connection with the Acquisition.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals and provisions and prepayments) of each member of the Group falling due within twelve months from the date of computation but excluding consolidated aggregate Financial Indebtedness of the Group falling due within such period and any interest accruing on such Financial Indebtedness due in such period and excluding amounts due to the Vendors in connection with the Acquisition.

“EBIT” means, in respect of any Relevant Period, the consolidated net income of the Group before:

(a) any provision on account of taxation;

(b) any interest (including capitalised interest), commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Financial Indebtedness;

(c) any amounts received or paid pursuant to the interest hedging arrangements entered into in respect of the Facilities;

(d) any items treated as exceptional or extraordinary items;

(e) any amount attributable to goodwill arising on the Acquisition,

“EBITDA” means, for any Relevant Period, EBIT before any amount attributable to amortisation of intangible assets (including goodwill if not already covered by the definition of EBIT) and depreciation of tangible assets and amortisation, or the writing off of transaction expenses in relation to the Acquisition (to the extent, in each case, deducted in calculated EBIT).

“Eligible Deposit Lenders” means any bank or financial institution with a short term rating of at least A1 granted by Standard and Poors Corporation or P1 granted by Moody’s Investors Services, Inc.

“Excess Cash Flow” means, in respect of any Relevant Period, the difference between Consolidated Cash Flow and the Consolidated Debt Service.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Fixed Assets” means the aggregate of property and machinery of each member of the Group excluding property or machinery which a member of the Group buys or sells in the ordinary course of business of such member of the Group.

“Intangible Assets” means the goodwill and all IP Licences and Intellectual Property Rights of each member of the Group.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of each Financial Quarter of Genesys S.A.’s financial year provided however that the Relevant Period ending on 31 December 2001 shall be the period from 1st April 2001 to 31st December 2001.

“Total Assets” means at any time the aggregate of the Current Assets, the Fixed Assets and the Intangible Assets of the Group.

“Working Capital” means on any date Current Assets less Current Liabilities.

SIGNATURES

The Borrowers

GENESYS S.A.

/s/	François Legros
By:	François Legros

Address:	4, rue Jules Ferry BP 1145 34008 Montpellier Cedex 1 France

Tel:	+ 33.4.67.06.27.67

Fax:	+ 33.4.67.06.27.90

Attention:	Chairman and Chief Executive Officer

Copy:	General Counsel

VIALOG CORPORATION

/s/	Kim Mayyasi
By:	Kim Mayyasi

Address:	32, Crosby Drive Bedford, MA 01730 United States of America

Tel:	(718).761.6200

Fax:	(718).761.6300

Attention:	President and Chief Executive Officer

Copy:	General Counsel

The Arrangers

BNP PARIBAS

/s/ Christophe Lenouvel
By: Christophe Lenouvel

Address:	1)	16, boulevard des Italiens 75009 Paris France

	2)	ref 384 37, place du Marché Saint-Honoré 75031 Paris Cedex 01

Tel:		+ 33.1.42.98.75.50

Fax:		+ 33.1.42.98.43.17

Attention:		Sergio Collavini

CIBC WORLD MARKETS PLC

/s/ Heinz Noeding
By: Heinz Noeding

(1)	Credit Matters

(i) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Tel:	+ 44.207.234.6941

Fax:	+ 44.207.234.7115

Mail:	heinz.noeding@cibc.co.uk (Attention: Heinz Noeding)

(ii) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Tel:	+ 44.207.234.6854

Fax:	+ 44.207.234.7115

Email:	alastair.brown@cibc.co.uk (Attention: Alastair Brown)

(2)	Operations/Administration

(i) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Fax:	+ 44.207.234.6406

Email:	amy.bickford@cibc.co.uk (Attention: Amy Bickford)

(ii) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Fax:	+ 44.207.234.6433

Attention:	Brian Hayden

FORTIS BANK N.V./S.A.

/s/ Christian Van der Stichele
By: Christian Van der Stichele

Address:	Montagne du Parc 3 B-10000 Brussels Belgium

Tel:	+ 32.2.518.2074

Fax:	+ 32.2.518.4779

E-mail:	benoit.melot@fortisbank.com

Attention:	Benoît Mélot Deputy Director

The Agent

BNP PARIBAS

/s/ Cécile Bloy
By: Cécile Bloy

(1)	Credit and Documentation Matters

(i) Address:	Ref 384 37, place du Marché Saint-Honoré 75031 Paris Cedex 01
Tel:	00.33.1.42.98.75.50

Fax:	00.33.1.42.98.43.17

Attention:	Sergio Collavini Senior Agency Administrator

(ii) Address:	Ref 384 37, place du Marché Saint-Honoré 75031 Paris Cedex 01 France

Tel:	00.33.1.42.98.19.24

Fax:	00.33.1.42.98.43.17

Attention:	Paulette Privat Agency Administrator

(2)	Operational Matters

(i) Address:	16 boulevard des Italiens 75009 Paris France

Tel.:	00.33.1.42.98.57.24

Fax:	00.33.1.42.98.04.61

Attention:	Benoit Danga

The Security Agent

BNP PARIBAS

/s/     Cécile Bloy
By:   Cécile Bloy

(1)	Credit and Documentation Matters

(i) Address:	Ref 384 37, place du Marché Saint-Honoré 75031 Paris Cedex 01

Tel:	00.33.1.42.98.75.50

Fax:	00.33.1.42.98.43.17

Telex:

Attention:	Sergio Collavini Senior Agency Administrator

(ii) Address:	Ref 384 37, place du Marché Saint-Honoré 75031 Paris Cedex 01 France

Tel:	00.33.1.42.98.19.24

Attention:	00.33.1.42.98.43.17

Attention:	Paulette Privat Agency Administrator

(2)	Operational Matters

(i) Address:	16 boulevard des Italiens 75009 Paris France

Tel.:	00.33.1.42.98.57.24

Fax:	00.33.1.42.98.04.61

Attention:	Benoit Danga

The Lenders

BNP PARIBAS

/s/ Cécile Bloy
By: Cécile Bloy

Address:	1)	16, boulevard des Italiens 75009 Paris France

	2)	ref 384 37, place du Marché Saint-Honoré 75031 Paris Cedex 01

Tel:		+ 33.1.42.98.75.50

Fax:		+ 33.1.42.98.43.17

Attention:		Sergio Collavini

CIBC WORLD MARKETS PLC

/s/ Heinz Noeding
By: Heinz Noeding

(1)	Credit Matters

(i) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Tel:	+ 44.207.234.6941

Fax:	+ 44.207.234.7115

Mail:	heinz.noeding@cibc.co.uk (Attention: Heinz Noeding)

(ii) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Tel:	+ 44.207.234.6854

Fax:	+ 44.207.234.7115

Email:	alastair.brown@cibc.co.uk (Attention: Alastair Brown)

(2)	Operations/Administration

(i) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Fax:	+ 44.207.234.6406

Email:	amy.bickford@cibc.co.uk (Attention: Amy Bickford)

(ii) Address:	Cottons Centre Cottons Jane London England SE1 2 QL

Fax:	+ 44.207.234.6433

Attention:	Brian Hayden

Email:	brian.hayden@cibc.co.uk (Attention: Brian Hayden)

FORTIS BANQUE FRANCE S.A.

/s/ Christian Van der Stichele
By: Christian Van der Stichele

Address:	56, rue du Châteaudun 75009 Paris France

Tel:	+ 33.1.42.80.85.36

Fax:	+ 33.1.42.80.87.86

E-mail:	dominique.pestre@fortisbanque.fr

Attention:	Dominique Pestre

C L I F F O R D	LIMITED LIABILITY PARTNERSHIP
C H A N C E

EXECUTION COPY

DATED 19 NOVEMBER 2001

VIALOG CORPORATION
as Term A1, Term B and Revolver 1 Borrower

GENESYS S.A.
as Term A2 and Revolver 2 Borrower

BNP PARIBAS
as Agent

And

BNP PARIBAS
as Security Agent

And

OTHERS

AMENDMENT AGREEMENT
RELATING TO A
FACILITY AGREEMENT
DATED 20 APRIL 2001

1

THIS AGREEMENT is made on 19 November 2001

BETWEEN

(1)	VIALOG CORPORATION in its capacity as borrower under the Term A1 Facility, Term B Facility and the Revolving 1 Facility (“Vialog Corporation” and together with Genesys S.A. the “Borrowers”);

(2)	GENESYS S.A. in its capacity as borrower under the Term A2 Facility and the Revolving 2 Facility (“Genesys S.A.”);

(3)	BNP PARIBAS as agent for and on behalf of the Lenders (the “Agent”);

(4)	BNP PARIBAS as security agent for and on behalf of the Lenders (the “Security Agent”); and

(5)	THE LENDERS (as defined in the Original Facility Agreement).

RECITALS

(A)	By the Original Facility Agreement, the Lenders have agreed to make the Facilities available to the Borrowers.

(B)	The Borrowers, the Agent, the Security Agent and the Lenders have agreed to amend the Original Facility Agreement in accordance with the terms hereof.

IT IS AGREED as follows.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facility Agreement, as amended by this Agreement.

“Effective Date” means 31 October 2001.

“Original Facility Agreement” means the term and revolving facilities agreement dated 20 April 2001 between the Borrowers, the Agent, the Security Agent, BNP Paribas, CIBC World Markets plc and Fortis Bank N.V./S.A. as arrangers and the Lenders.

1.2	Clauses

In this Agreement any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or Schedule hereof. Clause headings are for ease of reference only.

2. AMENDMENT OF THE ORIGINAL FACILITY AGREEMENT

With effect from the Effective Date the Original Facility Agreement shall be amended as set out below:

2.1	The definitions of A1 Margin, A2 Margin, B Margin, Revolving 1 Margin and Revolving 2 Margin in Clause 1.1 of the Original Facility Agreement shall respectively be replaced by the following provisions:

“A1 Margin” means, in relation to the Term A1 Outstandings and subject to Clause 5.3 (Term Margin Ratchet), 2.65% per annum.

“A2 Margin” means, in relation to the Term A2 Outstandings and subject to Clause 5.3 (Term Margin Ratchet), 2.65% per annum.

“B Margin” means, in relation to the Term B Outstandings, 3.15% per annum.

“Revolving 1 Margin” means, in relation to the Revolving 1 Outstandings and subject to Clause 7.3 (Revolving Margin Ratchet), 2.65% per annum.

“Revolving 2 Margin” means, in relation to the Revolving 2 Outstandings and subject to Clause 7.3 (Revolving Margin Ratchet), 2.65% per annum.

2.2	Clause 5.3 of the Original Facility Agreement shall be amended as follows:

“5.3	Term Margin Ratchet

	5.3.1	Subject to sub-clause 5.3.3, if after the first anniversary of the date hereof the ratio of Consolidated Net Indebtedness to Consolidated EBITDA in respect of the most recent Relevant Period (as defined in Clause 21 (Financial Condition)) is within the range set out in column 1 of the margin grid table set out below, then the A1 Margin and the A2 Margin (expressed per annum) shall be the percentage per annum set out opposite such range

Margin Grid Table

Column 1	Column 2
Consolidated Net Indebtedness divided by	A1 Margin and A2 Margin
Consolidated EBITDA	%
More than or equal to 2.00 but less than 2.50	2.40
More than or equal to 1.50 but less than 2.00	2.15
More than or equal to 1.00 but less than 1.50	1.90
Less than 1.00	1.65

5.3.2	Any reduction or increase to the A1 Margin or the A2 Margin provided for in sub-clause 5.3.1 shall take effect only in relation to any Advance made or Interest Period commencing at least 5 Business Days after receipt by the Agent for the Relevant Period of both (a) (in the case of a

Relevant Period ending on the last day of Genesys S.A.’s financial year) the annual audited financial statements of the Group in accordance with Clause 19.1 (Annual Statements) or (in the case of a Relevant Period ending on the last day of Genesys S.A.’s half financial year) the semi-annual financial statements of the Group in accordance with Clause 19.2 (Semi-Annual Statements) or (in the case of a Relevant Period ending on the last day of any other Financial Quarter of Genesys S.A.) quarterly financial statements of the Group in accordance with Clause 19.3 (Quarterly Statements) for such Relevant Period and (b), in each case, a Compliance Certificate for such Relevant Period pursuant to Clause 19.6 (Compliance Certificates).

	5.3.3	If at any time an Event of Default is continuing, the A1 Margin and the A2 Margin shall be 3.65% per annum.

	5.3.4	If at any time an Event of Default is continuing, the B Margin shall be 4.15% per annum.

	5.3.5	The change to the A1 Margin and the A2 Margin set out in sub-clause 5.3.3 and the change to the B Margin set out in sub-clause 5.3.4 shall apply from the date certified by the Agent (in writing) as the date on which an Event of Default has occurred or come into existence until the date certified by the Agent (in writing) as the date by which such Event of Default is no longer continuing. The Agent shall give such certification promptly (in any event within two Business Days) upon occurrence of an Event of Default or its ceasing to be continuing.”

2.3 Clause 7.3 of the Original Facility Agreement shall be amended as follows:

“7.3	Revolving Margin Ratchet

	7.3.1	Subject to sub-clause 7.3.3, if after the first anniversary of the date hereof the ratio of Consolidated Net Indebtedness to Consolidated EBITDA in respect of the most recent Relevant Period is within the range set out in column 1 of the margin grid table set out below, then the Revolving 1 Margin and the Revolving 2 Margin shall be the percentage per annum set out opposite such range.

Margin Grid Table

Column 2
Column 1	Revolving 1 Margin and
Consolidated Net Indebtedness	Revolving 2 Margin
divided by Consolidated EBITDA	%
More than or equal to 2.00 but less than 2.50	2.40
More than or equal to 1.50 but less than 2.00	2.15
More than or equal to 1.00 but less than 1.50	1.90
Less than 1.00	1.65

7.3.2	Any reduction or increase to the Revolving Margin provided for in sub-clause 7.3.1 shall take effect only in relation to any Revolving Advance made at least 5 Business Days after receipt by the Agent for the Relevant Period of both (a) (in the case of a Relevant Period ending on the last day of Genesys S.A.’s financial year) the annual audited financial statements of the Group in accordance with Clause 19.1 (Annual Statements) or (in the case of the Relevant Period ending on the last day of Genesys S.A.’s half financial year) the semi-annual financial statements of the Group in accordance with Clause 19.2 (Semi-Annual Statements) or (in the case of the Relevant Period ending on the last day of any other Financial Quarter of Genesys S.A.) quarterly financial statements of the Group in accordance with Clause 19.3 (Quarterly Statements) for such Relevant Period and (b), in each case, a Compliance Certificate for such Relevant Period pursuant to Clause 19.6 (Compliance Certificates)

7.3.3	If at any time an Event of Default is continuing the Revolving 1 Margin and the Revolving 2 Margin shall be 3.65% per annum.

7.3.4	The change to the Revolving 1 Margin and the Revolving 2 Margin set out in sub-clause 7.3.3 shall apply from the date certified by the Agent (in writing) as the date on which an Event of Default has occurred or come into existence until the date certified by the Agent (in writing) as the date by which such Event of Default is no longer continuing. The Agent shall give such certification promptly (in any event within two Business Days) upon occurrence of an Event of Default or its ceasing to be continuing.”

3. EFFECTIVE DATE

The amendments to the Original Facility Agreement provided above will be applicable on each Interest Period commencing on or after the Effective Date with respect to each Advance

4.  REPRESENTATIONS

The Borrowers make the Repeated Representations as if each reference therein to “the Finance Documents” includes a reference to (a) this Agreement and (b) the Amended Agreement

5.  CONTINUITY AND FURTHER ASSURANCE

5.1	Continuing Obligations

The provisions of the Original Facility Agreement shall, save as amended hereby, continue in full force and effect.

5.2	Further Assurance

Each of the Borrowers shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

The provisions of clause 25.2 (Preservation and Enforcement of Rights), clause 25.3 (Stamp Taxes), clause 25.4 (Amendment Costs), clause 37 (Remedies and Waiver, Partial Invalidity), clause 41 (Governing Law) and clause 42 (Jurisdiction) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full herein and as if references therein to “this Agreement” and “the Finance Documents” are references to this Agreement

SIGNATURES

The Borrowers

GENESYS S.A.

/s/     François Legros
By:   François Legros

VIALOG CORPORATION

/s/     Kim Mayyasi
By:   Kim Mayyasi

The Arrangers

BNP PARIBAS

By:   /s/ Bruno Tassart
          Bruno Tassart
          Head of Corporate Acquisition Finance

CIBC WORLD MARKETS PLC

By:   /s/ Bruno Tassart
          Attorney-in-Fact

FORTIS BANK N.V./S.A.

By:   /s/ Bruno Tassart
          Attorney-in-Fact

The Agent

BNP PARIBAS

By:     /s/ Bruno Tassart

The Security Agent

BNP PARIBAS

By:     /s/ Bruno Tassart

The Lenders

BNP PARIBAS

By:     /s/ Bruno Tassart

CIBC WORLD MARKETS PLC

By:     /s/ Bruno Tassart
          Attorney-in-Fact

FORTIS BANQUE FRANCE S.A.

By:     /s/ Bruno Tassart
          Attorney-in-Fact

IBM Global Financing

By:   /s/ Bruno Tassart
          Attorney-in-Fact

ENTENIAL

By:   /s/ Bruno Tassart
          Attorney-in-Fact

COMMERZBANK

By:   /s/ Bruno Tassart
          Attorney-in-Fact

DATED 11 JUNE 2002

GENESYS CONFERENCING INC. (FORMERLY VIALOG CORPORATION)
as Term A1, Term B and Revolver 1 Borrower

GENESYS S.A.
as Term A2 and Revolver 2 Borrower

BNP PARIBAS
as Agent

BNP PARIBAS
as Security Agent

And

OTHERS

AMENDMENT N°2
RELATING TO A
FACILITIES AGREEMENT
DATED 20 APRIL 2001

THIS AGREEMENT is made on 11 June 2002

BETWEEN

(1)	GENESYS CONFERENCING INC. (formerly Vialog Corporation) in its capacity as borrower under the Term A1 Facility, Term B Facility and the Revolving 1 Facility (“GCM” and together with Genesys S.A. the “Borrowers”);

(2)	GENESYS S.A. in its capacity as borrower under the Term A2 Facility and the Revolving 2 Facility (“Genesys S.A.”);

(3)	BNP PARIBAS as agent for and on behalf of the Lenders (the “Agent”);

(4)	BNP PARIBAS as security agent for and on behalf of the Lenders (the “Security Agent”); and

(5)	THE LENDERS (as defined in the Original Facilities Agreement).

RECITALS

(A)	Pursuant to the Original Facilities Agreement, the Lenders have agreed to make the Facilities available to the Borrowers.

(B)	The Borrowers, the Agent, the Security Agent and the Lenders have agreed to amend the Original Facilities Agreement in accordance with the terms hereof.

      IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facilities Agreement, as amended by this Agreement.

“Effective Date” means 11 June 2002.

“Original Facilities Agreement” means the term and revolving facilities agreement dated 20 April 2001 between the Borrowers, the Agent, the Security Agent, BNP Paribas, CIBC World Markets plc and Fortis Bank N.V./S.A. as arrangers and the Lenders, as amended by the Amendment Agreement N°1 dated 19 November 2001 between the same parties.

1.2	Interpretation

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Facilities Agreement.

In this Agreement any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or Schedule hereof. Clause headings are for ease of reference only.

2.	AMENDMENT OF THE ORIGINAL FACILITIES AGREEMENT

2.1	Financial Condition

2.1.1 Clause 21.1 (Financial Condition) of the Original Facilities Agreement is deleted and restated as follows:

“Genesys S.A. shall ensure that the financial condition of the Group shall be such that:

21.1.1 Cash Cover: Cash Cover for each Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite such Relevant Period.

Column 1	Column 2
Relevant Period ending	Ratio
31 March 2002	1.7

30 June 2002	1.7

30 September 2002	2.0

31 December 2002	1.0

31 March 2003	1.3

30 June 2003	1.3

30 September 2003	1.3

31 December 2003	1.1

31 March 2004	1.0

30 June 2004	1.0

30 September 2004	1.0

31 December 2004	1.0

31 March 2005	1.1

30 June 2005	1.2

30 September 2005	1.2

31 December 2005	1.3

31 March 2006	1.4

30 June 2006	1.2

Column 1	Column 2
Relevant Period ending	Ratio

30 September 2006	1.2

“Cash Cover” means, in relation to any Relevant Period, the ratio of Consolidated Cash Flow to Consolidated Debt Service for such Relevant Period.

21.1.2 Interest Cover: Interest Cover for each Relevant Period specified in Column 1 below shall not be less than the ratio set out in Column 2 below opposite each Relevant Period.

Column 1	Column 2
Relevant Period ending	Ratio
31 March 2002	2.2

30 June 2002	2.7

30 September 2002	3.2

31 December 2002	3.7

31 March 2003	4.0

30 June 2003	4.3

30 September 2003	4.5

31 December 2003	4.8

31 March 2004	5.0

30 June 2004	5.0

30 September 2004	5.0

31 December 2004	5.0

31 March 2005	5.0

30 June 2005	5.0

30 September 2005	5.0

31 December 2005	5.0

31 March 2006	5.0

30 June 2006	5.0

30 September 2006	5.0

“Interest Cover” means, in relation to any Relevant Period, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such Relevant Period.

21.1.3 Leverage: The ratio of outstanding Consolidated Net Indebtedness to Consolidated EBITDA for each Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite such Relevant Period.

Column 1	Column 2
Relevant Period ending	Ratio
31 March 2002	6.3

30 June 2002	5.3

30 September 2002	4.4

31 December 2002	3.9

31 March 2003	3.3

30 June 2003	2.9

30 September 2003	2.5

31 December 2003	2.3

31 March 2004	1.9

30 June 2004	1.6

30 September 2004	1.5

31 December 2004	1.5

31 March 2005	1.5

30 June 2005	1.5

30 September 2005	1.5

31 December 2005	1.5

31 March 2006	1.5

30 June 2006	1.5

30 September 2006	1.5

21.1.4 Capital Expenditures: The Group shall not in any financial year incur Capital Expenditures in excess of the amounts set out below:

Column 1
Relevant Period	Column 2
(at year end)	(in million)
2002	14

2003	21

2004	25

2005	28

To the extent that in any financial year the amount spent in making Capital Expenditures on assets is less than the maximum expenditure limit set out above, 50% of such shortfall (the “Shortfall”) may be carried forward for the following financial year and added to the maximum expenditure limits specified above in respect of such following financial year, always provided that if the Shortfall is not spent within such following financial year it shall cease to be available.

For the purposes of determining whether the Shortfall has been spent in such following financial year, it will be presumed that the Shortfall is spent after the total amount permitted to be spent on Capital Expenditures in such following financial year has been spent.

For the purposes of determining the thresholds set out above, the amount spent in Capital Expenditures shall not include any Reinvested Amount (as defined in Clause 12.1 under the definition of “Net Disposal Amount”).

2.1.2	The parties acknowledge that notwithstanding any provisions to the contrary contained in the Original Facilities Agreement, contracts entered into in connection with the leasing of bridges and other teleconferencing equipment and which are treated as a finance or capital lease in accordance with accounting principles applied for the preparation of the applicable lessor’s audited financial statements and which have the effect of a borrowing will be deemed not to be “Finance Leases” for purposes of the definition of “Financial Indebtedness”; provided, that the aggregate amount of principal payments under such contracts shall not exceed:

(i) 1.6 million euros under the contracts to be entered into during the third Financial Quarter of 2002;

(ii) 1.5 million euros under the contracts to be entered into during the fourth Financial Quarter of 2002; and

(iii) 1.25 million euros per Financial Quarter during each Financial Quarter of 2003.

If, during any Financial Quarter, the aggregate amount of principal payments is inferior to the limit authorised above for each Financial Quarter, the excess of the authorised amount of principal payments, under the sub-paragraphs above, over the actual aggregate amount of principal payments during such Financial Quarter may be carried forward within the next four Financial Quarters and increase the maximum amount of principal permitted hereunder accordingly but with a maximum cumulated amount for such increases of 5 million euros during any period of four consecutive Financial Quarters. In the event that the amounts of principal payments authorised above are exceeded, such contracts shall be deemed to be “Finance Leases” for purposes of the definition of “Financial Indebtedness” for the relevant “Financial Quarter”;

2.1.3	Clause 6.4 of the Original Facilities Agreement is deleted and restated as follows:

“The Borrowers shall ensure that the amount of the Revolving Outstanding is reduced, for not less than 5 consecutive Business Days (the “Clean-Out Period”) to:

(i) not more than USD 5,000,000 during the period that will expire on [October 31, 2002]; and

(ii) no more than zero during any subsequent 12 month period.

Not less than 1 month shall elapse between the expiry of one Clean-Out Period and the beginning of the immediately succeeding Clean-Out Period.”;

2.1.4	The definitions of “Consolidated Cash Flow”, “Consolidated Debt Service” and Consolidated EBITDA set forth in Schedule 9 to the Original Facilities Agreement are deleted and restated as follows:

“Consolidated Cash Flow” means, in respect of any Relevant Period, Consolidated EBITDA after adding back:

(a)	any decrease in the amount of Working Capital; and

(b)	any cash receipt in respect of any exceptional or extraordinary item;

and deducting:

(i)	any amount of Capital Expenditure actually made by any member of the Group;

(ii)	any increase in the amount of Working Capital;

(iii)	any amount actually paid or due and payable in respect of taxes on the profits of any member of the Group; and

(iv)	any cash payment in respect of any exceptional or extraordinary item,

and no amount shall be included or excluded more than once; provided that for the year 2002, such definition shall:

•	include for the first three quarters of 2002 the capital increase carried out in October 2001 for a net amount of 20,845,746 euros; and

•	exclude the change in the working capital due to the USD 3,821,698 deferred consideration paid on 4 January 2002 to Astound’s shareholders.

“Consolidated Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Consolidated Net Interest Expense; and

(b)	the aggregate of scheduled and mandatory payments of any Financial Indebtedness falling due (but excluding any amounts falling due under the Revolving Facilities other than any payments required to be made in permanent reduction of the Revolving Facilities), provided that, for [the financial year 2004 of Genesys S.A.], such definition shall exclude any principal payment falling due under the convertible bonds issued by Genesys S.A. on 6 August 1999.

“Consolidated EBITDA” means, in any Relevant Period, the EBITDA of the Group provided that for the year 2002, such definition shall exclude:

(i) for the third Financial Quarter of 2001, non-recurring costs in an amount of 1.2 million euros;

(ii) for the fourth Financial Quarter of 2001, non-recurring costs in an amount of 1.1 million euros; and

(iii) for the first Financial Quarter of 2002, non-recurring costs in an amount of 3.7 million euros.

As a consequence, the retained quarterly EBITDA for the third and fourth Financial Quarters of 2001 and the first Financial Quarter of 2002, is of 5.6 million euros, 7.9 million euros and 6.8 million euros respectively.

2.2	Assignments and transfers by the Lenders

2.2.1	Clause 34.1.1 of the Original Facilities Agreement is amended as follows:

“34.1.1 Subject to this Clause 34, a Lender (the “Existing Lender”) may:

(b)	assign any of its rights; or

(c)	transfer any of its rights and obligations,

to another bank or financial institution (the “New Lender”).”;

2.2.2	Paragraph (b) of Clause 34.2 of the Original Facilities Agreement is deleted and restated as follows:

“(b)	Any assignment or transfer to a New Lender shall be of a minimum amount of USD 2,000,000.”

2.2.3	Paragraph (c) of Clause 34.2 of the Original Facilities Agreement is deleted and restated as follows:

“(c)	The consent of Genesys S.A. and/or Vialog Corporation (as relevant) is required for an assignment or transfer by a Lender to New Lender which is not a Lender or an affiliate of the Lender.”

2.2.4	Paragraph (d) of Clause 34.2 of the Original Facilities Agreement is deleted and restated as follows:

“(d)	The consent of Genesys S.A. and/or Vialog Corporation (as relevant) to an assignment or transfer must not unreasonably be withheld or delayed. Genesys S.A. will be deemed to have given its consent eight days after the Lender has requested it unless consent is expressly refused for valid reasons by Genesys S.A. within that time.”

2.2.5	Paragraph (e) of Clause 34.2 of the Original Facilities Agreement is deleted and restated as follows:

“(e)	The consent of Genesys S.A. and/or Vialog Corporation (as relevant) to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase of the Mandatory Cost.”

2.2.6	Paragraphs (h) and (f) of Clause 34.2 of the Original Facilities Agreement are deleted.

2.2.7	Paragraph (a) of Clause 34.5 of the Original Facilities Agreement is deleted and restated as follows:

“Subject to the conditions set out in Clause 34.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes, for acknowledgement, an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable (being a minimum of five Business Days) after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

3.	EFFECTIVE DATE

This Amendment Agreement shall enter into force on the Effective Date and the amendments to the Original Facilities Agreement provided in this Amendment Agreement will be applicable as from the Effective Date.

4.	REPRESENTATIONS

The Borrowers make the Repeated Representations as if each reference therein to “the Finance Documents” includes a reference to (a) this Agreement and (b) the Amended Agreement.

5.	CONTINUITY AND FURTHER ASSURANCE

5.1	Continuing Obligations

The provisions of the Original Facilities Agreement shall, save as amended hereby, continue in full force and effect.

5.2	Further Assurance

Each of the Borrowers shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

6.	INCORPORATION OF TERMS

The provisions of clause 25.2 (Preservation and Enforcement of Rights), clause 25.3 (Stamp Taxes), clause 25.4 (Amendment Costs), clause 37 (Remedies and Waiver, Partial Invalidity), clause 41 (Governing Law) and clause 42 (Jurisdiction) of the Original Facilities Agreement shall be incorporated into this Agreement as if set out in full herein and as if references therein to “this Agreement” and “the Finance Documents” are references to this Agreement.

SIGNATURES

The Borrowers

GENESYS S.A.

By: François Legros

GENESYS CONFERENCING INC. (formerly VIALOG CORPORATION)

By: François Legros

The Arrangers

BNP PARIBAS

By:

CIBC WORLD MARKETS PLC

By:

FORTIS BANK N.V./S.A.

By:

The Agent

BNP PARIBAS

By:

The Security Agent

BNP PARIBAS

By:

The Lenders

BNP PARIBAS

By:

CIBC WORLD MARKETS PLC

By:

FORTIS BANQUE FRANCE S.A.

By:

IBM GLOBAL FINANCING

By:

ENTENIAL

By:

COMMERZBANK

By: